Form 10-K, Exhibit 13
period 2009-12-31
RICI Linked - PAM Advisors Fund, LLC
filed 2010-03-30
CIK 1462567

Exhibit 13.01

RICI® Linked - PAM Advisors Fund, LLC

RICI® Linked - PAM Total Index Series

Financial Report
December 31, 2009 and 2008

Contents

Independent Auditor’s Report	1

Financial Statements

Statements of financial condition	2

Condensed schedules of investments	3 - 4

Statements of operations	5

Statement of changes in members’ equity (net assets)	6

Notes to financial statements	7 - 14

Report of Independent Registered Public Accounting Firm

To the Members
RICI® Linked - PAM Advisors Fund, LLC

We have audited the accompanying statements of financial condition, including the condensed schedules of investments, of RICI® Linked - PAM Total Index Series (the Fund), a series of RICI® Linked - PAM Advisors Fund, LLC, as of December 31, 2009 and 2008, and the related statements of operations and changes in members’ equity (net assets) for each of the two years in the period ended December 31, 2009.  These financial statements are the responsibility of the Fund’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RICI® Linked - PAM Total Index Series, a series of RICI® Linked - PAM Advisors Fund, LLC, as of December 31, 2009 and 2008, and the results of its operations for each of the two years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois
March 30, 2010

RICI® Linked - PAM Advisors Fund, LLC
RICI® Linked - PAM Total Index Series

Statements of Financial Condition
December 31, 2009 and 2008

	2009	2008
Assets

Equity in broker trading account
Cash	$11,862,883	$24,086,705
Net unrealized gain (loss) on open futures contracts	4,702,842	(1,557,821)
	16,565,725	22,528,884

Cash and cash equivalents	138,914,951	27,055,834
Investments
Government-sponsored enterprise securities, at fair value	-	39,999,300
Mutual funds, at fair value	26,189,927	116,488
Interest receivable	11,548	13,193
Other assets	10,022	40,090

Total assets	$181,692,173	$89,753,789

Liabilities and Members' Equity (Net Assets)

Liabilities

Accrued operating expenses	$114,756	$58,248
Management fee payable to Managing Member	95,779	47,332
Servicing fee payable to selling agent	27,617	22,987
Withdrawals payable	5,696,909	1,322,512
Subscriptions received in advance	7,702,128	2,280,000
Early withdrawal charges payable	-	1,235
Total liabilities	13,637,189	3,732,314

Members' equity (net assets)	168,054,984	86,021,475

Total liabilities and members' equity (net assets)	$181,692,173	$89,753,789

See Notes to Financial Statements.

RICI® Linked - PAM Advisors Fund, LLC
RICI® Linked - PAM Total Index Series

Condensed Schedule of Investments
December 31, 2009

		Net Unrealized
		Gain (Loss)	Percent of
		on Open	Members'
		Long Futures	Equity
		Contracts	(Net Assets)
Futures contracts *

United States
Energy		$422,382	0.25%
Grains		777,940	0.46
Meat		1,490	**
Metals		219,250	0.13
Softs		451,518	0.27
Total futures contracts - United States		1,872,580	1.11

Foreign
Energy		(87,815)	(0.05)
Grains		2,088	**
Metals		2,845,272	1.70
Softs		70,717	0.04
Total futures contracts - Foreign		2,830,262	1.69

Total futures contracts		$4,702,842	2.80%

			Percent of
			Members'
			Equity
	Cost	Fair Value	(Net Assets)
Mutual funds

United States
Western Asset Institutional Money Market Fund (16,068,182 shares)	$16,068,182	$16,068,182	9.56%
Federated Government Obligations Tax Managed Fund (10,121,745 shares)	10,121,745	10,121,745	6.02

Total mutual funds	$26,189,927	$26,189,927	15.58%

* No individual futures contract position constituted greater than 1% of members' equity (net assets).
Accordingly, the number of contracts and expiration dates are not presented.

** Represents less than 0.00% of members' equity (net assets).

The accompanying notes are an integral part of these financial statements.

RICI® Linked - PAM Advisors Fund, LLC
RICI® Linked - PAM Total Index Series

Condensed Schedule of Investments (Continued)
December 31, 2008

		Net Unrealized
		Gain (Loss)	Percent of
		on Open	Members'
		Long Futures	Equity
		Contracts	(Net Assets)
Futures contracts *

United States
Energy		$532,478	0.62%
Grains		891,817	1.04
Meat		(38,710)	(0.05)
Metals		607,040	0.71
Softs		(331,544)	(0.39)
Total futures contracts - United States		1,661,081	1.93

Foreign
Energy		243,875	0.28
Grains		(27,451)	(0.03)
Metals		(3,535,296)	(4.11)
Softs		99,970	0.12
Total futures contracts - Foreign		(3,218,902)	(3.74)

Total futures contracts		$(1,557,821)	(1.81	) %

			Percent of
			Members'
			Equity
	Cost	Fair Value	(Net Assets)
Government-sponsored enterprise securities

Federal Home Loan Bank
$10,000,000 discount note, due 01/20/2009	$9,860,228	$10,000,000	11.63%

Federal National Mortgage Association
$10,000,000 discount note, due 02/17/2009	9,898,481	10,000,000	11.63
$10,000,000 discount note, due 02/02/2009	9,905,111	10,000,000	11.63
$ 5,000,000 discount note, due 02/17/2009	4,949,240	5,000,000	5.81
$ 3,000,000 discount note, due 03/20/2009	2,962,358	2,999,700	3.48
$ 2,000,000 discount note, due 03/30/2009	1,974,065	1,999,600	2.32

Total Government-sponsored enterprise securities	$39,549,483	$39,999,300	46.50%

Mutual funds

United States
UBS Select Treasury Institutional Fund (116,488 shares)	$116,488	$116,488	0.14%

* No individual futures contract position constituted greater than 1% of members' equity (net assets).
Accordingly, the number of contracts and expiration dates are not presented.

The accompanying notes are an integral part of these financial statements.

RICI® Linked - PAM Advisors Fund, LLC
RICI® Linked - PAM Total Index Series

Statements of Operations
Years Ended December 31, 2009 and 2008

	2009	2008
Trading gains and losses:
Realized gains (losses)	$25,981,116	$(75,024,803)
Change in unrealized gains (losses) on open futures contracts	6,260,663	(2,894,281)
Change in unrealized gains (losses) on investments	-	(212,479)
Brokerage commissions	(313,291)	(289,531)
Net trading gains (losses)	31,928,488	(78,421,094)

Investment income:
Interest income	414,294	3,822,984
Other income	1,235	2,997
	415,529	3,825,981
Expenses:
Management fees	829,571	890,886
Operating expenses	471,978	257,250
Servicing fees	90,910	107,862
	1,392,459	1,255,998

Net investment income (loss)	(976,930)	2,569,983

Net income (loss)	$30,951,558	$(75,851,111)

The accompanying notes are an integral part of these financial statements.

RICI® Linked - PAM Advisors Fund, LLC
RICI® Linked - PAM Total Index Series

Statements of Changes in Members' Equity (Net Assets)
Years Ended December 31, 2009 and 2008

	Managing Member	Non-Managing Members	Total

Members' equity (net assets) January 1, 2008	$-	$89,147,063	$89,147,063

Subscriptions	20,000	101,377,514	101,397,514
Withdrawals	-	(28,671,991)	(28,671,991)
Net loss	(2,570)	(75,848,541)	(75,851,111)

Members' equity (net assets) December 31, 2008	17,430	86,004,045	86,021,475

Subscriptions	10,000	80,991,589	81,001,589
Withdrawals	-	(29,919,638)	(29,919,638)
Net income	7,049	30,944,509	30,951,558

Members' equity (net assets) December 31, 2009	$34,479	$168,020,505	$168,054,984

The accompanying notes are an integral part of these financial statements.

RICI Linked - PAM Advisors Fund, LLC
RICI Linked - PAM Total Index Series
Notes to Financial Statements

Note 1.	Nature of Operations and Significant Accounting Policies

The RICI® Linked - PAM Total Index Series (the Fund) is a series of the RICI® Linked - PAM Advisors Fund, LLC (the Company) a limited liability company organized under the Delaware Limited Liability Company Act.  The Fund and the Company engage in the speculative trading of commodity futures, options on futures, forward contracts and other derivatives on exchanges and markets located in the United States and abroad.  These financial statements incorporate the financial condition, results of operations and changes in members’ equity (net assets) of the Fund only, and not those of the other series of the Company or the Company as a whole.

Series of membership interests:  The Company is currently offering four series (each, a Series) of limited liability company interests (Interests): the RICI® Linked - PAM Total Index Series, the RICI® Linked - PAM Energy Sector Series, the RICI® Linked - PAM Agricultural Sector Series, and the RICI® Linked - PAM Metals Sector Series.  Each Series invests substantially all of its assets in derivative contracts representing the commodity positions contained in the Rogers International Commodity Index® (Index), or a sub-index thereof.  Each Series is designed to be a portfolio diversification option - not a complete investment program - for sophisticated investors seeking exposure to commodities.  Currently, two Series have commenced trading, the RICI® Linked Total Index Series which began trading May 8, 2007 and the RICI® Linked – PAM Agricultural Sector Series which began trading February 1, 2008.

The Company has been granted a license to use the Index pursuant to a sub-licensing arrangement.  If the sub-license arrangement were to terminate and the Company lost use of the Index, the Company will have to terminate the offering of its Interests in the Fund.

The Fund operated under exemption pursuant to Regulation 4.7 under the Commodity Exchange Act (CEAct).  Effective August 1, 2009 the Fund no longer claims exemption and operates pursuant to Regulation 4.22 under the CEAct.

RICI Linked - PAM Total Index Series:  The Fund’s trading is comprised of four commodity product sectors encompassing 35 markets worldwide.

Accounting policies:  The Fund follows accounting standards established by the Financial Accounting Standards Board (the FASB) to ensure consistent reporting of financial condition and results of operation.  References to Generally Accepted Accounting Principles (GAAP) in these footnotes are to the FASB Accounting Standards Codification™, sometimes referred to as the Codification or ASC. The Codification is effective for periods ending on or after September 15, 2009.

Use of estimates:  The preparation of financial statements in conformity with GAAP requires the Fund to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and cash equivalents:  Cash and cash equivalents include highly liquid instruments with original maturities of three months or less at the date of acquisition.

Net asset value:  “Net Asset Value” or “Net Assets” associated with the Fund is the sum of all cash plus investments, at fair value, plus the liquidating value of all open commodity positions maintained by the Fund, plus interest receivable and other assets, less all liabilities of the Fund determined in accordance with GAAP.

RICI Linked - PAM Advisors Fund, LLC
RICI Linked - PAM Total Index Series
Notes to Financial Statements

Note 1.	Nature of Operations and Significant Accounting Policies (Continued)

Securities and derivative financial instruments:  Investments in securities and derivative financial instruments and related expenses are recorded on trade date and at fair value.  Gains and losses are realized when contracts are liquidated.  Unrealized gains or losses on open contracts (the difference between contract purchase price and market price) at the date of the statements of financial condition are included in equity in broker trading accounts as a net unrealized gain or loss, as there exists a right to offset.  Any change in net unrealized gain or loss from the preceding period is reported in the statements of operations.  Brokerage commissions include clearing and exchange fees and are separately reported in the statements of operations.

Translation of foreign currencies:  The Fund’s functional currency is the U.S. dollar; however, it transacts business in foreign currencies.  Investments denominated in foreign currencies are translated into U.S. dollars at the rates in effect at the date of the statements of financial condition.  Income and expense items denominated in foreign currencies are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported as part of realized gains and losses in the statements of operations.

Subscriptions:  Non-managing member subscriptions are presented in the statement of changes in members’ equity (net assets), net of sales fees, if any.

Withdrawals payable:  Withdrawals approved by the Managing Member prior to month end with a fixed effective date and fixed amount are recorded as withdrawals payable as of month end.

Ongoing offering expenses:  Ongoing offering expenses are charged to expense as incurred.

Income taxes:  No provision for income taxes has been made in these financial statements because members are individually responsible for reporting income or loss based on their respective shares in the Fund’s income and expenses as reported for income tax purposes.

FASB provides guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements.  The guidance requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority.  Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense and liability in the current year.  For the year ended December 31, 2009 management has determined that there are no material uncertain income tax positions.

The Fund is not subject to examination by U.S. Federal and state tax authorities for years before 2007.

Statement of cash flows:  The Fund has elected not to provide statements of cash flows as permitted by GAAP as all of the following conditions have been met:

a.  During the year, substantially all of the Fund’s investments were highly liquid;

b.  Substantially all of the Fund’s investments are carried at fair value;

c.  The Fund had little or no debt during the year;

d.  The Fund’s financial statements include a statement of changes in members’ equity (net assets).

RICI Linked - PAM Advisors Fund, LLC
RICI Linked - PAM Total Index Series
Notes to Financial Statements

Note 2.	Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Fund utilizes valuation techniques to maximize the use of observable inputs and minimize the use of unobservable inputs.  Assets and liabilities recorded at fair value are categorized within the fair value hierarchy based upon the level of judgment associated with the inputs used to measure their value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Inputs are broadly defined as assumptions market participants would use in pricing an asset or liability. The three levels of the fair value hierarchy are described below:

Level 1.  Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2.  Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly; and fair value is determined through the use of models or other valuation methodologies.  A significant adjustment to a Level 2 input could result in the Level 2 measurement becoming a Level 3 measurement.

Level 3.  Inputs are unobservable for the asset or liability and include situations where there is little if any, market activity for the asset or liability.  The inputs into the determination of fair value are based upon the best information in the circumstances and may require significant management judgment or estimation.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy.  In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.  The Fund’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.  The following section describes the valuation techniques used by the Fund to measure different financial instruments at fair value and includes the level within the fair value hierarchy in which the financial instrument is categorized.

The fair values of exchange traded futures contracts are based upon exchange settlement prices.  Shares of mutual funds, which include money market funds, are valued at the net asset value based on quoted market prices.  Government-sponsored enterprise securities are stated at cost plus accrued interest, which approximates fair value based on quoted market prices for identical assets in an active market.  These financial instruments are classified as Level 1 of the fair value hierarchy.

RICI Linked - PAM Advisors Fund, LLC
RICI Linked - PAM Total Index Series
Notes to Financial Statements

Note 2.	Fair Value of Financial Instruments (Continued)

The following table summarizes the Fund’s assets measured at fair value on a recurring basis within the fair value hierarchy as of:

	December 31, 2009	December 31, 2008
Description	Level 1	Level 1

Equity in broker trading account
Net unrealized gain (loss) on open futures contracts	$4,702,842	$(1,557,821)
Cash and cash equivalents
Money market funds	129,115,708	20,514,398
Investments
Government-sponsored enterprise securities	-	39,999,300
Mutual funds	26,189,927	116,488

Total assets at fair value	$160,008,477	$59,072,365

At December 31, 2009 and 2008 the Fund had no Level 2 or Level 3 assets or liabilities.

In addition, substantially all of the Fund’s other assets and liabilities are considered financial instruments and are reflected at fair value, or at carrying amounts that approximate fair value because of the short maturity of the instruments.

Note 3.	Derivative Instruments

Expanded disclosure is presented, in accordance with recent FASB guidance, to provide the users of the financial statements with an enhanced understanding of the use of derivative instruments, and how derivative and hedging activities affect financial position and operations. The Fund adopted the provisions of this guidance effective January 1, 2009.

The Fund’s derivative contracts are comprised of futures contracts. These derivative contracts are recorded on the statements of financial condition as assets measured at fair value and the related realized and unrealized gain (loss) associated with these derivatives is recorded in the statements of operations. The Fund has considered the counterparty credit risk related to all its futures contracts and does not deem any counterparty credit risk material at this time.  The Fund does not consider any derivative instruments to be hedging instruments, as this term is generally understood under FASB guidance.

RICI Linked - PAM Advisors Fund, LLC
RICI Linked - PAM Total Index Series
Notes to Financial Statements

Note 3.	Derivative Instruments (Continued)

As of and for the year ended December 31, 2009 the Fund’s derivative contracts had the following impact on the statement of financial condition and the statement of operations:

Statement of Financial Condition:
			Asset Derivatives	Liability Derivatives
	Contract risk	Location	December 31, 2009	December 31, 2009	Net

Futures:	Commodity price	Equity in broker trading account
Energy			$480,097	$(145,530)	$334,567
Grains			921,448	(141,420)	780,028
Meats			24,830	(23,340)	1,490
Metals			4,662,243	(1,597,721)	3,064,522
Softs			864,713	(342,478)	522,235

			$6,953,331	$(2,250,489)	$4,702,842

Statement of Operations:
				Change in
				unrealized gains	Net trading
	Contract risk		Realized gains (losses)	(losses) on open futures contracts	gains (losses)

Futures:	Commodity price
Energy			$12,910,221	$(441,786)	$12,468,435
Grains			(1,163,390)	123,201	(1,040,189)
Meats			(372,116)	40,200	(331,916)
Metals			9,031,927	5,992,779	15,024,706
Softs			5,574,474	546,269	6,120,743

			$25,981,116	$6,260,663	$32,241,779

For the year ended December 31, 2009, the monthly average number of futures contracts bought and sold was approximately 4,400.

Note 4.	Equity in Broker Trading Account

Cash and financial instruments held at the Fund’s clearing broker collateralize amounts due to the clearing broker, if any, and may serve to satisfy regulatory or clearing broker margin requirements.  The Fund earns interest on its assets deposited with the broker.  At December 31, 2009 and 2008, cash held at the clearing broker in the amount of $11,694,391 and $12,904,247, respectively, serves to satisfy margin requirements.

RICI Linked - PAM Advisors Fund, LLC
RICI Linked - PAM Total Index Series
Notes to Financial Statements

Note 5.	Subscriptions, Withdrawals, and Distributions

The minimum initial subscription for the Fund for new investors is $25,000.  For existing investors in the Fund, the minimum additional subscription amount is $10,000.  Subscriptions will be effective at the opening of business on the first day of trading of the next calendar month.  The Managing Member may, in its absolute discretion, accept or reject subscriptions, in whole or in part, and waive the minimum investment amounts.

Non-managing members may withdraw some or all of their interest in the Fund as of the end of any calendar month upon five business days’ prior written notice.  Withdrawals from the Fund made prior to the end of the sixth full calendar month following a non-managing member’s initial investment in the Fund are subject to a withdrawal charge, payable to the Fund, equal to 1 percent of the amount withdrawn, provided that such charge will not apply if the withdrawal is resulting from a request to exchange Interests in an existing fund to a new fund, or to another series of the Company.  The Managing Member may defer or suspend withdrawal rights under certain circumstances.

Distributions may be made at the discretion of the Managing Member.  Distributions need not be made pro rata to all non-managing members of the Fund based on the balance of their capital accounts.  However, given the monthly liquidity of the Fund, no distributions are anticipated.

Note 6.	The Managing Member

Price Asset Management, Inc., an Illinois corporation, is the Managing Member, commodity pool operator and commodity trading advisor of the Fund.

The Managing Member will maintain a capital account balance in each Series sufficient for such Series to be treated as a partnership for federal income tax purposes (which may be $0) and may make withdrawals from its capital accounts without notice to the non-managing members.  The Managing Member is not subject to the Managing Member’s management fee, but will otherwise bear its proportionate share of the Fund’s expenses.

Note 7.	Fees and Expenses

The Fund pays the Managing Member a monthly management fee of 0.054167 percent of the month-end Net Asset Value of each non-managing member’s capital account in the Fund (0.65 percent per annum).  The Managing Member may waive or reduce its management fee in respect of any non-managing member without entitling any other non-managing member to a similar waiver or reduction.  There were no waived fees for the years ended December 31, 2009 and 2008.  The management fee for the years ended December 31, 2009 and 2008, were $829,571 and $890,886, respectively, and is reflected in the statements of operations.

Non-managing members in the Fund who are introduced to the Fund by their respective selling agents may be charged a monthly service fee of 0.0833 percent (1 percent per annum) payable to the selling agent.  They may also be charged an upfront sales fee of up to 1% of the subscriptions amount that is deducted from the subscription proceeds and paid to the applicable selling agent, if any. For the years ended December 31, 2009 and 2008 subscriptions are net of $17,900 and $24,170, respectively, in sales fees that were charged to applicable non-managing members.  Non-managing members introduced through qualified advisors, including the marketing representative, Uhlmann Price Securities, LLC, will not be charged a service fee.  Uhlmann Price Securities, LLC, an affiliate of the Managing Member and a related party, will be paid its introducing fee by the Managing Member without reimbursement from the Fund.  The Fund incurred $90,910 and $107,862 of servicing fees to the selling agents during the years ended December 31, 2009 and 2008, respectively.

The Fund pays all of its own legal, accounting, auditing, reporting, administrative and initial offering expenses.

RICI Linked - PAM Advisors Fund, LLC
RICI Linked - PAM Total Index Series
Notes to Financial Statements

Note 7.	Fees and Expenses (Continued)

Any expenses of the Company as a whole, and not specific to any series of the Company, will be allocated ratably among the series, including the Total Index Series, in the ratio that the Net Asset Value of each series bears to the aggregate Net Asset Value of all series.  The Managing Member believes this allocation method to be reasonable.

The Price Futures Group, Inc. (PFG), a related party to the Fund through common management, acts as the introducing broker for the Fund, whereby certain accounts of the Fund are introduced to the Fund’s clearing broker.  A portion of the brokerage fee paid by the Fund for clearing transactions is paid to PFG, by the clearing broker.

Note 8.	Trading Activities and Related Risks

The Fund is exposed to both market risk, the risk arising from changes in the market value of the financial instruments, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

Market risk:  The Fund engages in the speculative trading of derivative financial instruments that involve varying degrees of off balance sheet market risk whereby changes in the market values of the underlying commodities may result in changes in the value of the derivative financial instruments in excess of the amounts reflected in the statements of financial condition.  Theoretically, the Fund is exposed to a market risk equal to the notional value of futures and forward contracts purchased.

Credit risk and concentration of credit risk:  Credit risk arises primarily from the potential inability of counterparties, such as clearing brokers, banks or other financial institutions, to perform in accordance with the terms of a contract.  The Fund’s exposure to credit risk associated with counterparty nonperformance is limited to the current cost to replace all contracts in which the Fund has a gain.  Exchange traded financial instruments, such as financial futures, generally do not give rise to significant counterparty exposure due to daily cash settlement procedures for daily gains and losses and the margin requirements of the individual exchanges.  The Fund clears all of its trades through MF Global, Inc.  In the event this broker does not fulfill its obligations, the Fund may be exposed to risk.

The Fund maintains deposits with financial institutions in amounts that are in excess of federally insured limits; however, the Fund does not believe it is exposed to any significant credit risk.

The Managing Member has established procedures to actively monitor the creditworthiness of the counterparties with which it conducts business in order to minimize market and credit risks.  The non-managing members bear the risk of loss only to the extent of the value of their respective investments and, in certain, circumstances, distributions and withdrawals received.

RICI Linked - PAM Advisors Fund, LLC
RICI Linked - PAM Total Index Series
Notes to Financial Statements

Note 9.	Financial Highlights

Financial highlights for non-managing members of the Fund for the years ended December 31, 2009 and 2008 are as follows:

	2009		2008

Total return	24.79%		(0.42)%

Ratios to average members' equity (net assets)
Expenses, including servicing fees(1)	1.11%		0.01%
Net investment income (loss)(2)	(0.78	) %	0.02%

Each ratio is calculated for the non-managing members taken as a whole.  Total return is based on the change in value during the period of a theoretical investment made at the beginning of each calendar month during the year.  The computation of an individual non-managing member’s ratios may vary from the ratios calculated above based on any fee waivers and the timing of capital transactions.

The total returns and ratios exclude the effects of any 1% sales fees charged by the selling agents.

(1) The ratio of operating expenses to average members’ equity (net asset) values does not include brokerage commissions.

(2) Net investment income (loss) does not include net realized and unrealized gains and losses and the related brokerage commissions of the Fund.

Note 10.	Indemnifications

In the normal course of business, the Fund enters into contracts and agreements that contain a variety of representations and warranties that provide indemnifications under certain circumstances.  The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund that have not yet occurred.  The Managing Member expects the risk of any future obligations under these indemnifications to be remote.

Note 11.	Subsequent Events

The Fund’s management evaluated subsequent events for potential recognition and/or disclosure through the date that these financial statements were issued.

Subsequent to year-end, subscriptions and withdrawals of interests were $29,918,834 and $1,214,584, respectively.