Form 10-K, Exhibit 13
period 2010-12-31
RICI Linked - PAM Advisors Fund, LLC
filed 2011-03-30
CIK 1462567

Exhibit 13.01

RICI® Linked - PAM Total Index Series
RICI® Linked - PAM Agricultural Sector Series
RICI® Linked - PAM Energy Sector Series

each a series of

RICI® Linked - PAM Advisors Fund, LLC

Financial Report
December 31, 2010 and 2009

Report of Independent Registered Public Accounting Firm

To the Members
RICI® Linked - PAM Advisors Fund, LLC

We have audited the accompanying statements of financial condition, including the condensed schedules of investments, of RICI® Linked – PAM Total Index Series (the Total Index Series), RICI® Linked – PAM Agricultural Sector Series (the Agricultural Sector Series) and RICI® Linked – PAM Energy Sector Series (the Energy Sector Series), each a series of RICI® Linked – PAM Advisors Fund, LLC (the Company), as well as the statements of financial condition of the Company, as of December 31, 2010 and 2009, and the related statements of operations and changes in members’ equity (net assets) for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company, the Total Index Series, the Agricultural Sector Series and the Energy Sector Series are not required to have, nor were we engaged to perform an audit of their internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company, the Total Index Series, the Agricultural Sector Series and the Energy Sector Series’ internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RICI® Linked – PAM Total Index Series, RICI® Linked – PAM Agricultural Sector Series and RICI® Linked – PAM Energy Sector Series, as well as those of RICI® Linked – PAM Advisors Fund, LLC, as of December 31, 2010 and 2009, and the results of their operations for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois
March 30, 2011

RICI® Linked - PAM Advisors Fund, LLC
Statements of Financial Condition
December 31, 2010 and December 31, 2009

	Total Index Series		Agricultural Sector Series		Energy Sector Series		Total for RICI ® Linked - PAM Advisors Fund, LLC
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Assets

Equity in broker trading account
Cash	$14,326,003	$11,862,883	$1,061,906	$1,194,272	$-	$-	$15,387,909	$13,057,155
Net unrealized gain on open futures contracts	20,897,933	4,702,842	1,791,496	276,642	-	-	22,689,429	4,979,484
	35,223,936	16,565,725	2,853,402	1,470,914	-	-	38,077,338	18,036,639

Cash and cash equivalents	26,361,701	138,914,951	886,273	13,075,303	14,555	-	27,262,529	151,990,254
Investments
Government-sponsored enterprise securities, at fair value	282,847,260	-	13,489,960	-	-	-	296,337,220	-
Mutual funds, at fair value	329,030	26,189,927	575,299	-	-	-	904,329	26,189,927
Interest receivable	1,480	11,548	111	891	-	-	1,591	12,439
Other assets	-	10,022	-	-	-	-	-	10,022

Total assets	$344,763,407	$181,692,173	$17,805,045	$14,547,108	$14,555	$-	$362,583,007	$196,239,281

Liabilities and Members' Equity (Net Assets)

Accrued operating expenses	$182,020	$114,756	$37,549	$35,487	$14,555	$-	$234,124	$150,243
Management fee payable to Managing Member	178,285	95,779	9,565	7,787	-	-	187,850	103,566
Support services fee payable	27,414	-	1,471	-	-	-	28,885	-
Servicing fee payable to selling agent	32,142	27,617	7,099	4,334	-	-	39,241	31,951
Withdrawals payable	3,346,945	5,696,909	130,892	4,295,450	-	-	3,477,837	9,992,359
Subscriptions received in advance	15,378,230	7,702,128	60,000	100,000	-	-	15,438,230	7,802,128
	19,145,036	13,637,189	246,576	4,443,058	14,555	-	19,406,167	18,080,247
Members' equity (net assets)	325,618,371	168,054,984	17,558,469	10,104,050	-	-	343,176,840	178,159,034

Total liabilities and members' equity (net assets)	$344,763,407	$181,692,173	$17,805,045	$14,547,108	$14,555	$-	$362,583,007	$196,239,281

The accompanying notes are an integral part of these financial statements.

RICI® Linked - PAM Advisors Fund, LLC
Condensed Schedule of Investments
December 31, 2010
		Total Index Series			Agricultural Sector Series			Energy Sector Series			Total for RICI ® Linked - PAM Advisors Fund, LLC
		Net Unrealized Gain (Loss) on Open Long Futures Contracts	Percent of Members' Equity (Net Assets)		Net Unrealized Gain (Loss) on Open Long Futures Contracts	Percent of Members' Equity (Net Assets)		Net Unrealized Gain (Loss) on Open Long Futures Contracts	Percent of Members' Equity (Net Assets)		Net Unrealized Gain (Loss) on Open Long Futures Contracts	Percent of Members' Equity (Net Assets)
Futures contracts *
United States
Energy		$2,003,177	0.62%		$-	-%		$-	-%		$2,003,177	0.58%
Grains		3,616,925	1.11		531,348	3.03		-	-		4,148,273	1.21
Meat		163,080	0.05		40,370	0.23		-	-		203,450	0.06
Metals		2,411,320	0.74		-	-		-	-		2,411,320	0.70
Softs		7,693,075	2.36		1,140,896	6.50		-	-		8,833,971	2.57
Total futures contracts - United States		15,887,577	4.88		1,712,614	9.76		-	-		17,600,191	5.12
Foreign
Energy		1,262,395	0.39		-	-		-	-		1,262,395	0.37
Grains		57,315	0.02		6,044	0.03		-	-		63,359	0.02
Metals		3,210,276	0.99		-	-		-	-		3,210,276	0.94
Softs		480,370	0.15		72,838	0.41		-	-		553,208	0.16
Total futures contracts - Foreign		5,010,356	1.55		78,882	0.44		-	-		5,089,238	1.49
Total futures contracts		$20,897,933	6.43%		$1,791,496	10.20%		$-	-%		$22,689,429	6.61%
			Percent of			Percent of			Percent of			Percent of
Government-Sponsored enterprise securities			Members'			Members'			Members'			Members'
			Equity			Equity			Equity			Equity
United States	Cost	Fair Value	(Net Assets)	Cost	Fair Value	(Net Assets)	Cost	Fair Value	(Net Assets)	Cost	Fair Value	(Net Assets)
Federal Home Loan Bank
$ 10,000,000 discount note, due 01/20/2011	$9,996,533	$9,999,800	3.07%	$-	$-	-%	$-	$-	-%	$9,996,533	$9,999,800	2.91%
$ 10,000,000 discount note, due 02/23/2011	9,993,121	9,998,900	3.07	-	-	-	-	-	-	9,993,121	9,998,900	2.91
$ 3,000,000 discount note, due 02/23/2011	2,998,095	2,999,670	0.92	-	-	-	-	-	-	2,998,095	2,999,670	0.87
$ 20,000,000 discount note, due 03/23/2011	19,979,000	19,995,600	6.14	-	-	-	-	-	-	19,979,000	19,995,600	5.83
$ 20,000,000 discount note, due 03/25/2011	19,978,000	19,995,400	6.14	-	-	-	-	-	-	19,978,000	19,995,400	5.83
$ 20,000,000 discount note, due 04/06/2011	19,977,250	19,994,400	6.14	-	-	-	-	-	-	19,977,250	19,994,400	5.83
$ 5,000,000 discount note, due 04/07/2011	4,994,283	4,998,550	1.54	-	-	-	-	-	-	4,994,283	4,998,550	1.46
$ 1,000,000 discount note, due 04/07/2011	-	-	-	998,857	999,710	5.69	-	-	-	998,857	999,710	0.29
$ 10,000,000 discount note, due 05/18/2011	9,992,650	9,995,100	3.07	-	-	-	-	-	-	9,992,650	9,995,100	2.91
$ 33,000,000 discount note, due 06/22/2011	32,959,062	32,974,920	10.13	-	-	-	-	-	-	32,959,062	32,974,920	9.61
$ 6,000,000 discount note, due 06/22/2011				5,992,593	5,995,440	34.15	-	-	-	5,992,593	5,995,440	1.75
$ 34,000,000 discount note, due 06/28/2011	33,962,978	33,973,480	10.43	-	-	-	-	-	-	33,962,978	33,973,480	9.90
$ 34,000,000 discount note, due 07/26/2011	33,951,342	33,965,320	10.43	-	-	-	-	-	-	33,951,342	33,965,320	9.90
$ 20,000,000 discount note, due 07/26/2011	19,971,633	19,979,600	6.14	-	-	-	-	-	-	19,971,633	19,979,600	5.82
$ 5,000,000 discount note, due 07/26/2011	-	-	-	4,993,778	4,994,900	28.45	-	-	-	4,993,778	4,994,900	1.46
Federal National Mortgage
Association $ 10,000,000 discount note, due 02/01/2011	9,995,417	9,999,400	3.07	-	-	-	-	-	-	9,995,417	9,999,400	2.91
$ 1,500,000 discount note, due 02/01/2011	-	-	-	1,499,306	1,499,910	8.54	-	-	-	1,499,306	1,499,910	0.44
U.S.Treasury Bills
$ 20,000,000 Treasury bill due 03/24/2011	19,983,408	19,994,800	6.14	-	-	-	-	-	-	19,983,408	19,994,800	5.83
$ 34,000,000 Treasury bill due 05/12/2011	33,971,908	33,982,320	10.44	-	-	-	-	-	-	33,971,908	33,982,320	9.90

Total Government-sponsored enterprise securities	$282,704,680	$282,847,260	86.87%	$13,484,534	$13,489,960	76.83%	$-	$-	-%	$296,189,214	$296,337,220	86.36%

Mutual funds
United States
AIM Government &
Agency Portfolio Institutional (329,030 shares)	$329,030	$329,030	0.10%	$-	$-	-%	$-	$-	-%	$329,030	$329,030	0.10%
AIM Government &
Agency Portfolio Institutional (575,299 shares)	-	-	-	575,299	575,299	3.28	-	-	-	575,299	575,299	0.17
Total mutual funds	$329,030	$329,030	0.10%	$575,299	$575,299	3.28%	$-	$-	-%	$904,329	$904,329	0.27%

* No individual futures contract position constituted greater than 1% of members' equity (net assets).
Accordingly, the number of contracts and expiration dates are not presented.
The accompanying notes are an integral part of these financial statements.

RICI® Linked - PAM Advisors Fund, LLC
Condensed Schedule of Investments
December 31, 2009
		Total Index Series			Agricultural Sector Series			Energy Sector Series			Total for RICI ® Linked - PAM Advisors Fund, LLC
		Net Unrealized Gain (Loss) on Open	Percent of Members'		Net Unrealized Gain (Loss) on Open	Percent of Members'		Net Unrealized Gain (Loss) on Open	Percent of Members'		Net Unrealized Gain (Loss) on Open	Percent of Members'
		Long Futures Contracts	Equity (Net Assets)		Long Futures Contracts	Equity (Net Assets)		Long Futures Contracts	Equity (Net Assets)		Long Futures Contracts	Equity (Net Assets)
Futures contracts *

United States
Energy		$422,382	0.25%		$-	-%		$-	-%		$422,382	0.24%
Grains		777,940	0.46		147,975	1.46		-	-		925,915	0.52
Meat		1,490	**		2,310	0.02		-	-		3,800	**
Metals		219,250	0.13		-	-		-	-		219,250	0.12
Softs		451,518	0.27		108,868	1.08		-	-		560,386	0.31
Total futures contracts - United States		1,872,580	1.11		259,153	2.56		-	-		2,131,733	1.19

Foreign
Energy		(87,815)	(0.05)		-	-		-	-		(87,815)	(0.05)
Grains		2,088	**		559	0.01		-	-		2,647	**
Metals		2,845,272	1.70		-	-		-	-		2,845,272	1.60
Softs		70,717	0.04		16,930	0.17		-	-		87,647	0.05
Total futures contracts - Foreign		2,830,262	1.69		17,489	0.18		-	-		2,847,751	1.60

Total futures contracts		$4,702,842	2.80%		$276,642	2.74%		$-	-%		$4,979,484	2.79%

			Percent of			Percent of			Percent of			Percent of
			Members'			Members'			Members'			Members'
			Equity			Equity			Equity			Equity
	Cost	Fair Value	(Net Assets)	Cost	Fair Value	(Net Assets)	Cost	Fair Value	(Net Assets)	Cost	Fair Value	(Net Assets)
Mutual funds

United States
Western Asset Institutional Money Market Fund (16,068,182 shares)	$16,068,182	$16,068,182	9.56%	$-	$-	-%	$-	$-	-%	$16,068,182	$16,068,182	9.02%
Federated Government Obligations Tax Managed Fund (10,121,745 shares)	10,121,745	10,121,745	6.02	-	-	-	-	-	-	10,121,745	10,121,745	5.68

Total mutual funds	$26,189,927	$26,189,927	15.58%	$-	$-	-%	$-	$-	-%	$26,189,927	$26,189,927	14.70%

* No individual futures contract position constituted greater than 1% of members' equity (net assets).
Accordingly, the number of contracts and expiration dates are not presented.
** Represents less than 0.00% of members' equity (net assets).
The accompanying notes are an integral part of these financial statements.

RICI® Linked - PAM Advisors Fund, LLC
Statements of Operations
Years Ended December 31, 2010 and 2009

	Total Index Series		Agricultural Sector Series		Energy Sector Series		Total for RICI ® Linked - PAM Advisors Fund, LLC
	2010	2009	2010	2009	2010	2009	2010	2009
Realized and unrealized gains (losses) on investments
Realized gains (losses) on futures contracts	$39,937,080	$25,981,116	$3,251,109	$676,121	$(206,448)	$-	$42,981,741	$26,657,237
Realized gains (losses) on securities	267,492	-	20,788	-	1,620	-	289,900	-
Change in unrealized gains (losses) on open futures contracts	16,195,091	6,260,663	1,514,854	64,753	-	-	17,709,945	6,325,416
Change in unrealized gains (losses) on securities	142,579	-	5,426	(37,329)	-	-	148,005	(37,329)
Brokerage commissions	(486,898)	(313,291)	(43,746)	(36,711)	(3,433)	-	(534,077)	(350,002)
Net realized and unrealized gain (loss) on investments	56,055,344	31,928,488	4,748,431	666,834	(208,261)	-	60,595,514	32,595,322

Investment income
Income
Interest income	102,472	414,294	4,957	65,416	883	-	108,312	479,710
Other income	-	1,235	-	-	-	-	-	1,235
	102,472	415,529	4,957	65,416	883	-	108,312	480,945

Expenses
Management fees	1,568,683	829,571	107,078	74,543	10,726	-	1,686,487	904,114
Operating expenses	426,979	471,978	49,590	43,774	15,287	-	491,856	515,752
Support services fee	160,240	-	9,302	-	426	-	169,968	-
Servicing fees	119,620	90,910	21,679	18,598	71	-	141,370	109,508
	2,275,522	1,392,459	187,649	136,915	26,510	-	2,489,681	1,529,374

Net investment loss	(2,173,050)	(976,930)	(182,692)	(71,499)	(25,627)	-	(2,381,369)	(1,048,429)
Net income (loss)	$53,882,294	$30,951,558	$4,565,739	$595,335	$(233,888)	$-	$58,214,145	$31,546,893

The accompanying notes are an integral part of these financial statements.
			.

RICI® Linked - PAM Advisors Fund, LLC
Statement of Changes in Members' Equity (Net Assets)
Years Ended December 31, 2010 and 2009

	Total Index Series			Agricultural Sector Series			Energy Sector Series			Total for RICI ® Linked - PAM Advisors Fund, LLC
	Managing Member	Non-Managing Members	Total	Managing Member	Non-Managing Members	Total	Managing Member	Non-Managing Members	Total	Managing Member	Non-Managing Members	Total
Members' equity (net assets) December 31, 2008	$17,430	$86,004,045	$86,021,475	$20,416	$11,434,764	$11,455,180	$-	$-	$-	$37,846	$97,438,809	$97,476,655
Subscriptions, net	10,000	80,991,589	81,001,589	10,000	6,156,043	6,166,043	-	-	-	20,000	87,147,632	87,167,632
Withdrawals	-	(29,919,638)	(29,919,638)	-	(8,112,508)	(8,112,508)	-	-	-	-	(38,032,146)	(38,032,146)
Net income	7,049	30,944,509	30,951,558	1,767	593,568	595,335	-	-	-	8,816	31,538,077	31,546,893

Members' equity (net assets) December 31, 2009	34,479	168,020,505	168,054,984	32,183	10,071,867	10,104,050	-	-	-	66,662	178,092,372	$178,159,034

Subscriptions, net	-	129,833,428	129,833,428	-	12,089,466	12,089,466	-	3,083,446	3,083,446	-	145,006,340	145,006,340
Withdrawals	-	(26,152,335)	(26,152,335)	-	(9,200,786)	(9,200,786)	-	(2,849,558)	(2,849,558)	-	(38,202,679)	(38,202,679)
Net income (loss)	6,401	53,875,893	53,882,294	11,568	4,554,171	4,565,739	-	(233,888)	(233,888)	17,969	58,196,176	58,214,145

Members' equity (net assets) December 31, 2010	$40,880	$325,577,491	$325,618,371	$43,751	$17,514,718	$17,558,469	$-	$-	$-	$84,631	$343,092,209	$343,176,840

The accompanying notes are an integral part of these financial statements.

Notes to Financial Statements

Note 1.	Nature of Operations and Significant Accounting Policies

RICI® Linked – PAM Advisors Fund, LLC (the Company) is a limited liability company organized under the Delaware Limited Liability Company Act.  The Company engages in the speculative trading of commodity futures, options on futures, forward contracts and other derivatives on exchanges and markets located in the United States and abroad.  These financial statements incorporate the financial condition, results of operations and changes in members' equity (net assets) of the Company as a whole as well as each Series of membership interest in the Company.

Series of membership interests:  The Company is currently offering four series (each, a Series) of limited liability company interests (Interests): the RICI® Linked – PAM Total Index Series (Total Index Series), the RICI® Linked – PAM Agricultural Sector Series (Agricultural Sector Series), the RICI® Linked – PAM Energy Sector Series (Energy Sector Series), and the RICI® Linked – PAM Metals Sector Series (Metals Sector Series).  Each Series invests substantially all of its assets in derivative contracts representing the commodity positions contained in the Rogers International Commodity Index® (Index), or a sub-index thereof.  Each Series is designed to be a portfolio diversification option - not a complete investment program - for sophisticated investors seeking exposure to commodities.  Currently, three Series have commenced trading, the Total Index Series, which began trading May 8, 2007, the Agricultural Sector Series, which began trading February 1, 2008, and the Energy Sector Series, which began trading January 1, 2010. At the end of July 2010, all the investors in the Energy Sector Series redeemed out of that Series, however, the Energy Sector Series has not been closed.

The Company has been granted a license to use the Index pursuant to a sub-licensing arrangement.  If the sub-license arrangement  were to terminate and the Company lost use of the Index, the Company will have to terminate the offering of its Interests in the Company.

The Company operated under exemption pursuant to Regulation 4.7 under the Commodity Exchange Act (CEAct).  Effective August 1, 2009 the Company no longer claims exemption and operates pursuant to Regulation 4.22 under the CEAct.

The Company is organized as a “series” limited liability company such that, pursuant to Section 18-215(b) of the Delaware Limited Liability Company Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable only against the assets of such Series and not against the assets of the Company generally or any other Series. Accordingly, the assets of one Series of the Company include only those funds and other assets that are paid to, held by or distributed to the Company on account of and for the benefit of that Series, including, without limitation, funds delivered to the Company for investment in that Series.

Total Index Series: trading is comprised of three commodity product sectors encompassing 38 markets worldwide.

Agricultural Sector Series: trading is comprised of one commodity product sector encompassing 22 agricultural markets worldwide.

Energy Sector Series: trading is comprised of one commodity product sector encompassing 6 energy markets worldwide.

Metals Sector Series: trading is comprised of one commodity product sector encompassing 10 metals markets worldwide.

Use of estimates:  The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Note 1.	Nature of Operations and Significant Accounting Policies (Continued)

Cash and cash equivalents:  Cash and cash equivalents include highly liquid instruments with original maturities of three months or less at the date of acquisition.

Net asset value:  "Net Asset Value" or "Net Assets" associated with each Series is the sum of all cash plus investments, at fair value, plus the liquidating value of all open commodity positions maintained by the Series, plus interest receivable and other assets, less all liabilities of the Series determined in accordance with GAAP.

Securities and derivative financial instruments:  Investments in securities and derivative financial instruments and related expenses are recorded on trade date and at fair value.  Gains and losses are realized when contracts are liquidated.  Unrealized gains or losses on open contracts (the difference between contract purchase price and market price) at the date of the statements of financial condition are included in broker trading accounts as a net unrealized gain or loss, as there exists a right to offset.  Any change in net unrealized gain or loss from the preceding period is reported in the statements of operations.  Brokerage commissions include clearing and exchange fees and are separately reported in the statements of operations.

Translation of foreign currencies:  The Company's functional currency is the U.S. dollar; however, it transacts business in foreign currencies.  Investments denominated in foreign currencies are translated into U.S. dollars at the rates in effect at the date of the statements of financial condition.  Income and expense items denominated in foreign currencies are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported as part of realized gains and losses in the statements of operations.

Subscriptions:  Non-managing member subscriptions are presented in the statement of changes in members’ equity (net assets), net of upfront sales fees, if any.

Withdrawals payable:  Withdrawals approved by the Managing Member prior to month end with a fixed effective date and fixed amount are recorded as withdrawals payable as of month end.

Ongoing offering expenses:  Ongoing offering expenses are charged to expense as incurred.

Income taxes:  No provision for income taxes has been made in these financial statements because members are individually responsible for reporting income or loss based on their respective shares in the Company’s income and expenses as reported for income tax purposes.

The Financial Accounting Standards Board (FASB) provides guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements.  The guidance requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority.  Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense and liability in the current year.  For the years ended December 31, 2010 and 2009, management has determined that there are no material uncertain income tax positions.

The Company is not subject to examination by U.S. Federal and state tax authorities for years before 2007.

Statement of cash flows:  The Company has elected not to provide statements of cash flows as permitted by GAAP as all of the following conditions have been met:

During the year, substantially all of the Company’s investments were highly liquid;

Substantially all of the Company’s investments are carried at fair value;

The Company had little or no debt during the year; and

The Company’s financial statements include a statement of changes in members’ equity (net assets).

Note 2.	Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company utilizes valuation techniques to maximize the use of observable inputs and minimize the use of unobservable inputs.  Assets and liabilities recorded at fair value are categorized within the fair value hierarchy based upon the level of judgment associated with the inputs used to measure their value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Inputs are broadly defined as assumptions market participants would use in pricing an asset or liability. The three levels of the fair value hierarchy are described below:

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

Level 3.  Inputs are unobservable for the asset or liability and include situations where there is little, if any, market activity for the asset or liability.  The inputs into the determination of fair value are based upon the best information in the circumstances and may require significant management judgment or estimation.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy.  In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.  The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.  The following section describes the valuation techniques used by the Company to measure different financial instruments at fair value and includes the level within the fair value hierarchy in which the financial instrument is categorized.

The fair values of exchange traded futures contracts are based upon exchange settlement prices.  Shares of mutual funds, which include money market funds, are valued at the net asset value based on quoted market prices as of the reporting date.  Government-sponsored enterprise securities are stated at cost plus accrued interest, which approximates fair value based on quoted market prices for identical assets in an active market.  These financial instruments are classified as Level 1 of the fair value hierarchy.

The following table summarizes the Company’s assets measured at fair value on a recurring basis within the fair value hierarchy as of December 31, 2010 and 2009:

	Total Index Series		Agricultural Sector Series		Energy Sector Series		Total for RICI ® Linked - PAM Advisors Fund, LLC
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009	2010	2009	2010	2009
Description	Level 1	Level 1	Level 1	Level 1	Level 1	Level 1	Level 1	Level 1

Equity in broker trading account
Futures contracts	$20,897,933	$4,702,842	$1,791,496	$276,642	$-	$-	$22,689,429	$4,979,484
Cash and cash equivalents
Money market funds	173,142	129,115,708	-	13,075,303	-	-	173,142	142,191,011
Investments
Government-sponsored enterprise securities	282,847,260	-	13,489,960	-	-	-	296,337,220	-
Mutual funds	329,030	26,189,927	575,299	-	-	-	904,329	26,189,927
	$304,247,365	$160,008,477	$15,856,755	$13,351,945	$-	$-	$320,104,120	$173,360,422

Note 2.	Fair Value of Financial Instruments (Continued)

During the years ended and at December 31, 2010 and 2009 the Company had no Level 2 or Level 3 assets or liabilities.

In addition, substantially all of the Company's other assets and liabilities are considered financial instruments and are reflected at fair value, or at carrying amounts that approximate fair value because of the short maturity of the instruments.

Note 3.	Derivative Instruments

Expanded disclosure is presented, in accordance with recent FASB guidance, to provide the users of the financial statements with an enhanced understanding of the use of derivative instruments, and how derivative and hedging activities affect financial position and operations.

The Company’s derivative contracts are comprised of futures contracts. These derivative contracts are recorded on the statements of financial condition as assets measured at fair value and the related realized and change in unrealized gain (loss) associated with these derivatives is recorded in the statements of operations. The Company has considered the counterparty credit risk related to all its futures contracts and does not deem any counterparty credit risk material at this time.  The Company does not consider any derivative instruments to be hedging instruments, as this term is generally understood under FASB guidance.

As of December 31, 2010 and December 31, 2009 the Total Index Series’ derivative contracts had the following impact on the statement of financial condition:

Total Index Series

	Contract Risk	Location	Asset Derivatives December 31, 2010	Liability Derivatives December 31, 2010	Net

Futures:	Commodity price	Equity in broker trading account
Energy			$3,311,524	$(45,953)	$3,265,571
Grains			3,701,145	(26,904)	3,674,241
Meats			164,690	(1,610)	163,080
Metals			10,616,348	(4,994,752)	5,621,596
Softs			8,177,530	(4,085)	8,173,445

			$25,971,237	$(5,073,304)	$20,897,933

	Contract Risk	Location	Asset Derivatives December 31, 2009	Liability Derivatives December 31, 2009	Net

Futures:	Commodity price	Equity in broker trading account
Energy			$480,097	$(145,530)	$334,567
Grains			921,448	(141,420)	780,028
Meats			24,830	(23,340)	1,490
Metals			4,662,243	(1,597,721)	3,064,522
Softs			864,713	(342,478)	522,235

			$6,953,331	$(2,250,489)	$4,702,842

Note 3.	Derivative Instruments (Continued)

For the years ended December 31, 2010 and 2009 the Total Index Series’ derivative contracts had the following impact on the statements of operations:

Year ended December 31, 2010

	Contract Risk	Realized gains (Losses) on futures contract	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Energy		$5,118,288	$2,931,004	$8,049,292
Grains		12,188,691	2,878,355	15,067,046
Meats		500,585	265,750	766,335
Metals		11,039,151	2,452,914	13,492,065
Softs		11,090,365	7,667,068	18,757,433

		$39,937,080	$16,195,091	$56,132,171

Year ended December 31, 2009

	Contract Risk	Realized gains (Losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Energy		$12,910,221	$(441,787)	$12,468,435
Grains		(1,163,390)	123,201	(1,040,189)
Meats		(372,116)	40,200	(331,916)
Metals		9,031,927	5,992,779	15,024,706
Softs		5,574,474	546,269	6,120,743

		$25,981,116	$6,260,663	$32,241,779

For the years ended December 31, 2010 and 2009, the monthly average number of futures contracts bought and sold was approximately 6,612 and 4,400, respectively.

Note 3.	Derivative Instruments (Continued)

As of December 31, 2010 and  2009 the Agricultural Sector Series’ derivative contracts had the following impact on the statements of financial condition:

Agricultural Sector Series

	Contract Risk	Location	Asset Derivatives December 31, 2010	Liability Derivatives December 31, 2010	Net

Futures:	Commodity price	Equity in broker trading account
Energy			$-	$-	$-
Grains			541,679	(4,287)	537,392
Meats			40,580	(210)	40,370
Metals			-	-	-
Softs			1,214,015	(281)	1,213,734

			$1,796,274	$(4,778)	$1,791,496

	Contract Risk	Location	Asset Derivatives December 31, 2009	Liability Derivatives December 31, 2009	Net

Futures:	Commodity price	Equity in broker trading account
Energy			$-	$-	$-
Grains			199,796	(51,263)	148,533
Meats			7,350	(5,040)	2,310
Metals			-	-	-
Softs			217,219	(91,420)	125,799

			$424,365	$(147,723)	$276,642

Note 3.       Derivative Instruments (Continued)

For the years ended December 31, 2010 and 2009, the Agricultural Sector Series’ derivative contracts had the following impact on the statements of operations:

Year ended December 31, 2010

	Contract Risk	Realized gains (Losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Energy		$-	$-	$-
Grains		1,578,606	388,858	1,967,464
Meats		114,916	38,060	152,976
Metals		-	-	-
Softs		1,557,587	1,087,936	2,645,523

		$3,251,109	$1,514,854	$4,765,963

Year ended December 31, 2009

	Contract Risk	Realized gains (Losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Energy		$-	$-	$-
Grains		(445,885)	(121,932)	(567,817)
Meats		(158,142)	21,270	(136,872)
Metals		-	-	-
Softs		1,280,148	165,415	1,445,563

		$676,121	$64,753	$740,874

For the years ended December 31, 2010 and 2009, the monthly average number of futures contracts bought and sold was approximately 477 and 500, respectively.

Energy Sector Series

As of December 31, 2010 and  2009 the Energy Sector Series’ derivative contracts had no impact on the statement of financial condition.

For the year ended December 31, 2010 the Energy Sector Series’ derivative contracts had the following impact on the statement of operations:

Year ended December 31, 2010

	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Energy		$(206,448)	$-	$(206,448)
Grains		-	-	-
Meats		-	-	-
Metals		-	-	-
Softs		-	-	-

		$(206,448)	$-	$(206,448)

Note 3.       Derivative Instruments (Continued)

For the year ended December 31, 2009 the Energy Sector Series’ derivative contracts had no impact on the statement of operations.

For the year ended December 31, 2010, the monthly average number of futures contracts bought and sold was approximately 75.

Note 4.	Equity in Broker Trading Account

Cash and financial instruments held at the Company’s clearing broker collateralize amounts due to the clearing broker, if any, and may serve to satisfy regulatory or clearing broker margin requirements.  The Company earns interest on its assets deposited with the broker.  At December 31, 2010 and 2009, the following amounts of cash and futures contracts were held at the clearing broker to satisfy margin requirements.

	December 31, 2010	December 31, 2009

Total Index Series	$21,752,248	$11,694,391
Agricultural Sector Series	1,284,994	1,113,201
Energy Sector Series	-	-

Note 5.	Subscriptions, Withdrawals, and Distributions

The minimum initial subscription for the Company in an individual Series for new investors is $25,000.  For existing investors in the Company, the minimum additional subscription amount is $10,000.  Subscriptions will be effective at the opening of business on the first day of trading of the next calendar month.  The Managing Member may, in its absolute discretion, accept or reject subscriptions, in whole or in part, and waive the minimum investment amounts.

Non-managing members may withdraw some or all of their interest in the Company as of the end of any calendar month upon five business days prior written notice.  Withdrawals from any Series made prior to the end of the sixth full calendar month following a non-managing member's initial investment in such Series are subject to a withdrawal charge, payable to the relevant Series, equal to 1 percent of the amount withdrawn, provided that such charge will not apply if the withdrawal is resulting from a request to exchange Interests in one Series for Interests in another Series.  The Managing Member may defer or suspend withdrawal rights under certain circumstances.

Distributions may be made at the discretion of the Managing Member.  Distributions need not be made pro rata to all non-managing members of the Company based on the balance of their capital accounts.  However, given the monthly liquidity of the Company, no distributions are anticipated.

Note 6.	The Managing Member

Price Asset Management, Inc., an Illinois corporation, is the Managing Member, commodity pool operator and commodity trading advisor of the Company.

The Managing Member will maintain a capital account balance in each Series sufficient for such Series to be treated as a partnership for federal income tax purposes (which may be $0) and may make withdrawals from its capital accounts without notice to the non-managing members.  The Managing Member is not subject to the Managing Member's management fee, but will otherwise bear its proportionate share of each Series’ expenses.

Note 7.	Fees and Expenses

Each Series pays the Managing Member in respect of each non-managing member in the Series, monthly in arrears, a management fee equal to 0.054167 of 1% of the month-end Net Asset Value of each non-managing member’s capital account in a Series (a 0.65% annual rate).  The Managing Member may waive or reduce its management fee in respect of any non-managing member without entitling any other non-managing member to a similar waiver or reduction. There were no waived management fees for the years ended December  31, 2010 and 2009.  The management fees for the years ended December 31, 2010 and 2009 were as follows and are reflected in the statements of operations.

Note 7.       Fees and Expenses (Continued)

	Year
	2010	2009

Total Index Series	$1,568,683	$829,571
Agricultural Sector Series	107,078	74,543
Energy Sector Series	10,726	-

Beginning June 1, 2010, each Series began to pay the Managing Member in respect of each non-managing member in the Series, monthly in arrears, a support services fee equal to 0.0083 of 1% of the month-end Net Asset Value of each non-managing member’s capital account in a Series (a 0.10% annual rate).  The Managing Member may waive or reduce its support services fee in respect of any non-managing member without entitling any other non-managing member to a similar waiver or reduction. There were no waived support services fees for the years ended December  31, 2010 and 2009.  The Managing Member anticipates that a substantial majority of the support services fee will be used to pay broker-dealers for distribution related services to the Company such as hosting distribution platforms or providing custody solutions and thus will not be retained by the Managing Member.  The support services fees for the year ended December 31, 2010 were as follows and are reflected in the statements of operations.

Total Index Series	$160,240
Agricultural Sector Series	9,302
Energy Sector Series	426

Non-managing members in a Series introduced to the Company by their selling agents are charged a monthly servicing fee of up to 1% per annum as agreed, or as otherwise agreed between the non-managing member and such non-managing member’s selling agent. The servicing fee is deducted from a non-managing member’s capital account and paid to such non-managing member’s selling agent monthly in arrears based on the month-end Net Asset Value of such non-managing member’s capital account.  Non-managing members introduced through qualified advisors, including the marketing representative, Uhlmann Price Securities, LLC, will not be charged a servicing fee.  Uhlmann Price Securities, LLC, an affiliate of the Managing Member, will be paid its introducing fee by the Managing Member without reimbursement from a Series or the Company.  The Series incurred the following amount of servicing fees to the selling agents during the years ended December 31, 2010 and 2009, respectively.

	Year
	2010	2009

Total Index Series	$119,620	$90,910
Agricultural Sector Series	21,679	18,598
Energy Sector Series	71	-

Non-managing members introduced to the Company by selling agents may also be charged an up-front sales commission up to 1% of such investment, or as otherwise agreed between the investor and such investor’s selling agent.  Sales commissions for the years ended December 31, 2010 and 2009 were as follows.

	Year
	2010	2009

Total Index Series	$28,400	$17,900
Agricultural Sector Series	17,900	6,382
Energy Sector Series	-	-

The Company pays all of its own legal, accounting, auditing, reporting, administrative and initial offering expenses.

Note 7.	Fees and Expenses (Continued)

Any expenses of the Company as a whole, and not specific to any Series of the Company, will be allocated ratably among the Series, in the ratio that the Net Asset Value of each Series bears to the aggregate Net Asset Value of all Series.  The Managing Member believes this allocation method to be reasonable.

The Price Futures Group, Inc. (PFG), a related party to the Managing Member through common management, acts as the introducing broker for the Company, whereby certain accounts of the Company are introduced to the Company’s clearing broker.  A portion of the brokerage fee paid by the Company for clearing transactions is paid to PFG by the clearing broker.

Note 8.	Trading Activities and Related Risks

The Company is exposed to both market risk, the risk arising from changes in the market value of the financial instruments, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

Market risk:  The Company engages in the speculative trading of derivative financial instruments that involve varying degrees of off balance sheet market risk whereby changes in the market values of the underlying commodities may result in changes in the value of the derivative financial instruments in excess of the amounts reflected in the statements of financial condition.  Theoretically, the Company is exposed to a market risk equal to the notional value of futures and forward contracts purchased.

Credit risk and concentration of credit risk:  Credit risk arises primarily from the potential inability of counterparties, such as clearing brokers, banks or other financial institutions, to perform in accordance with the terms of a contract.  The Company's exposure to credit risk associated with counterparty nonperformance is limited to the current cost to replace all contracts in which the Company has a gain.  Exchange traded financial instruments, such as financial futures, generally do not give rise to significant counterparty exposure due to daily cash settlement procedures for daily gains and losses and the margin requirements of the individual exchanges.  The Company clears all of its trades through MF Global, Inc.  In the event this broker does not fulfill its obligations, the Company may be exposed to risk.

The Company maintains deposits with financial institutions in amounts that are in excess of federally insured limits; however, the Company does not believe it is exposed to any significant credit risk.

The Managing Member has established procedures to actively monitor the creditworthiness of the counterparties with which it conducts business in order to minimize market and credit risks.  The non-managing members bear the risk of loss only to the extent of the value of their respective investments and, in certain circumstances, distributions and withdrawals received.

Note 9.	Financial Highlights

Financial highlights for non-managing members of each Series for the years ended December 31, 2010 and 2009, are as follows:

	Total Index Series				Agricultural Sector Series				Energy Sector Series
	2010		2009		2010		2009		2010		2009

Total Return	17.67%		24.79%		34.81%		4.95%		(7.61	) %	-%
Ratios to average members' equity (net assets)
Total expenses (1) (3)	0.96%		1.11%		1.17%		1.20%		1.59%		-%
Net investment loss (2) (3)	(0.92	) %	(0.78	) %	(1.14	) %	(0.63	) %	(1.54	) %	-%

(1) The ratio of operating expenses to average members' equity (net asset) values does not include brokerage commissions.

(2)  Net investment loss does not include net realized and unrealized gains and losses and the related brokerage commissions of the Series.

(3)  Annualized

Each ratio is calculated for the non-managing members taken as a whole.  Total return is based on the change in value during the period of a theoretical investment made in each Series at the beginning of each calendar month during the year. The computation of an individual non-managing member's ratios may vary from the ratios calculated above based on any fee waivers and the timing of capital transactions.

The total returns and ratios exclude the effects of any 1 percent sales fees charged by the selling agents.

Note 10.	Indemnifications

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties that provide indemnifications under certain circumstances.  The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred.  The Managing Member expects the risk of any future obligations under these indemnifications to be remote.

Note 11.	Subsequent Events

Subsequent to December 31, 2010, subscriptions and withdrawals of interests were as follows:

	Total Index Series		Agricultural Sector Series		Energy Sector Series		Total for RICI ® Linked - PAM Advisors Fund, LLC
	Subscriptions	Withdrawals	Subscriptions	Withdrawals	Subscriptions	Withdrawals	Subscriptions	Withdrawals
January	$15,576,900	$3,150,834	$59,400	$435,460	$-	$-	$15,636,300	$3,586,294
February	1,877,827	3,274,473	132,403	44,461	-	-	2,010,230	3,318,934
March	8,062,416	-	691,339	-	-	-	8,753,755	-
Total	$25,517,143	$6,425,307	$883,142	$479,921	$-	$-	$26,400,285	$6,905,228