Form 10-K, Exhibit 13
period 2011-12-31
RICI Linked - PAM Advisors Fund, LLC
filed 2012-03-30
CIK 1462567

Exhibit 13.01

RICI® Linked—Total Index Series

RICI® Linked—Agricultural Sector Series

RICI® Linked—Energy Sector Series

each a series of

RICI® Linked—PAM Advisors Fund, LLC

Financial Report

December 31, 2011, 2010 and 2009

Report of Independent Registered Public Accounting Firm

To the Members

RICI® Linked—PAM Advisors Fund, LLC

We have audited the accompanying statements of financial condition, including the condensed schedules of investments, of RICI® Linked – PAM Total Index Series (the Total Index Series), RICI® Linked – PAM Agricultural Sector Series (the Agricultural Sector Series) and RICI® Linked – PAM Energy Sector Series (the Energy Sector Series), each a series of RICI® Linked – PAM Advisors Fund, LLC (the Company), and the Company, as of December 31, 2011 and 2010, and the related statements of operations and changes in members’ equity (net assets) for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company, the Total Index Series, the Agricultural Sector Series and the Energy Sector Series are not required to have, nor were we engaged to perform an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company, the Total Index Series, the Agricultural Sector Series and the Energy Sector Series’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RICI® Linked – PAM Total Index Series, RICI® Linked – PAM Agricultural Sector Series, RICI® Linked – PAM Energy Sector Series, and RICI® Linked – PAM Advisors Fund, LLC, as of December 31, 2011 and 2010, and the results of their operations for each of the three years in the period ended December 31, 2011 in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois

March 30, 2012

RICI® Linked—PAM Advisors Fund, LLC

Statements of Financial Condition

December 31, 2011 and December 31, 2010

	Total Index Series		Agricultural Sector Series		Energy Sector Series		Total RICI ® Linked - PAM Advisors Fund, LLC
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Assets
Equity in broker trading account
Cash	$39,022,097	$14,326,003	$1,716,218	$1,061,906	$—	$—	$40,738,315	$15,387,909
Net unrealized gain (loss) on open futures contracts	(7,034,079)	20,897,933	(218,253)	1,791,496	—	—	(7,252,332)	22,689,429

	31,988,018	35,223,936	1,497,965	2,853,402	—	—	33,485,983	38,077,338
Cash and cash equivalents	3,892,851	26,361,701	189,915	886,273	—	14,555	4,082,766	27,262,529
Investments
Government-sponsored enterprise securities, at fair value	245,980,900	282,847,260	9,498,975	13,489,960	—	—	255,479,875	296,337,220
Mutual funds, at fair value	5,920,265	329,030	846,264	575,299	—	—	6,766,529	904,329
Receivable from MF Global	11,047,988	—	972,273	—	—	—	12,020,261	—
Interest receivable	—	1,480	—	111	—	—	—	1,591

Total assets	$298,830,022	$344,763,407	$13,005,392	$17,805,045	$—	$14,555	$311,835,414	$362,583,007

Liabilities and Members’ Equity (Net Assets)
Accrued operating expenses	$170,048	$182,020	$38,507	$37,549	$—	$14,555	$208,555	$234,124
Management fee payable to Managing Member	161,056	178,285	7,002	9,565	—	—	168,058	187,850
Support services fee payable	24,764	27,414	1,077	1,471	—	—	25,841	28,885
Servicing fee payable to selling agent	28,790	32,142	6,142	7,099	—	—	34,932	39,241
Withdrawals payable	4,148,997	3,346,945	1,364,418	130,892	—	—	5,513,415	3,477,837
Subscriptions received in advance	1,270,000	15,378,230	—	60,000	—	—	1,270,000	15,438,230

	5,803,655	19,145,036	1,417,146	246,576	—	14,555	7,220,801	19,406,167

Members’ equity (net assets)	293,026,367	325,618,371	11,588,246	17,558,469	—	—	304,614,613	343,176,840

Total liabilities and members' equity (net assets)	$298,830,022	$344,763,407	$13,005,392	$17,805,045	$—	$14,555	$311,835,414	$362,583,007

The accompanying notes are an integral part of these financial statements.

RICI® Linked—PAM Advisors Fund, LLC

Condensed Schedule of Investments

December 31, 2011

	Total Index Series		Agricultural Sector Series		Total RICI ® Linked - PAM Advisors Fund, LLC
	Net Unrealized		Net Unrealized		Net Unrealized
	Gain (Loss)	Percent of	Gain (Loss)	Percent of	Gain (Loss)	Percent of
	on Open	Members’	on Open	Members’	on Open	Members’
	Long Futures	Equity	Long Futures	Equity	Long Futures	Equity
	Contracts	(Net Assets)	Contracts	(Net Assets)	Contracts	(Net Assets)
Futures contracts *
United States
Agriculture	$(1,896,563)	(0.65)%	$(251,777)	(2.17)%	$(2,148,340)	(0.71)%
Energy	(1,192,742)	(0.41)	—	—	(1,192,742)	(0.39)
Metals	(1,778,430)	(0.61)	—	—	(1,778,430)	(0.58)

Total futures contracts—United States	(4,867,735)	(1.67)	(251,777)	(2.17)	$(5,119,512)	(1.68)

Foreign
Agriculture	295,602	0.10	33,524	0.29	329,126	0.11
Energy	(271,260)	(0.09)	—	—	(271,260)	(0.09)
Metals	(2,190,686)	(0.75)	—	—	(2,190,686)	(0.72)

Total futures contracts—Foreign	(2,166,344)	(0.74)	33,524	0.29	(2,132,820)	(0.70)

Total net unrealized gain/(loss) on open futures contracts	$(7,034,079)	(2.41)%	$(218,253)	(1.88)%	$(7,252,332)	(2.38)%

Government-Sponsored enterprise securities			Percent of			Percent of			Percent of
			Members’			Members’			Members’
			Equity			Equity			Equity
United States	Cost	Fair Value	(Net Assets)	Cost	Fair Value	(Net Assets)	Cost	Fair Value	(Net Assets)
U.S.Treasury Bills
$ 84,000,000 Treasury bill due 01/26/2012	$83,960,521	$83,999,160	28.67%	$—	$—	—%	$83,960,521	$83,999,160	27.58%
$ 6,000,000 Treasury bill due 01/26/2012	—	—	—	5,997,205	5,999,940	51.78	5,997,205	5,999,940	1.97
$ 35,000,000 Treasury bill due 04/05/2012	34,996,368	34,998,250	11.94	—	—	—	34,996,368	34,998,250	11.49
$ 40,000,000 Treasury bill due 04/19/2012	39,989,389	39,997,600	13.65	—	—	—	39,989,389	39,997,600	13.13
$ 10,000,000 Treasury bill due 04/26/2012	9,997,735	9,999,300	3.41	—	—	—	9,997,735	9,999,300	3.28
$ 57,000,000 Treasury bill due 05/17/2012	56,991,341	56,992,590	19.45	—	—	—	56,991,341	56,992,590	18.71
$ 500,000 Treasury bill due 05/17/2012	—	—	—	499,929	499,935	4.31	499,929	499,935	0.16
$ 20,000,000 Treasury bill due 06/28/2012	19,995,456	19,994,000	6.82	—	—	—	19,995,456	19,994,000	6.56
$ 3,000,000 Treasury bill due 06/28/2012	—	—	—	2,999,323	2,999,100	25.88	2,999,323	2,999,100	0.98

Total Government-sponsored enterprise securities	$245,930,810	$245,980,900	83.94%	$9,496,457	$9,498,975	81.97%	$255,427,267	$255,479,875	83.86%

Mutual funds
United States
AIM Government & Agency
Portfolio Institutional (5,920,265 shares)	$5,920,265	$5,920,265	2.02%	$—	$—	—%	$5,920,265	$5,920,265	1.94%
AIM Government & Agency
Portfolio Institutional (846,264 shares)	—	—	—	846,264	846,264	7.30	846,264	846,264	0.28

Total mutual funds	$5,920,265	$5,920,265	2.02%	$846,264	$846,264	7.30%	$6,766,529	$6,766,529	2.22%

*	No individual futures contract position constituted greater than 1% of members’ equity (net assets).

Accordingly, the number of contracts and expiration dates are not presented.

The accompanying notes are an integral part of these financial statements.

RICI® Linked—PAM Advisors Fund, LLC

Condensed Schedule of Investments

December 31, 2010

	Total Index Series		Agricultural Sector Series		Total RICI ® Linked - PAM Advisors Fund, LLC
	Net Unrealized		Net Unrealized		Net Unrealized
	Gain (Loss)	Percent of	Gain (Loss)	Percent of	Gain (Loss)	Percent of
	on Open	Members’	on Open	Members’	on Open	Members’
	Long Futures	Equity	Long Futures	Equity	Long Futures	Equity
	Contracts	(Net Assets)	Contracts	(Net Assets)	Contracts	(Net Assets)
Futures contracts *
United States
Agriculture	$11,473,080	3.52%	$1,712,614	9.75%	$13,185,694	3.84%
Energy	2,003,177	0.62	—	—	2,003,177	0.58
Metals	2,411,320	0.74	—	—	2,411,320	0.70

Total futures contracts—United States	15,887,577	4.88	1,712,614	9.76	17,600,191	5.12

Foreign
Agriculture	537,685	0.17	78,882	0.45	616,567	0.18
Energy	1,262,395	0.39	—	—	1,262,395	0.37
Metals	3,210,276	0.99	—	—	3,210,276	0.94

Total futures contracts—Foreign	5,010,356	1.55	78,882	0.44	5,089,238	1.49

Total futures contracts	$20,897,933	6.43%	$1,791,496	10.20%	$22,689,429	6.61%

Government-Sponsored enterprise securities			Percent of			Percent of			Percent of
			Members’			Members’			Members’
			Equity			Equity			Equity
United States	Cost	Fair Value	(Net Assets)	Cost	Fair Value	(Net Assets)	Cost	Fair Value	(Net Assets)
Federal Home Loan Bank
$ 10,000,000 discount note, due 01/20/2011	$9,996,533	$9,999,800	3.07%	$—	$—	—%	$9,996,533	$9,999,800	2.91%
$ 10,000,000 discount note, due 02/23/2011	9,993,121	9,998,900	3.07	—	—	—	9,993,121	9,998,900	2.91
$ 3,000,000 discount note, due 02/23/2011	2,998,095	2,999,670	0.92	—	—	—	2,998,095	2,999,670	0.87
$ 20,000,000 discount note, due 03/23/2011	19,979,000	19,995,600	6.14	—	—	—	19,979,000	19,995,600	5.83
$ 20,000,000 discount note, due 03/25/2011	19,978,000	19,995,400	6.14	—	—	—	19,978,000	19,995,400	5.83
$ 20,000,000 discount note, due 04/06/2011	19,977,250	19,994,400	6.14	—	—	—	19,977,250	19,994,400	5.83
$ 5,000,000 discount note, due 04/07/2011	4,994,283	4,998,550	1.54	—	—	—	4,994,283	4,998,550	1.46
$ 1,000,000 discount note, due 04/07/2011	—	—	—	998,857	999,710	5.69	998,857	999,710	0.29
$ 10,000,000 discount note, due 05/18/2011	9,992,650	9,995,100	3.07	—	—	—	9,992,650	9,995,100	2.91
$ 33,000,000 discount note, due 06/22/2011	32,959,062	32,974,920	10.13	—	—	—	32,959,062	32,974,920	9.61
$ 6,000,000 discount note, due 06/22/2011	—	—	—	5,992,593	5,995,440	34.15	5,992,593	5,995,440	1.75
$ 34,000,000 discount note, due 06/28/2011	33,962,978	33,973,480	10.43	—	—	—	33,962,978	33,973,480	9.90
$ 34,000,000 discount note, due 07/26/2011	33,951,342	33,965,320	10.43	—	—	—	33,951,342	33,965,320	9.90
$ 20,000,000 discount note, due 07/26/2011	19,971,633	19,979,600	6.14	—	—	—	19,971,633	19,979,600	5.82
$ 5,000,000 discount note, due 07/26/2011	—	—	—	4,993,778	4,994,900	28.45	4,993,778	4,994,900	1.46
Federal National Mortgage Association							0
$ 10,000,000 discount note, due 02/01/2011	9,995,417	9,999,400	3.07	—	—	—	9,995,417	9,999,400	2.91
$ 1,500,000 discount note, due 02/01/2011	—	—	—	1,499,306	1,499,910	8.54	1,499,306	1,499,910	0.44
U.S.Treasury Bills							0
$ 20,000,000 Treasury bill due 03/24/2011	19,983,408	19,994,800	6.14	—	—	—	19,983,408	19,994,800	5.83
$ 34,000,000 Treasury bill due 05/12/2011	33,971,908	33,982,320	10.44	—	—	—	33,971,908	33,982,320	9.90

Total Government-sponsored enterprise securities	$282,704,680	$282,847,260	86.87%	$13,484,534	$13,489,960	76.83%	$296,189,214	$296,337,220	86.36%

Mutual funds
United States
AIM Government & Agency
Portfolio Institutional (329,030 shares)	$329,030	$329,030	0.10%	$—	$—	—%	$329,030	$329,030	0.10%
AIM Government & Agency
Portfolio Institutional (575,299 shares)	—	—	—	575,299	575,299	3.28	575,299	575,299	0.17

Total mutual funds	$329,030	$329,030	0.10%	$575,299	$575,299	3.28%	$904,329	$904,329	0.27%

*	No individual futures contract position constituted greater than 1% of members’ equity (net assets).

Accordingly, the number of contracts and expiration dates are not presented.

The accompanying notes are an integral part of these financial statements.

RICI® Linked—PAM Advisors Fund, LLC

Statements of Operations

Years Ended December 31, 2011, 2010 and 2009

	Total Index Series			Agricultural Sector Series			Energy Sector Series			Total RICI ® Linked - PAM Advisors Fund, LLC
	2011	2010	2009	2011	2010	2009	2011	2010	2009	2011	2010	2009
Realized and unrealized gains (losses) on investments
Realized gains (losses) on futures contracts	$6,048,457	$39,937,080	$25,981,116	$(789,315)	$3,251,109	$676,121	$—	$(206,448)	$—	$5,259,142	$42,981,741	$26,657,237
Realized gains on securities	437,116	267,492	—	20,120	20,788	—	—	1,620	—	457,236	289,900	—
Change in unrealized gains (losses) on open futures contracts	(27,932,012)	16,195,091	6,260,663	(2,009,749)	1,514,854	64,753	—	—	—	(29,941,761)	17,709,945	6,325,416
Change in unrealized gains (losses) on securities	(92,490)	142,579	—	(2,908)	5,426	(37,329)	—	—	—	(95,398)	148,005	(37,329)
Brokerage commissions	(577,517)	(486,898)	(313,291)	(34,806)	(43,746)	(36,711)	—	(3,433)	—	(612,323)	(534,077)	(350,002)

Net realized and unrealized gain (loss) on investments	(22,116,446)	56,055,344	31,928,488	(2,816,658)	4,748,431	666,834	—	(208,261)	—	(24,933,104)	60,595,514	32,595,322

Investment income (loss)
Interest income	34,465	102,472	414,294	1,752	4,957	65,416	—	883	—	36,217	108,312	479,710
Other income	—	—	1,235	—	—	—	—	—	—	—	—	1,235
MF Global loss	(7,330,679)	—	—	(486,844)	—	—	—	—	—	(7,817,523)	—	—

	(7,296,214)	102,472	415,529	(485,092)	4,957	65,416	—	883	—	(7,781,306)	108,312	480,945

Expenses
Management fees	2,194,951	1,568,683	829,571	106,704	107,078	74,543	—	10,726	—	2,301,655	1,686,487	904,114
Operating expenses	466,268	426,979	471,978	51,451	49,590	43,774	—	15,287	—	517,719	491,856	515,752
Support services fee	337,502	160,240	—	16,407	9,302	—	—	426	—	353,909	169,968	—
Servicing fees	135,874	119,620	90,910	29,966	21,679	18,598	—	71	—	165,840	141,370	109,508

	3,134,595	2,275,522	1,392,459	204,528	187,649	136,915	—	26,510	—	3,339,123	2,489,681	1,529,374.00
Net investment loss	(10,430,809)	(2,173,050)	(976,930)	(689,620)	(182,692)	(71,499)	—	(25,627)	—	(11,120,429)	(2,381,369)	(1,048,429.00)

Net income (loss)	$(32,547,255)	$53,882,294	$30,951,558	$(3,506,278)	$4,565,739	$595,335	$—	$(233,888)	$—	$(36,053,533)	$58,214,145	$31,546,893

The accompanying notes are an integral part of these financial statements.

RICI® Linked—PAM Advisors Fund, LLC

Statement of Changes in Members’ Equity (Net Assets)

Years Ended December 31, 2011, 2010 and 2009

	Total Index Series			Agricultural Sector Series			Energy Sector Series			Total RICI ® Linked - PAM Advisors Fund, LLC
	Managing Member	Non-Managing Members	Total	Managing Member	Non-Managing Members	Total	Managing Member	Non-Managing Members	Total	Managing Member	Non-Managing Members	Total
Members’ equity (net assets) December 31, 2008	$17,430	$86,004,045	$86,021,475	$20,416	$11,434,764	$11,455,180	$—	$—	$—	$37,846	$97,438,809	$97,476,655
Subscriptions, net	10,000	80,991,589	81,001,589	10,000	6,156,043	6,166,043	—	—	—	20,000	87,147,632	87,167,632
Withdrawals	—	(29,919,638)	(29,919,638)	—	(8,112,508)	(8,112,508)	—	—	—	—	(38,032,146)	(38,032,146)
Net income	7,049	30,944,509	30,951,558	1,767	593,568	595,335	—	—	—	8,816	31,538,077	31,546,893

Members’ equity (net assets) December 31, 2009	$34,479	$168,020,505	$168,054,984	$32,183	$10,071,867	$10,104,050	$—	$—	$—	$66,662	$178,092,372	$178,159,034

Subscriptions, net	—	129,833,428	129,833,428	—	12,089,466	12,089,466	—	3,083,446	3,083,446	—	145,006,340	145,006,340
Withdrawals	—	(26,152,335)	(26,152,335)	—	(9,200,786)	(9,200,786)	—	(2,849,558)	(2,849,558)	—	(38,202,679)	(38,202,679)
Net income (loss)	6,401	53,875,893	53,882,294	11,568	4,554,171	4,565,739	—	(233,888)	(233,888)	17,969	58,196,176	58,214,145

Members’ equity (net assets) December 31, 2010	$40,880	$325,577,491	$325,618,371	$43,751	$17,514,718	$17,558,469	$—	$—	$—	$84,631	$343,092,209	$343,176,840

Subscriptions, net	—	62,986,349	62,986,349	—	3,160,037	3,160,037	—	—	—	—	66,146,386	66,146,386
Withdrawals	—	(63,031,098)	(63,031,098)	—	(5,623,982)	(5,623,982)	—	—	—	—	(68,655,080)	(68,655,080)
Net loss	(3,878)	(32,543,377)	(32,547,255)	(8,240)	(3,498,038)	(3,506,278)	—	—	—	(12,118)	(36,041,415)	(36,053,533)

Members’ equity (net assets) December 31, 2011	$37,002	$292,989,365	$293,026,367	$35,511	$11,552,735	$11,588,246	$—	$—	$—	$72,513	$304,542,100	$304,614,613

The accompanying notes are an integral part of these financial statements.

RICI ® Linked – PAM Advisors Fund, LLC

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

Series of membership interests: The Company is currently offering four series (each, a Series) of limited liability company interests (Interests): the RICI® Linked – PAM Total Index Series (Total Index Series), the RICI® Linked – PAM Agricultural Sector Series (Agricultural Sector Series), the RICI® Linked – PAM Energy Sector Series (Energy Sector Series), and the RICI® Linked – PAM Metals Sector Series (Metals Sector Series). Each Series invests substantially all of its assets in derivative contracts representing the commodity positions contained in the Rogers International Commodity Index® (Index), or a sub-index thereof. Each Series is designed to be a portfolio diversification option - not a complete investment program—for sophisticated investors seeking exposure to commodities. Currently, three Series have commenced trading, the RICI® Linked – PAM Total Index Series which began trading May 8, 2007, the RICI® Linked – PAM Agricultural Sector Series which began trading February 1, 2008 and the RICI® Linked – PAM Energy Sector Series which began trading January 1, 2010. At the end of July 2010, the Series ceased trading and all the investors in the RICI® Linked – PAM Energy Sector Series redeemed out of that Series.

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

RICI® Linked – PAM Total Index Series: trading is comprised of three commodity product sectors encompassing 38 markets worldwide.

RICI® Linked – PAM Agricultural Sector Series: trading is comprised of one commodity product sector encompassing 22 agricultural markets worldwide.

RICI® Linked – PAM Energy Sector Series: trading is comprised of one commodity product sector encompassing 6 energy markets worldwide.

RICI® Linked – PAM Metals Sector Series: trading is comprised of one commodity product sector encompassing 10 metals markets worldwide.

Accounting policies: The Company follows generally accepted accounting principles (GAAP), as established by the Financial Accounting Standards Board (FASB), to ensure consistent reporting of financial condition and results of operations.

Use of estimates: The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s estimate regarding the carrying value of its receivable from MF Global, Inc. (Note 5) is a significant estimate and due to the uncertainty of future events, this estimate could change materially in the near term.

RICI ® Linked – PAM Advisors Fund, LLC

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

Cash and cash equivalents: Cash and cash equivalents include highly liquid instruments with original maturities of three months or less at the date of acquisition.

Net asset value: “Net Asset Value” or “Net Assets” associated with each Series is the sum of all cash plus investments, at fair value, plus the liquidating value of all open commodity positions maintained by the Series plus interest receivable and other assets, less all liabilities of the Series determined in accordance with GAAP.

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

Withdrawals payable: Withdrawals prior to month end with a fixed effective date and fixed amount are recorded as withdrawals payable as of month end.

Ongoing offering expenses: Ongoing offering expenses are charged to expense as incurred.

Income taxes: No provision for income taxes has been made in these financial statements because members are individually responsible for reporting income or loss based on their respective shares in the Company’s income and expenses as reported for income tax purposes.

The FASB provides guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements. The guidance requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense and liability in the current year. Through December 31, 2011, management has determined that there are no material uncertain income tax positions.

The Company is not subject to examination by U.S. Federal and state tax authorities for years before 2008.

Reclassification: Certain balances for the year ended December 31, 2010 have been reclassified to conform to the 2011 presentation with no effect on the results of operations.

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

RICI ® Linked – PAM Advisors Fund, LLC

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

Recently issued accounting pronouncements: In November 2011, the FASB issued new guidance that requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. This guidance is effective for annual and interim periods beginning on or after January 1, 2013. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The effective date is January 1, 2013. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations.

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

The following table summarizes the Company’s assets and liabilities measured at fair value on a recurring basis within the fair value hierarchy as of:

	Total Index Series		Agricultural Sector Series		Total RICI ® Linked - PAM Advisors Fund, LLC
Description	December 31, 2011 Level 1	December 31, 2010 Level 1	December 31, 2011 Level 1	December 31, 2010 Level 1	December 31, 2011 Level 1	December 31, 2010 Level 1
Equity in broker trading account
Futures contracts	$(7,034,079)	$20,897,933	$(218,253)	$1,791,496	$(7,252,332)	$22,689,429
Cash and cash equivalents
Money market funds	191,286	173,142	—	—	191,286	173,142
Investments
Government-sponsored enterprise securities	245,980,900	282,847,260	9,498,975	13,489,960	255,479,875	296,337,220
Mutual funds	5,920,265	329,030	846,264	575,299	6,766,529	904,329

	$245,058,372	$304,247,365	$10,126,986	$15,856,755	$255,185,358	$320,104,120

RICI ® Linked – PAM Advisors Fund, LLC

Note 2. Fair Value of Financial Instruments (Continued)

At December 31, 2011 and 2010 and for the years then ended, the Company had no Level 2 or Level 3 assets or liabilities. The Company assesses the levels or assets and liabilities measured at fair value at each measurement date, and transfers between levels are recognized on the actual date of the event or change in circumstance that caused the transfer. There was no transfer among Levels 1, 2 and 3 during the years ended December 31, 2011 and 2010.

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

As of December 31, 2011 and 2010 the Total Index Series’ derivative contracts had the following impact on the statement of financial condition:

Total Index Series

	Contract Risk	Location	Asset Derivatives December 31, 2011	Liability Derivatives December 31, 2011	Net
Futures:	Commodity price	Equity in broker trading account
Agriculture			$1,758,810	$(3,359,771)	$(1,600,961)
Energy			102,759	(1,566,761)	(1,464,002)
Metals			2,412,135	(6,381,251)	(3,969,116)

			$4,273,704	$(11,307,783)	$(7,034,079)

	Contract Risk	Location	Asset Derivatives December 31, 2010	Liability Derivatives December 31, 2010	Net
Futures:	Commodity price	Equity in broker trading account
Agriculture			$12,043,365	$(32,599)	$12,010,766
Energy			3,311,524	(45,953)	3,265,571
Metals			10,616,348	(4,994,752)	5,621,596

			$25,971,237	$(5,073,304)	$20,897,933

RICI ® Linked – PAM Advisors Fund, LLC

Note 3. Derivative Instruments (Continued)

For the years ended December 31, 2011, 2010 and 2009 the Total Index Series’ derivative contracts had the following impact on the statements of operations:

		Year ended December 31, 2011
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$(4,357,794)	$(13,715,042)	$(18,072,836)
Energy		11,987,561	(4,731,294)	7,256,267
Metals		(1,581,310)	(9,485,676)	(11,066,986)

		$6,048,457	$(27,932,012)	$(21,883,555)

		Year ended December 31, 2010
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$23,779,641	$10,811,173	$34,590,814
Energy		5,118,288	2,931,004	8,049,292
Metals		11,039,151	2,452,914	13,492,065

		$39,937,080	$16,195,091	$56,132,171

		Year ended December 31, 2009
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$4,038,968	$709,670	$4,748,638
Energy		12,910,221	(441,786)	12,468,435
Metals		9,031,927	5,992,779	15,024,706

		$25,981,116	$6,260,663	$32,241,779

For the years ended December 31, 2011, 2010 and 2009 the monthly average number of futures contracts bought and sold was approximately 7,055, 6,612 and 4,400 respectively.

RICI ® Linked – PAM Advisors Fund, LLC

Note 3. Derivative Instruments (Continued)

Agricultural Sector Series

As of December 31, 2011 and 2010 the Agricultural Sector Series’ derivative contracts had the following impact on the statements of financial condition:

	Contract Risk	Location	Asset Derivatives December 31, 2011	Liability Derivatives December 31, 2011	Net
Futures:	Commodity price	Equity in broker trading account
Agriculture			$188,335	$(406,588)	$(218,253)
Energy			—	—	—
Metals			—	—	—

			$188,335	$(406,588)	$(218,253)

	Contract Risk	Location	Asset Derivatives December 31, 2010	Liability Derivatives December 31, 2010	Net
Futures:	Commodity price	Equity in broker trading account
Agriculture			$1,796,274	$(4,778)	$1,791,496
Energy			—	—	—
Metals			—	—	—

			$1,796,274	$(4,778)	$1,791,496

RICI ® Linked – PAM Advisors Fund, LLC

Note 3. Derivative Instruments (Continued)

For the years ended December 31, 2011, 2010 and 2009 the Agricultural Sector Series’ derivative contracts had the following impact on the statements of operations:

		Year ended December 31, 2011
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$(789,315)	$(2,009,749)	$(2,799,064)
Energy		—	—	—
Metals		—	—	—

		$(789,315)	$(2,009,749)	$(2,799,064)

		Year ended December 31, 2010
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$3,251,109	$1,514,854	$4,765,963
Energy		—	—	—
Metals		—	—	—

		$3,251,109	$1,514,854	$4,765,963

		Year ended December 31, 2009
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$676,121	$64,753	$740,874
Energy		—	—	—
Metals		—	—	—

		$676,121	$64,753	$740,874

For the years ended December 31, 2011, 2010 and 2009 the monthly average number of futures contracts bought and sold was approximately 373, 477 and 500 respectively.

Energy Sector Series

As of December 31, 2011 and 2010 the Energy Sector Series’ derivative contracts had no impact on the statement of financial condition.

For the year ended December 31, 2011 and 2009 the Energy Sector Series’ derivative contracts had no impact on the statement of operations.

For the year ended December 31, 2010 the Energy Sector Series’ derivative contracts had the following impact on the statement of operations:

RICI ® Linked – PAM Advisors Fund, LLC

Note 3. Derivative Instruments (Continued)

	Year ended December 31, 2010
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$—	$—	$—
Energy		(206,448)	—	(206,448)
Metals		—	—	—

		$(206,448)	$—	$(206,448)

For the year ended December 31, 2010, the monthly average number of futures contracts bought and sold was approximately 75.

Note 4. Equity in Broker Trading Account

Cash and financial instruments held at the Company’s clearing broker collateralize amounts due to the clearing broker, if any, and may serve to satisfy regulatory or clearing broker margin requirements. The Company earns interest on its assets deposited with the broker. At December 31, 2011 and 2010, the following amounts of cash were held at the clearing broker to satisfy margin requirements.

	December 31, 2011	December 31, 2010
Total Index Series	$23,495,853	$21,752,248
Agricultural Sector Series	871,324	1,284,994

Note 5. Receivable from MF Global

On October 31, 2011, MF Global Inc., the Company’s clearing broker at that time (“MF Global”), reported to the Securities and Exchange Commission (“SEC”) and the Commodity Futures Trading Commission (“CFTC”) possible deficiencies in customer segregated accounts held at the firm. As a result, the SEC and CFTC determined that a liquidation led by the Securities Investor Protection Corporation (“SIPC”) would be the safest and most prudent course of action to protect customer accounts and assets, and a SIPC led liquidation commenced. The Company held $35,477,485 of assets in customer segregated and secured amount accounts on deposit as required to support futures positions at MF Global as of October 31, 2011, although the majority of the Company’s assets were then, and are now, held in bank custody accounts.

On November 21, 2011, the liquidation trustee for MF Global (the “Trustee”) made a statement that the apparent shortfall in MF Global segregated funds could be as much as $1.2 billion. In light of the foregoing, the inherent uncertainty in the timing and results of the liquidation process from the bankruptcy proceedings, and after consultation with professional advisors, the Managing Member made the decision to account for the Company’s estimated exposure to such shortfall by recording a reserve in accordance with GAAP, of $7,330,679 or 2.33% of the member’s equity of the Total Index Series and $486,844 or 3.17% of the member’s equity of the Agricultural Sector Series, although there can be no assurance that any actual shortfall will not be greater than the Trustee’s estimate or that missing segregated funds will not be located reducing the estimated shortfall. The remaining receivable from MF Global of $12,020,261, as of December 31, 2011, is estimated by management based upon information provided by the Trustee and may be subject to change in the near term. Such change could be material to the statement of financial condition.

Given the adverse impact of the MF Global liquidation and surrounding events, the Company is issuing separate classes of Interests to Members (Class B Interests) who invest in the Total Index Series or the Agricultural Sector Series on or after November 1, 2011. Members in these separate classes will not participate in any losses related to the MF Global liquidation nor will they participate in the recoveries from MF Global or the reversals of any reserves or losses taken related to the MF Global liquidation.

The loss to the Company due to the MF Global bankruptcy as of October 31, 2011 is included in the statement of operations as investment income (loss).

RICI ® Linked – PAM Advisors Fund, LLC

Note 6. Subscriptions, Withdrawals, and Distributions

The minimum initial subscription for the Company for new investors is $25,000. For existing investors in the Company, the minimum additional subscription amount is $10,000. Subscriptions will be effective at the opening of business on the first day of trading of the next calendar month. The Managing Member may, in its absolute discretion, accept or reject subscriptions, in whole or in part, and waive the minimum investment amounts. Class A Interests were issued through October 2011. As described above, Class B interests were issued for contributions received on or after November 1, 2011.

Non-managing members may withdraw some or all of their interest in the Company as of the end of any calendar month upon five business days prior written notice. Withdrawals from the Company made prior to the end of the sixth full calendar month following a non-managing member's initial investment in the Company are subject to a withdrawal charge, payable to the relevant Series, equal to 1 percent of the amount withdrawn, provided that such charge will not apply if the withdrawal is resulting from a request to exchange Interests in one Series for Interests in another Series. The Managing Member may defer or suspend withdrawal rights under certain circumstances.

Distributions may be made at the discretion of the Managing Member. Distributions need not be made pro rata to all non-managing members of the Company based on the balance of their capital accounts. However, given the monthly liquidity of the Company, no distributions are anticipated.

Note 7. The Managing Member

Price Asset Management, Inc., an Illinois corporation, is the managing member, commodity pool operator and commodity trading advisor of the Company.

The Managing Member will maintain a capital account balance in each Series sufficient for such Series to be treated as a partnership for federal income tax purposes (which may be $0) and may make withdrawals from its capital accounts without notice to the non-managing members. The Managing Member is not subject to the Managing Member's management fee, but will otherwise bear its proportionate share of the Company’s expenses.

Note 8. Fees and Expenses

The Company pays the Managing Member a monthly management fee of 0.054167 percent of the month-end Net Asset Value of each non-managing member's capital account in the Company (0.65 percent per annum). The Managing Member may waive or reduce its management fee in respect of any non-managing member without entitling any other non-managing member to a similar waiver or reduction. There were no waived fees for the years ended December 31, 2011, 2010 and 2009.

The management fees for the years ended December 31, 2011, 2010 and 2009, were as follows, and is reflected in the statements of operations.

	Year
	2011	2010	2009
Total Index Series	$2,194,951	$1,568,683	$829,571
Agricultural Sector Series	106,704	107,078	74,543
Energy Sector Series	—	10,726	—
The Company	2,301,655	1,686,487	904,114

Non-managing members in the Company introduced by their respective selling agents may be charged a monthly service fee of 0.0833 percent (1 percent per annum) payable to the selling agent. They may also be charged an upfront sales fee of up to one percent of the subscriptions amount that is deducted from the subscription proceeds and paid to the applicable selling agent, if any. For the years ended December 31, 2011, 2010 and 2009 subscriptions are net of the following amounts in sales fees that were charged to applicable non-managing members.

RICI ® Linked – PAM Advisors Fund, LLC

Note 8. Fees and Expenses (Continued)

	Year
	2011	2010	2009
Total Index Series	$19,037	$28,400	$17,900
Agricultural Sector Series	9,353	17,900	6,382
Energy Sector Series	—	—	—
The Company	28,390	46,300	24,282

Non-managing members introduced through qualified advisors, including the marketing representative, Uhlmann Price Securities, LLC, will not be charged a service fee. Uhlmann Price Securities, LLC, an affiliate of the Managing Member, will be paid its introducing fee by the Managing Member without reimbursement from the Company. The Company incurred the following amount of servicing fees to the selling agents during the years ended December 31, 2011, 2010 and 2009 respectively.

	Year
	2011	2010	2009
Total Index Series	$135,874	$119,620	$90,910
Agricultural Sector Series	29,966	21,679	18,598
Energy Sector Series	—	71	—
The Company	165,840	141,370	109,508

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

The Price Futures Group, Inc. (PFG), an affiliate of the Managing Member, acts as the introducing broker for the Company, whereby certain accounts of the Company are introduced to the Company’s clearing broker. A portion of the brokerage fee paid by the Company for clearing transactions is paid to PFG, by the clearing broker.

Commencing June 1, 2010, the Company pays 0.0083 percent (0.10 percent per annum) of the month-end net asset value, Series by Series, as a support service fee to pay broker-dealers for distribution related services to the Company for hosting distribution platforms or providing custody solutions.

The Company incurred the following amount of support services fees during the years ended December 31, 2011, 2010 and 2009, respectively.

	Year
	2011	2010	2009
Total Index Series	$337,502	$160,240	$—
Agricultural Sector Series	16,407	9,302	—
Energy Sector Series	—	426	—
The Company	353,909	169,968	—

Note 9. Trading Activities and Related Risks

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

RICI ® Linked – PAM Advisors Fund, LLC

Note 9. Trading Activities and Related Risks (Continued)

Credit risk and concentration of credit risk: Credit risk arises primarily from the potential inability of counterparties, such as clearing brokers, banks or other financial institutions, to perform in accordance with the terms of a contract. The Company's exposure to credit risk associated with counterparty nonperformance is limited to the current cost to replace all contracts in which the Company has a gain. Exchange traded financial instruments, such as financial futures, generally do not give rise to significant counterparty exposure due to daily cash settlement procedures for daily gains and losses and the margin requirements of the individual exchanges. The Company clears all of its trades through ADM Investor Services, Inc. In the event this broker does not fulfill its obligations, the Company may be exposed to risk.

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

Note 10. Financial Highlights

Financial highlights for non-managing members of the Company for the years ended December 31, 2011, 2010 and 2009 are as follows:

	Total Index Series			Agricultural Sector Series			Energy Sector Series
	2011	2010	2009	2011	2010	2009	2011	2010 (3)	2009
Total Return	(10.20)%	17.67%	24.79%	(19.64)%	34.81%	4.95%	—%	(7.61)%	—%

Ratios to average members’ equity (net assets)
Total expenses (1)	0.92%	0.96%	1.11%	1.22%	1.17%	1.20%	—%	1.59%	—%

Net investment loss (2)	(3.07)%	(0.92)%	(0.78)%	(4.13)%	(1.14)%	(0.63)%	—%	(1.54)%	—%

(1)	The ratio of operating expenses to average members' equity (net asset) values does not include brokerage commissions.
(2)	Net investment income (loss) does not include net realized and unrealized gains and losses and the related brokerage commissions of the Series.
(3)	Annualized.

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

The total returns and ratios exclude the effects of any 1 percent sales fees charged by the selling agents as this fee is deducted from the subscription proceeds and paid to the applicable selling agent.

Note 11. Indemnifications

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

RICI ® Linked – PAM Advisors Fund, LLC

Note 12. Subsequent Events

Subsequent to December 31, 2011, subscriptions and withdrawals of interests were as follows:

	Total Index Series		Agricultural Sector Series		Total RICI ® Linked - PAM Advisors Fund, LLC
	Subscriptions	Withdrawals	Subscriptions	Withdrawals	Subscriptions	Withdrawals
January	$1,654,191	$4,762,854	$—	$63,828	$1,654,191	$4,826,682
February	1,192,698	3,466,610	1,196,000	75,918	2,388,698	3,542,528
March	10,387,710	—	1,145,000	—	11,532,710	—

Total	$13,234,599	$8,229,464	$2,341,000	$139,746	$15,575,599	$8,369,210