Form 10-K, Exhibit 13
period 2012-12-31
RICI Linked - PAM Advisors Fund, LLC
filed 2013-03-29
CIK 1462567

Exhibit 13.01

RICI® Linked - Total Index Series

RICI® Linked - Agricultural Sector Series

RICI® Linked - Energy Sector Series

each a series of

RICI® Linked - PAM Advisors Fund, LLC

Financial Report

December 31, 2012, 2011 and 2010

Page
Financial Statements
Report of Independent Registered Public Accounting Firm
Statements of Financial Condition as of December 31, 2012 and December 31, 2011	2
Condensed Schedule of Investments as of December 31, 2012	3
Condensed Schedule of Investments as of December 31, 2011	4
Statements of Operations for the Years Ended December 31, 2012, 2011 and 2010	5
Statements of Changes in Members’ Equity (Net Assets) for the Years Ended December 31, 2012, 2011 and 2010	6
Notes to Financial Statements	7

Report of Independent Registered Public Accounting Firm

To the Members

RICI® Linked - PAM Advisors Fund, LLC

We have audited the accompanying statements of financial condition, including the condensed schedules of investments, of RICI® Linked – PAM Total Index Series (the Total Index Series), RICI® Linked – PAM Agricultural Sector Series (the Agricultural Sector Series) and RICI® Linked – PAM Energy Sector Series (the Energy Sector Series), each a series of RICI® Linked – PAM Advisors Fund, LLC (the Company), and the Company, as of December 31, 2012 and 2011, and the related statements of operations and changes in members’ equity (net assets) for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RICI® Linked – PAM Total Index Series, RICI® Linked – PAM Agricultural Sector Series, RICI® Linked – PAM Energy Sector Series, and RICI® Linked – PAM Advisors Fund, LLC, as of December 31, 2012 and 2011, and the results of their operations for each of the three years in the period ended December 31, 2012 in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey LLP

Chicago, Illinois

March 29, 2013

RICI® Linked - PAM Advisors Fund, LLC

Statements of Financial Condition

December 31, 2012 and December 31, 2011

	Total Index Series		Agricultural Sector Series		Total RICI ® Linked - PAM Advisors Fund, LLC
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Assets
Equity in broker trading account
Cash	$35,834,498	$39,022,097	$2,626,089	$1,716,218	$38,460,587	$40,738,315
Net unrealized loss on open futures contracts	(660,454)	(7,034,079)	(447,627)	(218,253)	(1,108,081)	(7,252,332)

	35,174,044	31,988,018	2,178,462	1,497,965	37,352,506	33,485,983
Cash and cash equivalents	22,155,680	3,892,851	355,529	189,915	22,511,209	4,082,766
Investments
Government-sponsored enterprise securities, at fair value	219,959,160	245,980,900	9,698,930	9,498,975	229,658,090	255,479,875
Mutual funds, at fair value	10,000,554	5,920,265	200,000	846,264	10,200,554	6,766,529
Receivable from MF Global	—	11,047,988	—	972,273	—	12,020,261

Total assets	$287,289,438	$298,830,022	$12,432,921	$13,005,392	$299,722,359	$311,835,414

Liabilities and Members’ Equity (Net Assets)
Accrued operating expenses	$145,587	$170,048	$50,011	$38,507	$195,598	$208,555
Management fee payable to Managing Member	155,139	161,056	6,686	7,002	161,825	168,058
Support services fee payable	23,854	24,764	1,028	1,077	24,882	25,841
Servicing fee payable to selling agent	27,046	28,790	4,589	6,142	31,635	34,932
Withdrawals payable	14,926,716	4,148,997	555,579	1,364,418	15,482,295	5,513,415
Subscriptions received in advance	650,000	1,270,000	—	—	650,000	1,270,000

	15,928,342	5,803,655	617,893	1,417,146	16,546,235	7,220,801

Members’ equity (net assets)	271,361,096	293,026,367	11,815,028	11,588,246	283,176,124	304,614,613

Total liabilities and members’ equity (net assets)	$287,289,438	$298,830,022	$12,432,921	$13,005,392	$299,722,359	$311,835,414

The accompanying notes are an integral part of these financial statements.

RICI® Linked - PAM Advisors Fund, LLC

Condensed Schedule of Investments

December 31, 2012

	Total Index Series		Agricultural Sector Series		Total RICI® Linked - PAM Advisors Fund, LLC
	Net Unrealized		Net Unrealized		Net Unrealized
	Gain (Loss)	Percent of	Gain (Loss)	Percent of	Gain (Loss)	Percent of
	on Open	Members’	on Open	Members’	on Open	Members’
	Long Futures	Equity	Long Futures	Equity	Long Futures	Equity
	Contracts	(Net Assets)	Contracts	(Net Assets)	Contracts	(Net Assets)
Futures contracts
United States
Agriculture	$(3,604,351)	(1.33)%	$—	—%	$(4,055,094)	(1.43)%
46 March 2013 CBOT Corn Contracts	—	—	(120,450)	(1.02)	—	—
40 March 2013 CBOT Wheat Contracts	—	—	(195,238)	(1.65)	—	—
Other*	—	—	(135,055)	(1.14)	—	—
Energy*	431,994	0.16	—	—	431,994	0.15
Metals*	(515,960)	(0.19)	—	—	(515,960)	(0.18)

Total futures contracts - United States	(3,688,317)	(1.36)	(450,743)	(3.81)	(4,139,060)	(1.46)

Foreign
Agriculture*	4,585	* *	3,116	0.03	7,701	* *
Energy*	141,040	0.05	—	—	141,040	0.05
Metals*	2,882,238	1.06	—	—	2,882,238	1.02

Total futures contracts - Foreign	3,027,863	1.11	3,116	0.03	3,030,979	1.07

Total net unrealized loss on open futures contracts	$(660,454)	(0.23)%	$(447,627)	(3.78)%	$(1,108,081)	(0.39)%

Government sponsored enterprise securities
			Percent of Members’ Equity			Percent of Members’ Equity			Percent of Members’ Equity
United States	Cost	Fair Value	(Net Assets)	Cost	Fair Value	(Net Assets)	Cost	Fair Value	(Net Assets)
U.S. Treasury Bills
$ 40,000,000 Treasury bill due 01/10/2013	$39,971,850	$39,999,600	14.74%	$—	$—	—%	$39,971,850	$39,999,600	14.13%
$ 30,000,000 Treasury bill due 01/17/2013	29,982,858	29,999,700	11.06	—	—	—	29,982,858	29,999,700	10.59
$ 6,200,000 Treasury bill due 01/17/2013	—	—	—	6,196,241	6,199,938	52.48	6,196,241	6,199,938	2.19
$ 16,000,000 Treasury bill due 02/07/2013	15,988,675	15,999,520	5.90	—	—	—	15,988,675	15,999,520	5.65
$ 4,000,000 Treasury bill due 02/28/2013	3,997,499	3,999,840	1.47	—	—	—	3,997,499	3,999,840	1.41
$ 1,000,000 Treasury bill due 02/28/2013	—	—	—	999,378	999,960	8.46	999,378	999,960	0.35
$ 20,000,000 Treasury bill due 04/11/2013	19,986,068	19,996,400	7.37	—	—	—	19,986,068	19,996,400	7.06
$ 20,000,000 Treasury bill due 04/18/2013	19,985,830	19,995,800	7.37	—	—	—	19,985,830	19,995,800	7.06
$ 20,000,000 Treasury bill due 04/18/2013	19,985,828	19,995,800	7.37	—	—	—	19,985,828	19,995,800	7.06
$ 40,000,000 Treasury bill due 05/09/2013	39,973,839	39,987,200	14.74	—	—	—	39,973,839	39,987,200	14.12
$ 1,000,000 Treasury bill due 05/16/2013	—	—	—	999,405	999,660	8.46	999,405	999,660	0.35
$ 30,000,000 Treasury bill due 06/20/2013	29,986,453	29,985,300	11.05	—	—	—	29,986,453	29,985,300	10.59
$ 1,500,000 Treasury bill due 06/20/2013	—	—	—	1,499,372	1,499,372	12.69	1,499,372	1,499,372	0.53

Total Government-sponsored enterprise securities	$219,858,900	219,959,160	81.07%	$9,694,396	$9,698,930	82.09%	$229,553,296	$229,658,090	81.09%

Mutual funds
United States
Federated Government Obligations Fund (5,000,057 shares)	$5,000,067	$5,000,057	1.84%	$—	$—	—%	$5,000,067	$5,000,057	1.77%
Federated Government Obligations Fund (100,000 shares)	—	—	—	100,000	100,000	0.85	100,000	100,000	0.04
AIM Government & Agency Portfolio Institutional (5,000,497 shares)	5,000,497	5,000,497	1.84	—	—	—	5,000,497	5,000,497	1.77
AIM Government & Agency Portfolio Institutional (100,000 shares)	—	—	—	$100,000	$100,000	0.85	100,000	100,000	0.04

Total mutual funds	$10,000,564	$10,000,554	3.68%	$200,000	$200,000	1.70%	$10,200,564	$10,200,554	3.62%

*	No individual futures contract position constituted greater than 1% of members’ equity (net assets).
Accordingly, the number of contracts and expiration dates are not presented.
**	Represents less than 0.01% of members’ equity (net assets).

The accompanying notes are an integral part of these financial statements.

RICI® Linked - PAM Advisors Fund, LLC

Condensed Schedule of Investments

December 31, 2011

	Total Index Series		Agricultural Sector Series		Total RICI® Linked - PAM Advisors Fund, LLC
	Net Unrealized		Net Unrealized		Net Unrealized
	Gain (Loss)	Percent of	Gain (Loss)	Percent of	Gain (Loss)	Percent of
	on Open	Members’	on Open	Members’	on Open	Members’
	Long Futures	Equity	Long Futures	Equity	Long Futures	Equity
	Contracts	(Net Assets)	Contracts	(Net Assets)	Contracts	(Net Assets)
Futures contracts *
United States
Agriculture	$(1,896,563)	(0.65)%	$(251,777)	(2.17)%	$(2,148,340)	(0.71)%
Energy	(1,192,742)	(0.41)	—	—	(1,192,742)	(0.39)
Metals	(1,778,430)	(0.61)	—	—	(1,778,430)	(0.58)

Total futures contracts - United States	(4,867,735)	(1.67)	(251,777)	(2.17)	(5,119,512)	(1.68)

Foreign
Agriculture	295,602	0.10	33,524	0.29	329,126	0.11
Energy	(271,260)	(0.09)	—	—	(271,260)	(0.09)
Metals	(2,190,686)	(0.75)	—	—	(2,190,686)	(0.72)

Total futures contracts - Foreign	(2,166,344)	(0.74)	33,524	0.29	(2,132,820)	(0.70)

Total net unrealized loss on open futures contracts	$(7,034,079)	(2.41)%	$(218,253)	(1.88)%	$(7,252,332)	(2.38)%

Government - Sponsored enterprise securities
			Percent of Members’ Equity			Percent of Members’ Equity			Percent of Members’ Equity
United States	Cost	Fair Value	(Net Assets)	Cost	Fair Value	(Net Assets)	Cost	Fair Value	(Net Assets)
U.S. Treasury Bills
$ 84,000,000 Treasury bill due 01/26/2012	$83,960,521	$83,999,160	28.67%	$—	$—	—%	$83,960,521	$83,999,160	27.58%
$ 6,000,000 Treasury bill due 01/26/2012	—	—	—	5,997,205	5,999,940	51.78	5,997,205	5,999,940	1.97
$ 35,000,000 Treasury bill due 04/05/2012	34,996,368	34,998,250	11.94	—	—	—	34,996,368	34,998,250	11.49
$ 40,000,000 Treasury bill due 04/19/2012	39,989,389	39,997,600	13.65	—	—	—	39,989,389	39,997,600	13.13
$ 10,000,000 Treasury bill due 04/26/2012	9,997,735	9,999,300	3.41	—	—	—	9,997,735	9,999,300	3.28
$ 57,000,000 Treasury bill due 05/17/2012	56,991,341	56,992,590	19.45	—	—	—	56,991,341	56,992,590	18.71
$ 500,000 Treasury bill due 05/17/2012	—	—	—	499,929	499,935	4.31	499,929	499,935	0.16
$ 20,000,000 Treasury bill due 06/28/2012	19,995,456	19,994,000	6.82	—	—	—	19,995,456	19,994,000	6.56
$ 3,000,000 Treasury bill due 06/28/2012	—	—	—	2,999,323	2,999,100	25.88	2,999,323	2,999,100	0.98

Total Government-sponsored enterprise securities	$245,930,810	$245,980,900	83.94%	$9,496,457	$9,498,975	81.97%	$255,427,267	$255,479,875	83.86%

Mutual funds
United States
AIM Government & Agency
Portfolio Institutional (5,920,265 shares)	$5,920,265	$5,920,265	2.02%	$—	$—	—%	$5,920,265	$5,920,265	1.94%
AIM Government & Agency
Portfolio Institutional (846,264 shares)	—	—	—	846,264	846,264	7.30	846,264	846,264	0.28

Total mutual funds	$5,920,265	$5,920,265	2.02%	$846,264	$846,264	7.30%	$6,766,529	$6,766,529	2.22%

*	No individual futures contract position constituted greater than 1% of members’ equity (net assets).

Accordingly, the number of contracts and expiration dates are not presented.

The accompanying notes are an integral part of these financial statements.

RICI® Linked—PAM Advisors Fund, LLC

Statements of Operations

Years Ended December 31, 2012, 2011 and 2010

	Total Index Series			Agricultural Sector Series			Energy Sector Series			Total RICI ® Linked - PAM Advisors Fund, LLC
	2012	2011	2010	2012	2011	2010	2012	2011	2010	2012	2011	2010
Realized and unrealized gains (losses) on investments
Realized gains (losses) on futures contracts	$(715,640)	$6,048,457	$39,937,080	$467,837	$(789,315)	$3,251,109	$—	$—	$(206,448)	$(247,803)	$5,259,142	$42,981,741
Realized gains on securities	194,219	437,116	267,492	7,445	20,120	20,788	—	—	1,620	201,664	457,236	289,900
Change in unrealized gains (losses) on open futures contracts	6,373,625	(27,932,012)	16,195,091	(229,374)	(2,009,749)	1,514,854	—	—	—	6,144,251	(29,941,761)	17,709,945
Change in unrealized gains (losses) on securities	50,160	(92,490)	142,579	2,016	(2,908)	5,426	—	—	—	52,176	(95,398)	148,005
Brokerage commissions	(528,501)	(577,517)	(486,898)	(27,763)	(34,806)	(43,746)	—	—	(3,433)	(556,264)	(612,323)	(534,077)

Net realized and unrealized gain (loss) on investments	5,373,863	(22,116,446)	56,055,344	220,161	(2,816,658)	4,748,431	—	—	(208,261)	5,594,024	(24,933,104)	60,595,514

Investment income (loss)
Interest income	22,159	34,465	102,472	1,291	1,752	4,957	—	—	883	23,450	36,217	108,312
MF Global gain (loss)	5,688,660	(7,330,679)	—	347,629	(486,844)	—	—	—	—	6,036,289	(7,817,523)	—

	5,710,819	(7,296,214)	102,472	348,920	(485,092)	4,957	—	—	883	6,059,739	(7,781,306)	108,312

Expenses
Management fees	1,916,415	2,194,951	1,568,683	84,882	106,704	107,078	—	—	10,726	2,001,297	2,301,655	1,686,487
Operating expenses	446,137	466,268	426,979	53,447	51,451	49,590	—	—	15,287	499,584	517,719	491,856
Support services fee	294,673	337,502	160,240	13,052	16,407	9,302	—	—	426	307,725	353,909	169,968
Servicing fees	109,638	135,874	119,620	18,419	29,966	21,679	—	—	71	128,057	165,840	141,370

	2,766,863	3,134,595	2,275,522	169,800	204,528	187,649	—	—	26,510	2,936,663	3,339,123	2,489,681

Net investment income (loss)	2,943,956	(10,430,809)	(2,173,050)	179,120	(689,620)	(182,692)	—	—	(25,627)	3,123,076	(11,120,429)	(2,381,369)

Net income gain (loss)	$8,317,819	$(32,547,255)	$53,882,294	$399,281	$(3,506,278)	$4,565,739	$—	$—	$(233,888)	$8,717,100	$(36,053,533)	$58,214,145

The accompanying notes are an integral part of these financial statements.

RICI® Linked - PAM Advisors Fund, LLC

Statement of Changes in Members’ Equity (Net Assets)

Years Ended December 31, 2012, 2011 and 2010

	Total Index Series			Agricultural Sector Series			Energy Sector Series			Total RICI ® Linked - PAM Advisors Fund, LLC
	Managing Member	Non-Managing Members	Total	Managing Member	Non-Managing Members	Total	Managing Member	Non-Managing Members	Total	Managing Member	Non-Managing Members	Total
Members’ equity (net assets) December 31, 2009	$34,479	$168,020,505	$168,054,984	$32,183	$10,071,867	$10,104,050	$—	$—	$—	$66,662	$178,092,372	$178,159,034
Subscriptions, net	—	129,833,428	129,833,428	—	12,089,466	12,089,466	—	3,083,446	3,083,446	—	145,006,340	145,006,340
Withdrawals	—	(26,152,335)	(26,152,335)	—	(9,200,786)	(9,200,786)	—	(2,849,558)	(2,849,558)	—	(38,202,679)	(38,202,679)
Net income (loss)	6,401	53,875,893	53,882,294	11,568	4,554,171	4,565,739	—	(233,888)	(233,888)	17,969	58,196,176	58,214,145

Members’ equity (net assets) December 31, 2010	$40,880	$325,577,491	$325,618,371	$43,751	$17,514,718	$17,558,469	$—	$—	$—	$84,631	$343,092,209	$343,176,840

Subscriptions, net	—	62,986,349	62,986,349	—	3,160,037	3,160,037	—	—	—	—	66,146,386	66,146,386
Withdrawals	—	(63,031,098)	(63,031,098)	—	(5,623,982)	(5,623,982)	—	—	—	—	(68,655,080)	(68,655,080)
Net loss	(3,878)	(32,543,377)	(32,547,255)	(8,240)	(3,498,038)	(3,506,278)	—	—	—	(12,118)	(36,041,415)	(36,053,533)

Members’ equity (net assets) December 31, 2011	$37,002	$292,989,365	$293,026,367	$35,511	$11,552,735	$11,588,246	$—	$—	$—	$72,513	$304,542,100	$304,614,613

Subscriptions, net	—	52,314,590	52,314,590	—	2,883,284	2,883,284	—	—	—	—	55,197,874	55,197,874
Withdrawals	—	(82,297,680)	(82,297,680)	—	(3,055,783)	(3,055,783)	—	—	—	—	(85,353,463)	(85,353,463)
Net Income	1,319	8,316,500	8,317,819	1,290	397,991	399,281	—	—	—	2,609	8,714,491	8,717,100

Members’ equity (net assets) December 31, 2012	$38,321	$271,322,775	$271,361,096	$36,801	$11,778,227	$11,815,028	$—	$—	$—	$75,122	$283,101,002	$283,176,124

The accompanying notes are an integral part of these financial statements.

RICI® Linked – PAM Advisors Fund, LLC

Notes to Financial Statements

Note 1. Nature of Operations and Significant Accounting Policies

RICI® Linked – PAM Advisors Fund, LLC (the Company) is a limited liability company organized under the Delaware Limited Liability Company Act. The Company engages in the speculative trading of commodity futures, options on futures, forward contracts and other derivatives on exchanges and markets located in the United States and abroad. These financial statements incorporate the financial condition, results of operations and changes in members’ equity (net assets) of the Company as a whole as well as each Series of membership interest in the Company.

Series of membership interests: The Company is currently offering four series (each, a Series) of limited liability company interests (Interests): the RICI® Linked – PAM Total Index Series (Total Index Series), the RICI® Linked – PAM Agricultural Sector Series (Agricultural Sector Series), the RICI® Linked – PAM Energy Sector Series (Energy Sector Series), and the RICI® Linked – PAM Metals Sector Series (Metals Sector Series). Each Series invests substantially all of its assets in derivative contracts representing the commodity positions contained in the Rogers International Commodity Index® (Index), or a sub-index thereof. Each Series is designed to be a portfolio diversification option - not a complete investment program – for sophisticated investors seeking exposure to commodities. Currently, three Series have commenced trading, the Total Index Series which began trading May 8, 2007, the Agricultural Sector Series which began trading February 1, 2008 and the Energy Sector Series which began trading January 1, 2010. The Energy Sector Series ceased operations after paying out withdrawal proceeds with respect to the July 31, 2010 withdrawal date. The Metals Sector Series has not yet commenced operations.

The Company has been granted a license to use the Index pursuant to a sub-licensing arrangement. If the sub-license arrangement were to terminate and the Company lost use of the Index, the Company will have to terminate the offering of its Interests in the Company.

Price Asset Management, Inc. is the Managing Member of the Company. The Company operated under exemption pursuant to Regulation 4.7 under the Commodity Exchange Act (“CEA”). Effective August 1, 2009 the Company no longer claims exemption and operates pursuant to Regulation 4.22 under the CEA.

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

Total Index Series: trading is comprised of three commodity product sectors encompassing 37 markets worldwide.

Agricultural Sector Series: trading is comprised of one commodity product sector encompassing 21 agricultural markets worldwide.

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

RICI® Linked – PAM Advisors Fund, LLC

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

Translation of foreign currencies: The Company’s functional currency is the U.S. dollar; however, it transacts business in foreign currencies. Investments denominated in foreign currencies are translated into U.S. dollars at the rates in effect at the date of the statements of financial condition. Income and expense items denominated in foreign currencies are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported as part of realized gains and losses in the statements of operations.

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

The FASB provides guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements. The guidance requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense and liability in the current year. Through December 31, 2012, management has determined that there are no material uncertain income tax positions.

The Company is not subject to examination by U.S. Federal and state tax authorities for years before 2009.

Reclassifications: Certain balances for the year ended December 31, 2010, have been reclassified to conform to the 2012 presentation with no effect on the results from operations.

Statement of cash flows: The Company has elected not to provide statements of cash flows as permitted by GAAP as all of the following conditions have been met:

During the year, substantially all of the Company’s investments were classified as Level 1 and Level 2 assets and liabilities within the fair value hierarchy;

Substantially all of the Company’s investments are carried at fair value;

The Company had little or no debt during the year; and

The Company’s financial statements include a statement of changes in members’ equity (net assets).

RICI® Linked – PAM Advisors Fund, LLC

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

Recently issued accounting pronouncements: In December 2011, the FASB issued new guidance that requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. This guidance is effective for annual and interim periods beginning on or after January 1, 2013. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The effective date is January 1, 2013. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations.

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

The following table summarizes the Company’s assets and liabilities measured at fair value on a recurring basis within the fair value hierarchy as of:

	Total Index Series		Agricultural Sector Series		Total RICI® Linked - PAM Advisors Fund, LLC
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011	2012	2011
Description	Level 1	Level 1	Level 1	Level 1	Level 1	Level 1
Equity in broker trading account Futures contracts	$(660,454)	$(7,034,079)	$(447,627)	$(218,253)	$(1,108,081)	$(7,252,332)
Cash and cash equivalents Money market funds	11,779,729	191,286	309,127	—	12,088,856	191,286
Investments Government-sponsored enterprise securities	219,959,160	245,980,900	9,698,930	9,498,975	229,658,090	255,479,875
Mutual funds	10,000,554	5,920,265	200,000	846,264	10,200,554	6,766,529

	$241,078,989	$245,058,372	$9,760,430	$10,126,986	$250,839,419	$255,185,358

RICI® Linked – PAM Advisors Fund, LLC

Note 2. Fair Value of Financial Instruments (Continued)

At December 31, 2012 and 2011 and for the years then ended, the Company had no Level 2 or Level 3 assets or liabilities. The Company assesses the levels or assets and liabilities measured at fair value at each measurement date, and transfers between levels are recognized on the actual date of the event or change in circumstance that caused the transfer. There was no transfer among Levels 1, 2 and 3 during the years ended December 31, 2012 and 2011.

In addition, substantially all of the Company’s other assets and liabilities are considered financial instruments and are reflected at fair value, or at carrying amounts that approximate fair value because of the short maturity of the instruments.

Note 3. Derivative Instruments

Expanded disclosure is presented, in accordance with FASB guidance, to provide the users of the financial statements with an enhanced understanding of the use of derivative instruments, and how derivative and hedging activities affect financial position and operations.

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

As of December 31, 2012 and 2011 the Total Index Series’ derivative contracts had the following impact on the statement of financial condition:

Total Index Series

	Contract Risk	Location	Asset Derivatives December 31, 2012	Liability Derivatives December 31, 2012	Net
Futures:	Commodity price	Equity in broker trading account
Agriculture			$1,123,319	$(4,723,085)	$(3,599,766)
Energy			924,732	(351,698)	573,034
Metals			3,996,960	(1,630,682)	2,366,278

			$6,045,011	$(6,705,465)	$(660,454)

	Contract Risk	Location	Asset Derivatives December 31, 2011	Liability Derivatives December 31, 2011	Net
Futures:	Commodity price	Equity in broker trading account
Agriculture			$1,758,810	$(3,359,771)	$(1,600,961)
Energy			102,759	(1,566,761)	(1,464,002)
Metals			2,412,135	(6,381,251)	(3,969,116)

			$4,273,704	$(11,307,783)	$(7,034,079)

RICI® Linked – PAM Advisors Fund, LLC

Note 3. Derivative Instruments (Continued)

For the years ended December 31, 2012, 2011 and 2010 the Total Index Series’ derivative contracts had the following impact on the statements of operations:

		Year ended December 31, 2012
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$6,076,139	$(10,497,383)	$(4,421,244)
Energy		(3,399,815)	7,430,349	4,030,534
Metals		(3,391,964)	9,440,659	6,048,695

		$(715,640)	$6,373,625	$5,657,985

		Year ended December 31, 2011
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$(4,357,794)	$(13,715,042)	$(18,072,836)
Energy		11,987,561	(4,731,294)	7,256,267
Metals		(1,581,310)	(9,485,676)	(11,066,986)

		$6,048,457	$(27,932,012)	$(21,883,555)

		Year ended December 31, 2010
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$23,779,641	$10,811,173	$34,590,814
Energy		5,118,288	2,931,004	8,049,292
Metals		11,039,151	2,452,914	13,492,065

		$39,937,080	$16,195,091	$56,132,171

For the years ended December 31, 2012, 2011 and 2010 the monthly average number of futures contracts bought and sold was approximately 6,998, 7,055 and 6,612, respectively.

RICI® Linked – PAM Advisors Fund, LLC

Note 3. Derivative Instruments (Continued)

As of December 31, 2012 and 2011 the Agricultural Sector Series’ derivative contracts had the following impact on the statements of financial condition:

Agricultural Sector Series

	Contract Risk	Location	Asset Derivatives December 31, 2012	Liability Derivatives December 31, 2012	Net
Futures:	Commodity price	Equity in broker trading account
Agriculture			$143,072	$(590,699)	$(447,627)
Energy			—	—	—
Metals			—	—	—

			$143,072	$(590,699)	$(447,627)

	Contract Risk	Location	Asset Derivatives December 31, 2011	Liability Derivatives December 31, 2011	Net
Futures:	Commodity price	Equity in broker trading account
Agriculture			$188,335	$(406,588)	$(218,253)
Energy			—	—	—
Metals			—	—	—

			$188,335	$(406,588)	$(218,253)

RICI® Linked – PAM Advisors Fund, LLC

Note 3. Derivative Instruments (Continued)

For the years ended December 31, 2012, 2011 and 2010 the Agricultural Sector Series’ derivative contracts had the following impact on the statements of operations:

		Year ended December 31, 2012
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$467,837	$(229,374)	$238,463
Energy		—	—	—
Metals		—	—	—

		$467,837	$(229,374)	$238,463

		Year ended December 31, 2011
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$(789,315)	$(2,009,749)	$(2,799,064)
Energy		—	—	—
Metals		—	—	—

		$(789,315)	$(2,009,749)	$(2,799,064)

		Year ended December 31, 2010
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$3,251,109	$1,514,854	$4,765,963
Energy		—	—	—
Metals		—	—	—

		$3,251,109	$1,514,854	$4,765,963

For the years ended December 31, 2012, 2011 and 2010 the monthly average number of futures contracts bought and sold was approximately 381, 373 and 477, respectively.

Energy Sector Series

As of December 31, 2012 and 2011 the Energy Sector Series’ derivative contracts had no impact on the statement of financial condition.

For the years ended December 31, 2012 and 2011 the Energy Sector Series’ derivative contracts had no impact on the statement of operations.

For the year ended December 31, 2010 the Energy Sector Series’ derivative contracts had the following impact on the statement of operations:

RICI® Linked – PAM Advisors Fund, LLC

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

Note 4. Equity in Broker Trading Account

Cash and financial instruments held at the Company’s clearing brokers collateralize amounts due to the clearing brokers, if any, and may serve to satisfy regulatory or clearing broker margin requirements. The Company earns interest on its assets deposited with the brokers. At December 31, 2012 and 2011, the following amounts of cash were held at the clearing brokers to satisfy margin requirements.

	December 31, 2012	December 31, 2011
Total Index Series	$17,224,591	$23,495,853
Agricultural Sector Series	780,902	871,324

Note 5. MF Global Bankruptcy

On October 31, 2011, MF Global Inc. (MF Global), the Company’s clearing broker at that time, reported to the Securities Exchange Commission (SEC) and the Commodity Futures Trading Commission (CFTC) possible deficiencies in customer segregated accounts held at the firm. As a result, the SEC and CFTC determined that a liquidation led by the Securities Investor Protection Corporation (SIPC) would be the safest and most prudent course of action to protect customer accounts and assets, and a SIPC-led liquidation commenced. The Company held assets in customer segregated and secured amount accounts on deposit as required to support futures positions at MF Global as of October 31, 2011.

On November 21, 2011, the liquidation trustee for MF Global (the Trustee) made a statement that the apparent shortfall in MF Global segregated funds could be as much as $1.2 billion. In light of the foregoing, the inherent uncertainty in the timing and results of the liquidation process from the bankruptcy proceedings, and after consultation with professional advisors, the Managing Member made the decision to account for the Company’s estimated exposure to such shortfall by taking a reserve, in accordance with GAAP, of $7,330,679 or 2.33% of the members’ equity of the Total Index Series and $486,844 or 3.17% of the members’ equity of the Agricultural Sector Series. The amount of the receivable from MF Global increased from December 31, 2011 due to foreign currency conversions recorded in January 2012 of $157,344, and was reduced by a distribution by the Trustee of $826,971 in September 2012.

On November 1, 2012, the Company sold its MF Global claims for both the Total Index Series and the Agricultural Sector Series. The US trading account claims (4d) were sold for 97.75% of the total claim amount and the foreign futures trading accounts (30.7) were sold for 92.75% of the total claim amount. The sale amount of the claims was recorded on October 31, 2012 and the proceeds were received on November 2, 2012 for both the Total Index Series and Agricultural Sector Series in the amounts of $16,047,085 and $1,339,829, respectively. As a result of the sale of the MF Global claims the MF Global gain recorded in 2012 was $5,688,660 and $347,629 for the Total Index Series and Agricultural Sector Series, respectively. Redeemed investors that invested in either series prior to October 31, 2011 were paid their pro rata share of the claims sale proceeds.

RICI® Linked – PAM Advisors Fund, LLC

Note 5. MF Global Bankruptcy (Continued)

Given the adverse impact of the MF Global liquidation and surrounding events, the Company issued separate classes of Interests to Members (Class B Interests) who invest in the Total Index Series or the Agricultural Sector Series on or after November 1, 2011. Members in these separate classes of Interests did not participate in any losses related to the MF Global liquidation nor did they participate in the recoveries from MF Global or the reversals of any reserves or losses taken related to the MF Global liquidation. The Class A Interests, a separate class of Interests issued to Members prior October 31, 2011 are no longer being offered.

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

Non-managing members may withdraw some or all of their interest in the Company as of the end of any calendar month upon five business days prior written notice. Withdrawals from the Company made prior to the end of the sixth full calendar month following a non-managing member’s initial investment in the Company are subject to a withdrawal charge, payable to the relevant Series, equal to 1 percent of the amount withdrawn, provided that such charge will not apply if the withdrawal is resulting from a request to exchange Interests in one Series for Interests in another Series. The Managing Member may defer or suspend withdrawal rights under certain circumstances.

Distributions may be made at the discretion of the Managing Member. Distributions need not be made pro rata to all non-managing members of the Company based on the balance of their capital accounts. However, given the monthly liquidity of the Company, no distributions are anticipated.

Note 7. The Managing Member

Price Asset Management, Inc. (PAM), an Illinois corporation, is the managing member, commodity pool operator and commodity trading advisor of the Company. PAM is also registered with the SEC as a registered investment adviser.

The Managing Member will maintain a capital account balance in each Series sufficient for such Series to be treated as a partnership for federal income tax purposes (which may be $0) and may make withdrawals from its capital accounts without notice to the non-managing members. The Managing Member is not subject to the Managing Member’s management fee, but will otherwise bear its proportionate share of the Company’s expenses.

Note 8. Fees and Expenses

The Company pays the Managing Member a monthly management fee of 0.054167 percent of the month-end Net Asset Value of each non-managing member’s capital account in the Company (0.65 percent per annum). The Managing Member may waive or reduce its management fee in respect of any non-managing member without entitling any other non-managing member to a similar waiver or reduction. There were no waived fees for the years ended December 31, 2012, 2011 and 2010.

The management fees for the years ended December 31, 2012, 2011 and 2010, were as follows, and is reflected in the statements of operations.

	2012	2011	2010
Total Index Series	$1,916,415	$2,194,951	$1,568,683
Agricultural Sector Series	84,882	106,704	107,078
Energy Sector Series	—	—	10,726
The Company	2,001,297	2,301,655	1,686,487

Non-managing members in the Company introduced by their respective selling agents may be charged a monthly service fee of 0.0833 percent (1 percent per annum) payable to the selling agent. They may also be charged an upfront sales fee of up to one percent of the subscriptions amount that is deducted from the subscription proceeds and paid to the applicable selling agent, if any. For the years ended December 31, 2012, 2011 and 2010 subscriptions are net of the following amounts in sales fees that were charged to applicable non-managing members.

RICI® Linked – PAM Advisors Fund, LLC

Note 8. Fees and Expenses (Continued)

	2012	2011	2010
Total Index Series	$9,650	$19,037	$28,400
Agricultural Sector Series	5,750	9,353	17,900
Energy Sector Series	—	—	—
The Company	15,400	28,390	46,300

Non-managing members introduced through qualified advisors, including the marketing representative, Uhlmann Price Securities, LLC, will not be charged a service fee. Uhlmann Price Securities, LLC, an affiliate of the Managing Member, will be paid its introducing fee by the Managing Member without reimbursement from the Company. The Company incurred the following amount of servicing fees to the selling agents during the years ended December 31, 2012, 2011 and 2010 respectively.

	2012	2011	2010
Total Index Series	$109,638	$135,874	$119,620
Agricultural Sector Series	18,419	29,966	21,679
Energy Sector Series	—	—	71
The Company	128,057	165,840	141,370

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

The Price Futures Group, Inc. (Price), an affiliate of the Managing Member, acts as the introducing broker for the Company, whereby certain accounts of the Company are introduced to the Company’s clearing broker. A portion of the brokerage fee paid by the Company for clearing transactions is paid to Price, by the clearing broker.

Commencing June 1, 2010, the Company pays 0.0083 percent (0.10 percent per annum) of the month-end net asset value, Series by Series, as a support service fee to pay broker-dealers for distribution related services to the Company for hosting distribution platforms or providing custody solutions.

The Company incurred the following amount of support services fees during the years ended December 31, 2012, 2011 and 2010, respectively.

	2012	2011	2010
Total Index Series	$294,673	$337,502	$160,240
Agricultural Sector Series	13,052	16,407	9,302
Energy Sector Series	—	—	426
The Company	307,725	353,909	169,968

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

Credit risk and concentration of credit risk: Credit risk arises primarily from the potential inability of counterparties, such as clearing brokers, banks or other financial institutions, to perform in accordance with the terms of a contract. The Company’s exposure to credit risk associated with counterparty nonperformance is limited to the current cost to replace all contracts in which the Company has a gain. Exchange traded financial instruments, such as financial futures, generally do not give rise to significant counterparty exposure due to daily cash settlement procedures for daily gains and losses and the margin requirements of the individual exchanges.

RICI® Linked – PAM Advisors Fund, LLC

Note 9. Trading Activities and Related Risks (Continued)

The Company clears all of its trades through ADM Investor Services, Inc. and RBC Capital Markets, LLC. In the event these brokers do not fulfill their obligations, the Company may be exposed to risk.

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

Note 10. Financial Highlights

Financial highlights for non-managing members of the Company for the years ended December 31, 2012, 2011 and 2010 are as follows:

	Total Index Series			Agricultural Sector Series			Energy Sector Series
	2012	2011	2010	2012	2011	2010	2012	2011	2010 (3)
Total Return	2.86%	(10.20)%	17.67%	3.13%	(19.64)%	34.81%	—%	—%	(7.61)%

Ratios to average members’ equity (net assets)
Total expenses (1)	0.94%	0.92%	0.96%	1.30%	1.22%	1.17%	—%	—%	1.59%

Net investment income (loss) (2)	1.00%	(3.07)%	(0.92)%	1.38%	(4.13)%	(1.14)%	—%	—%	(1.54)%

(1)	The ratio of operating expenses to average members’ equity (net asset) values does not include brokerage commissions.
(2)	Net investment income (loss) does not include net realized and unrealized gains and losses and the related brokerage commissions of the Series.
(3)	Annualized.

Each ratio is calculated for the non-managing members taken as a whole. The computation of an individual non-managing member’s ratios may vary from the ratios calculated above based on any fee waivers and the timing of capital transactions or participation in gains or losses from MF Global.

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

RICI® Linked – PAM Advisors Fund, LLC

Note 12. Subsequent Events

Subsequent to December 31, 2012, subscriptions and withdrawals of interests were as follows:

	Total Index Series		Agricultural Sector Series		Total RICI ® Linked - PAM Advisors Fund, LLC
	Subscriptions	Withdrawals	Subscriptions	Withdrawals	Subscriptions	Withdrawals
January	$11,159,252	$2,853,788	$55,579	$—	$11,214,831	$2,853,788
February	$963,565	8,226,880	39,600	192,481	1,003,165	8,419,361
March	$1,122,796	—	—	—	1,122,796	—

Total	$13,245,613	$11,080,668	$95,179	$192,481	$13,340,792	$11,273,149