Form 10-K, Exhibit 13
period 2013-12-31
RICI Linked - PAM Advisors Fund, LLC
filed 2014-03-28
CIK 1462567

Exhibit 13.01

RICI® Linked – PAM Total Index Series

RICI® Linked – PAM Agricultural Sector Series

each a series of

RICI® Linked - PAM Advisors Fund, LLC

Financial Report

December 31, 2013,  2012 and 2011

Report of Independent Registered Public Accounting Firm

To the Members

RICI® Linked - PAM Advisors Fund, LLC

We have audited the accompanying statements of financial condition, including the condensed schedules of investments, of RICI® Linked – PAM Total Index Series (the Total Index Series) and RICI® Linked – PAM Agricultural Sector Series (the Agricultural Sector Series), each a series of RICI® Linked – PAM Advisors Fund, LLC (the Company), and the Company, as of December 31, 2013 and 2012, and the related statements of operations and changes in members’ equity (net assets) for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company, the Total Index Series and the Agricultural Sector Series are not required to have, nor were we engaged to perform an audit of their internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company, the Total Index Series and the Agricultural Sector Series’ internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RICI® Linked – PAM Total Index Series, RICI® Linked – PAM Agricultural Sector Series, and RICI® Linked – PAM Advisors Fund, LLC, as of December 31, 2013 and 2012, and the results of their operations for each of the three years in the period ended December 31, 2013 in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey LLP

Chicago, Illinois

March 28, 2014

RICI® Linked - PAM Advisors Fund, LLC

Statements of Financial Condition

December 31, 2013 and December 31, 2012

	Total Index Series		Agricultural Sector Series		Total RICI® Linked - PAM Advisors Fund, LLC
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Assets
Equity in broker trading account
Cash	$29,005,532	$35,834,498	$2,152,461	$2,626,089	$31,157,993	$38,460,587
Net unrealized loss on open futures contracts	(2,740,705)	(660,454)	(161,948)	(447,627)	(2,902,653)	(1,108,081)
	26,264,827	35,174,044	1,990,513	2,178,462	28,255,340	37,352,506

Cash and cash equivalents	8,840,635	22,155,680	80,191	355,529	8,920,826	22,511,209
Investments
Government-sponsored enterprise securities,
at fair value	184,959,750	219,959,160	4,999,085	9,698,930	189,958,835	229,658,090
Mutual funds, at fair value	8,000,033	10,000,554	50,001	200,000	8,050,034	10,200,554
Total assets	$228,065,245	$287,289,438	$7,119,790	$12,432,921	$235,185,035	$299,722,359

Liabilities and Members' Equity (Net Assets)
Accrued operating expenses	$159,925	$145,587	$65,324	$50,011	$225,249	$195,598
Management fee payable to Managing Member	123,416	155,139	3,803	6,686	127,219	161,825
Support services fee payable	18,977	23,854	585	1,028	19,562	24,882
Servicing fee payable to selling agent	20,226	27,046	2,538	4,589	22,764	31,635
Withdrawals payable	6,271,310	14,926,716	8,532	555,579	6,279,842	15,482,295
Subscriptions received in advance	-	650,000	-	-	-	650,000
	6,593,854	15,928,342	80,782	617,893	6,674,636	16,546,235
Members' equity (net assets)	221,471,391	271,361,096	7,039,008	11,815,028	228,510,399	283,176,124

Total liabilities and members' equity (net assets)	$228,065,245	$287,289,438	$7,119,790	$12,432,921	$235,185,035	$299,722,359

The accompanying notes are an integral part of these financial statements.

RICI® Linked - PAM Advisors Fund, LLC

Condensed Schedule of Investments

December 31, 2013

	Total Index Series		Agricultural Sector Series		Total RICI® Linked - PAM Advisors Fund, LLC
	Net Unrealized		Net Unrealized		Net Unrealized
	Gain (Loss)	Percent of	Gain (Loss)	Percent of	Gain (Loss)	Percent of
	on Open	Members'	on Open	Members'	on Open	Members'
	Long Futures	Equity	Long Futures	Equity	Long Futures	Equity
	Contracts	(Net Assets)	Contracts	(Net Assets)	Contracts	(Net Assets)
Futures contracts
United States
Agriculture	$(1,751,053)	(0.79)%	$-	-%	$(1,895,327)	(0.83)%
31 March 2014 CBOT Wheat Contracts	-	-	(109,188)	(1.55)	-	-
Other*	-	-	(35,086)	(0.50)	-	-
Energy*	298,019	0.13	-	-	298,019	0.13
Metals*	(738,170)	(0.33)	-	-	(738,170)	(0.32)
Total futures contracts - United States	(2,191,204)	(0.99)	(144,274)	(2.05)	(2,335,478)	(1.02)
Foreign
Agriculture*	(122,960)	(0.06)	(17,674)	(0.25)	(140,634)	(0.06)
Energy*	(128,822)	(0.06)	-	-	(128,822)	(0.06)
Metals*	(297,719)	(0.13)	-	-	(297,719)	(0.13)
Total futures contracts - Foreign	(549,501)	(0.25)	(17,674)	(0.25)	(567,175)	(0.25)
Total net unrealized loss on open futures contracts	$(2,740,705)	(1.24)%	$(161,948)	(2.30)%	$(2,902,653)	(1.27)%

* No individual futures contract position constituted greater than 1% of members' equity (net assets).
Accordingly, the number of contracts and expiration dates are not presented.
The accompanying notes are an integral part of these financial statements.

RICI® Linked - PAM Advisors Fund, LLC

Condensed Schedule of Investments

December 31, 2013

	Total Index Series			Agricultural Sector Series			Total RICI® Linked - PAM Advisors Fund, LLC
			Percent of			Percent of			Percent of
			Members'			Members'			Members'
Government-sponsored enterprise securities			Equity			Equity			Equity
United States	Cost	Fair Value	(Net Assets)	Cost	Fair Value	(Net Assets)	Cost	Fair Value	(Net Assets)
U.S.Treasury Bills
$20,000,000 Treasury bill due 01/09/2014	$19,999,042	$20,000,000	9.03%	$-	$-	-%	$19,999,042	$20,000,000	8.75%
$20,000,000 Treasury bill due 02/13/2014	19,993,469	19,999,600	9.03	-	-	-	19,993,469	19,999,600	8.75
$3,000,000 Treasury bill due 03/13/2014	-	-	-	2,999,657	2,999,760	42.62	2,999,657	2,999,760	1.31
$500,000 Treasury bill due 03/27/2014	-	-	-	499,900	499,925	7.10	499,900	499,925	0.22
$20,000,000 Treasury bill due 03/27/2014	19,995,435	19,997,000	9.03	-	-	-	19,995,435	19,997,000	8.75
$15,000,000 Treasury bill due 04/17/2014	14,993,972	14,998,350	6.77	-	-	-	14,993,972	14,998,350	6.56
$20,000,000 Treasury bill due 05/08/2014	19,992,073	19,996,000	9.03	-	-	-	19,992,073	19,996,000	8.75
$30,000,000 Treasury bill due 06/12/2014	29,988,109	29,992,800	13.54	-	-	-	29,988,109	29,992,800	13.13
$60,000,000 Treasury bill due 06/26/2014	59,974,656	59,976,000	27.08	-	-	-	59,974,656	59,976,000	26.25
$1,500,000 Treasury bill due 06/26/2014	-	-	-	1,499,372	1,499,400	21.30	1,499,372	1,499,400	0.66
Total Government-sponsored enterprise securities	$184,936,756	$184,959,750	83.51%	$4,998,928	$4,999,085	71.02%	$189,935,685	$189,958,835	83.13%
Mutual funds
United States
Federated Government Obligations Fund
(4,000,033 shares)	$4,000,033	$4,000,033	1.81%	$-	$-	-%	$4,000,033	$4,000,033	1.75%
Federated Government Obligations Fund
(50,001 shares)	-	-	-	50,001	50,001	0.71	50,001	50,001	0.02
AIM Government & Agency Portfolio
Institutional (4,000,000 shares)	4,000,000	4,000,000	1.81	-	-	-	4,000,000	4,000,000	1.75
Total mutual funds	$8,000,033	$8,000,033	3.62%	$50,001	$50,001	0.71%	$8,050,034	$8,050,034	3.52%

The accompanying notes are an integral part of these financial statements.

RICI® Linked - PAM Advisors Fund, LLC

Condensed Schedule of Investments

December 31, 2012

	Total Index Series		Agricultural Sector Series		Total RICI® Linked - PAM Advisors Fund, LLC
	Net Unrealized		Net Unrealized		Net Unrealized
	Gain (Loss)	Percent of	Gain (Loss)	Percent of	Gain (Loss)	Percent of
	on Open	Members'	on Open	Members'	on Open	Members'
	Long Futures	Equity	Long Futures	Equity	Long Futures	Equity
	Contracts	(Net Assets)	Contracts	(Net Assets)	Contracts	(Net Assets)
Futures contracts
United States
Agriculture	$(3,604,351)	(1.33)%	$-	-%	$(4,055,094)	(1.43)%
46 March 2013 CBOT Corn Contracts	-	-	(120,450)	(1.02)	-	-
40 March 2013 CBOT Wheat Contracts	-	-	(195,238)	(1.65)	-	-
Other*	-	-	(135,055)	(1.14)	-	-
Energy*	431,994	0.16	-	-	431,994	0.15
Metals*	(515,960)	(0.19)	-	-	(515,960)	(0.18)
Total futures contracts - United States	(3,688,317)	(1.36)	(450,743)	(3.81)	(4,139,060)	(1.46)
Foreign
Agriculture*	4,585	**	3,116	0.03	7,701	**
Energy*	141,040	0.05	-	-	141,040	0.05
Metals*	2,882,238	1.06	-	-	2,882,238	1.02
Total futures contracts - Foreign	3,027,863	1.11	3,116	0.03	3,030,979	1.07
Total net unrealized loss on open futures contracts	$(660,454)	(0.25)%	$(447,627)	(3.78)%	$(1,108,081)	(0.39)%

* No individual futures contract position constituted greater than 1% of members' equity (net assets).
Accordingly, the number of contracts and expiration dates are not presented.
** Represents less than 0.01% of member's equity (net assets).
The accompanying notes are an integral part of these financial statements.

RICI® Linked - PAM Advisors Fund, LLC

Condensed Schedule of Investments

December 31, 2012

	Total Index Series			Agricultural Sector Series			Total RICI® Linked - PAM Advisors Fund, LLC
			Percent of			Percent of			Percent of
			Members'			Members'			Members'
Government-sponsored enterprise securities			Equity			Equity			Equity
United States	Cost	Fair Value	(Net Assets)	Cost	Fair Value	(Net Assets)	Cost	Fair Value	(Net Assets)
U.S.Treasury Bills
$40,000,000 Treasury bill due 01/10/2013	$39,971,850	$39,999,600	14.74%	$-	$-	-%	$39,971,850	$39,999,600	14.13%
$30,000,000 Treasury bill due 01/17/2013	29,982,858	29,999,700	11.06	-	-	-	29,982,858	29,999,700	10.59
$6,200,000 Treasury bill due 01/17/2013	-	-	-	6,196,241	6,199,938	52.48	6,196,241	6,199,938	2.19
$16,000,000 Treasury bill due 02/07/2013	15,988,675	15,999,520	5.90	-	-	-	15,988,675	15,999,520	5.65
$4,000,000 Treasury bill due 02/28/2013	3,997,499	3,999,840	1.47	-	-	-	3,997,499	3,999,840	1.41
$1,000,000 Treasury bill due 02/28/2013	-	-	-	999,378	999,960	8.46	999,378	999,960	0.35
$20,000,000 Treasury bill due 04/11/2013	19,986,068	19,996,400	7.37	-	-	-	19,986,068	19,996,400	7.06
$20,000,000 Treasury bill due 04/18/2013	19,985,830	19,995,800	7.37	-	-	-	19,985,830	19,995,800	7.06
$20,000,000 Treasury bill due 04/18/2013	19,985,828	19,995,800	7.37	-	-	-	19,985,828	19,995,800	7.06
$40,000,000 Treasury bill due 05/09/2013	39,973,839	39,987,200	14.74	-	-	-	39,973,839	39,987,200	14.12
$1,000,000 Treasury bill due 05/16/2013	-	-	-	999,405	999,660	8.46	999,405	999,660	0.35
$30,000,000 Treasury bill due 06/20/2013	29,986,453	29,985,300	11.05	-	-	-	29,986,453	29,985,300	10.59
$1,500,000 Treasury bill due 06/20/2013	-	-	-	1,499,372	1,499,372	12.69	1,499,372	1,499,372	0.53
Total Government-sponsored enterprise securities	$219,858,900	$219,959,160	81.07%	$9,694,396	$9,698,930	82.09%	$229,553,296	$229,658,090	81.09%
Mutual funds
United States
Federated Government Obligations Fund
(5,000,057 shares)	$5,000,067	$5,000,057	1.84%	$-	$-	-%	$5,000,067	$5,000,057	1.77%
Federated Government Obligations Fund
(100,000 shares)	-	-	-	100,000	100,000	0.85	100,000	100,000	0.04
AIM Government & Agency Portfolio
Institutional (5,000,497 shares)	5,000,497	5,000,497	1.84	-	-	-	5,000,497	5,000,497	1.77
AIM Government & Agency Portfolio
Institutional (100,000 shares)	-	-	-	100,000	100,000	0.85	100,000	100,000	0.04
Total mutual funds	$10,000,564	$10,000,554	3.68%	$200,000	$200,000	1.70%	$10,200,564	$10,200,554	3.58%

The accompanying notes are an integral part of these financial statements.

RICI® Linked - PAM Advisors Fund, LLC

Statements of Operations

Years Ended December 31, 2013, 2012, 2011

	Total Index Series			Agricultural Sector Series			Total RICI® Linked - PAM Advisors Fund, LLC
	2013	2012	2011	2013	2012	2011	2013	2012	2011
Realized and unrealized gains (losses) on investments
Realized gains (losses) on futures contracts	$(10,241,195)	$(715,640)	$6,048,457	$(1,460,819)	$467,837	$(789,315)	$(11,702,014)	$(247,803)	$5,259,142
Realized gains on securities	253,520	194,219	437,116	10,433	7,445	20,120	263,953	201,664	457,236
Change in unrealized gains
(losses) on open futures contracts	(2,080,251)	6,373,625	(27,932,012)	285,679	(229,374)	(2,009,749)	(1,794,572)	6,144,251	(29,941,761)
Change in unrealized gains
(losses) on securities	(77,256)	50,160	(92,490)	(4,377)	2,016	(2,908)	(81,633)	52,176	(95,398)
Brokerage commissions	(493,450)	(528,501)	(577,517)	(24,601)	(27,763)	(34,806)	(518,051)	(556,264)	(612,323)
Net realized and unrealized
gain (loss) on investments	(12,638,632)	5,373,863	(22,116,446)	(1,193,685)	220,161	(2,816,658)	(13,832,317)	5,594,024	(24,933,104)

Investment income
Interest income	16,265	22,159	34,465	1,202	1,291	1,752	17,467	23,450	36,217
MF Global Recovery (loss)	-	5,688,660	(7,330,679)	-	347,629	(486,844)	-	6,036,289	(7,817,523)
	16,265	5,710,819	(7,296,214)	1,202	348,920	(485,092)	17,467	6,059,739	(7,781,306)
Expenses
Management fees	1,643,869	1,916,415	2,194,951	63,278	84,882	106,704	1,707,147	2,001,297	2,301,655
Operating expenses	437,194	446,137	466,268	55,013	53,447	51,451	492,207	499,584	517,719
Support services fee	252,766	294,673	337,502	9,729	13,052	16,407	262,495	307,725	353,909
Servicing fees	91,700	109,638	135,874	13,351	18,419	29,966	105,051	128,057	165,840
	2,425,529	2,766,863	3,134,595	141,371	169,800	204,528	2,566,900	2,936,663	3,339,123
Net investment income (loss)	(2,409,264)	2,943,956	(10,430,809)	(140,169)	179,120	(689,620)	(2,549,433)	3,123,076	(11,120,429)
Net income (loss)	$(15,047,896)	$8,317,819	$(32,547,255)	$(1,333,854)	$399,281	$(3,506,278)	$(16,381,750)	$8,717,100	$(36,053,533)
The accompanying notes are an integral part of these financial statements.

RICI® Linked - PAM Advisors Fund, LLC

Statement of Changes in Members' Equity (Net Assets)

Years Ended December 31, 2013, 2012 and 2011

	Total Index Series			Agricultural Sector Series			Total RICI® Linked - PAM Advisors Fund, LLC
	Managing Member	Non-Managing Members	Total	Managing Member	Non-Managing Members	Total	Managing Member	Non-Managing Members	Total
Members' equity (net assets)
December 31, 2010	$40,880	$325,577,491	$325,618,371	$43,751	$17,514,718	$17,558,469	$84,631	$343,092,209	$343,176,840
Subscriptions, net	-	62,986,349	62,986,349	-	3,160,037	3,160,037	-	66,146,386	66,146,386
Withdrawals	-	(63,031,098)	(63,031,098)	-	(5,623,982)	(5,623,982)	-	(68,655,080)	(68,655,080)
Net loss	(3,878)	(32,543,377)	(32,547,255)	(8,240)	(3,498,038)	(3,506,278)	(12,118)	(36,041,415)	(36,053,533)
Members' equity (net assets)
December 31, 2011	$37,002	$292,989,365	$293,026,367	$35,511	$11,552,735	$11,588,246	$72,513	$304,542,100	$304,614,613
Subscriptions, net		52,314,590	52,314,590		2,883,284	2,883,284	-	55,197,874	55,197,874
Withdrawals		(82,297,680)	(82,297,680)		(3,055,783)	(3,055,783)	-	(85,353,463)	(85,353,463)
Net income	1,319	8,316,500	8,317,819	1,290	397,991	399,281	2,609	8,714,491	8,717,100
Members' equity (net assets)
December 31, 2012	$38,321	$271,322,775	$271,361,096	$36,801	$11,778,227	$11,815,028	$75,122	$283,101,002	$283,176,124
Subscriptions, net	-	40,056,903	40,056,903	-	419,157	419,157	-	40,476,060	40,476,060
Withdrawals	-	(74,898,712)	(74,898,712)	-	(3,861,323)	(3,861,323)	-	(78,760,035)	(78,760,035)
Net loss	(1,904)	(15,045,992)	(15,047,896)	(4,449)	(1,329,405)	(1,333,854)	(6,353)	(16,375,397)	(16,381,750)
Members' equity (net assets)
December 31, 2013	$36,417	$221,434,974	$221,471,391	$32,352	$7,006,656	$7,039,008	$68,769	$228,441,630	$228,510,399

Notes to Financial Statements

Note 1.Nature of Operations and Significant Accounting Policies

RICI® Linked - PAM Advisors Fund, LLC (the Company) is a limited liability company organized under the Delaware Limited Liability Company Act.  The Company engages in the speculative trading of commodity futures, and may engage in the speculative trading of options on futures, forward contracts and other derivatives, on exchanges and markets located in the United States (U.S.) and abroad.  These financial statements incorporate the financial condition, results of operations and changes in members’ equity (net assets) of the Company as a whole as well as each Series of membership interest in the Company.

The Company consists of four series (each, a Series) of limited liability company interests (Interests): the RICI® Linked – PAM Total Index Series ( the Total Index Series), the RICI® Linked – PAM Agricultural Sector Series (the Agricultural Sector Series), the RICI® Linked – PAM Energy Sector Series (the Energy Sector Series), and the RICI® Linked – PAM Metals Sector Series (the Metals Sector Series). Each Series invests substantially all of its assets in derivative contracts representing the commodity positions contained in the Rogers International Commodity Index® (Index), or a sub-index thereof. Currently, three Series have commenced trading, the Total Index Series, which began trading May 8, 2007, the Agricultural Sector Series, which began trading February 7, 2008, and the Energy Sector Series, which began trading January 1, 2010.   The Energy Sector Series ceased operations after paying out withdrawal proceeds with respect to the July 31, 2010 withdrawal date.  The Metals Sector Series has not yet commenced operations.

The Company is permitted to track the Index under a licensing arrangement granted by Beeland Interests, Inc.  Prior to April 1, 2013, the Company’s use of the Index has been governed by a sub-licensing arrangement with Beeland Management, LLC, another licensee of Beeland Interests, Inc.  Effective April 1, 2013, the Company has entered into a licensing agreement directly with Beeland Interests, Inc.  If the license arrangement with Beeland Interests, Inc. were to terminate and the Company lost use of the Index, the Company would not be able to raise additional capital.

Price Asset Management, Inc. (PAM) is the Managing Member of the Company.  The Company is organized as a “series” limited liability company such that, pursuant to Section 18-215(b) of the Delaware Limited Liability Company Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable only against the assets of such Series and not against the assets of the Company generally or any other Series. Accordingly, the assets of one Series of the Company include only those funds and other assets that are paid to, held by or distributed to the Company on account of and for the benefit of that Series, including, without limitation, funds delivered to the Company for investment in that Series.

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

Securities and derivative financial instruments:  Investments in securities and derivative financial instruments and related expenses are recorded on trade date and at fair value.  Gains and losses are realized when contracts are liquidated and are included as net realized gain (loss) on investments in the statement of operations.  Unrealized gains or losses on open contracts (the difference between contract purchase price and market price) at the date of the statements of financial condition are included in equity in broker trading accounts as a net unrealized gain or loss, as there exists a right to offset.  The difference between the cost and the fair value of open investments is reflected as unrealized gains (losses) on investments. Any change in

Note 1.Nature of Operations and Significant Accounting Policies (Continued)

net unrealized gain or loss from the preceding period is reported in the statements of operations.  Brokerage commissions include clearing and exchange fees and are separately reported in the statements of operations.

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

The FASB provides guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements.  The guidance requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority.  Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense and liability in the current year.  Through December 31, 2013 management has determined that there are no material uncertain income tax positions.

The Company is not subject to examination by U.S. Federal and state tax authorities for years before 2010.

Statement of cash flows:  The Company has elected not to provide statements of cash flows as permitted by GAAP as all of the following conditions have been met:

During the period, substantially all of the Company’s investments were classified as Level 1 and Level 2 assets and liabilities within the Fair Value hierarchy;

Substantially all of the Company’s investments are carried at fair value;

The Company had little or no debt during the period; and

The Company’s financial statements include a statement of changes in members’ equity (net assets).

Recently adopted accounting pronouncements:  In December 2011, the FASB issued new guidance that requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. This guidance is effective for annual and interim periods beginning on or after January 1, 2013. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The adoption of this guidance did not have a material impact on the Company’s financial position or results of operations.

Note 2.Fair Value of Financial Instruments

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

Note 2.Fair Value of Financial Instruments (Continued)

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

The following table summarizes the Company’s assets and liabilities measured at fair value on a recurring basis within the fair value hierarchy as of:

	Total Index Series		Agricultural Sector Series		Total RICI® Linked - PAM Advisors Fund, LLC
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012	2013	2012
Description	Level 1	Level 1	Level 1	Level 1	Level 1	Level 1

Equity in broker trading
account
Futures contracts	$(2,740,705)	$(660,454)	$(161,948)	$(447,627)	$(2,902,653)	$(1,108,081)
Cash and cash equivalents
Money market funds	8,236,611	11,779,729	28,311	309,127	8,264,922	12,088,856
Investments
Government-sponsored
enterprise securities	184,959,750	219,959,160	4,999,085	9,698,930	189,958,835	229,658,090
Mutual funds	8,000,033	10,000,554	50,001	200,000	8,050,034	10,200,554
	$198,455,689	$241,078,989	$4,915,449	$9,760,430	$203,371,138	$250,839,419

At December 31, 2013 and 2012 and for the years then ended, the Company had no Level 2 or Level 3 assets or liabilities.  The Company assesses the levels or assets and liabilities measured at fair value at each measurement date, and transfers between levels are recognized on the actual date of the event or change in circumstance that caused the transfer.  There was no transfer among Levels 1, 2 and 3 during the years ended December  31, 2013 and 2012.

In addition, substantially all of the Company’s other assets and liabilities are considered financial instruments and are reflected at fair value, or at carrying amounts that approximate fair value because of the short maturity of the instruments.

Note 3.Derivative Instruments

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

Note 3. Derivative Instruments (Continued)

As of December 31, 2013 and December 31, 2012 the Total Index Series’ derivative contracts had the following impact on the statement of financial condition:

Total Index Series

			Asset Derivatives	Liability Derivatives
	Contract Risk	Location	December 31, 2013	December 31, 2013	Net

Futures:	Commodity price	Equity in broker trading account
Agriculture			$927,126	$(2,801,139)	$(1,874,013)
Energy			585,353	(416,156)	169,197
Metals			2,153,694	(3,189,583)	(1,035,889)

			$3,666,173	$(6,406,878)	$(2,740,705)

			Asset Derivatives	Liability Derivatives
	Contract Risk	Location	December 31, 2012	December 31, 2012	Net

Futures:	Commodity price	Equity in broker trading account
Agriculture			$1,123,319	$(4,723,085)	$(3,599,766)
Energy			924,732	(351,698)	573,034
Metals			3,996,960	(1,630,682)	2,366,278

			$6,045,011	$(6,705,465)	$(660,454)

For the years ended December  31, 2013, 2012 and 2011 the Total Index Series’ derivative contracts had the following impact on the statement of operations:

		Year Ended December 31, 2013
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$(12,228,573)	$1,725,753	$(10,502,820)
Energy		8,584,100	(403,837)	8,180,263
Metals		(6,596,722)	(3,402,167)	(9,998,889)

		$(10,241,195)	$(2,080,251)	$(12,321,446)

		Year ended December 31, 2012
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$6,076,139	$(10,497,383)	$(4,421,244)
Energy		(3,399,815)	7,430,349	4,030,534
Metals		(3,391,964)	9,440,659	6,048,695

		$(715,640)	$6,373,625	$5,657,985

Note 3. Derivative Instruments (Continued)

		Year Ended December 31, 2011
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$(4,357,794)	$(13,715,042)	$(18,072,836)
Energy		11,987,561	(4,731,294)	7,256,267
Metals		(1,581,310)	(9,485,676)	(11,066,986)

		$6,048,457	$(27,932,012)	$(21,883,555)

For the years ended December 31, 2013, 2012 and 2011, the monthly average number of futures contracts bought and sold was approximately 6,440,  6,998, and 7,055, respectively.

As of December 31, 2013 and December 31, 2012, the gross and net information related to derivatives eligible for offset had the following impact on the statement of financial condition.

	Year Ended December 31, 2013
	Gross Amount of Recognized Assets and Liabilities	Gross Amounts Offset in the Statement of Financial Condition	Net Amount of Unrealized Loss Presented in the Statement of Financial Condition
Assets
U.S. and foreign futures contracts	$3,666,173	$(3,666,173)	$-

Liabilities
U.S. and foreign futures contracts	6,406,878	(3,666,173)	2,740,705

Derivatives Assets and Liabilities and Collateral Received by Counterparty
As of December 31, 2013

	Net Amount of Unrealized Gain (Loss) Presented in the	Gross Amounts Not Offset in the Statement of Financial Condition
Counterparty	Statement of Financial Condition	Financial Instruments	Cash Collateral Deposited	Net Amount

Counterparty A	$(2,909,902)	$-	$2,909,902	$-
Counterparty B	169,197	-	(169,197)	-
Total	$(2,740,705)	$-	$2,740,705	$-

Note 3. Derivative Instruments (Continued)

	Year Ended December 31, 2012
	Gross Amount of Recognized Assets and Liabilities	Gross Amounts Offset in the Statement of Financial Condition	Net Amount of Unrealized Loss Presented in the Statement of Financial Condition
Assets
U.S. and foreign futures contracts	$6,045,011	$(6,045,011)	$-

Liabilities
U.S. and foreign futures contracts	6,705,465	(6,045,011)	660,454

Derivatives Assets and Liabilities and Collateral Received by Counterparty
As of December 31, 2012

	Net Amount of Unrealized Gain (Loss) Presented in the	Gross Amounts Not Offset in the Statement of Financial Condition
Counterparty	Statement of Financial Condition	Financial Instruments	Cash Collateral Deposited	Net Amount

Counterparty A	$(1,233,488)	$-	$1,233,488	$-
Counterparty B	573,034	-	(573,034)	-
Total	$(660,454)	$-	$-	$-

Agricultural Sector Series

As of December 31, 2013 and 2012, the Agricultural Sector Series’ derivative contracts had the following impact on the statement of financial condition:

			Asset Derivatives	Liability Derivatives
	Contract Risk	Location	December 31, 2013	December 31, 2013	Net

Futures:	Commodity price	Equity in broker trading account
Agriculture			$84,852	$(246,800)	$(161,948)
Energy			-	-	-
Metals			-	-	-

			$84,852	$(246,800)	$(161,948)

			Asset Derivatives	Liability Derivatives
	Contract Risk	Location	December 31, 2012	December 31, 2012	Net

Futures:	Commodity price	Equity in broker trading account
Agriculture			$143,072	$(590,699)	$(447,627)
Energy			-	-	-
Metals			-	-	-

			$143,072	$(590,699)	$(447,627)

Note 3. Derivative Instruments (Continued)

For the years ended December  31, 2013, 2012 and 2011, the Agricultural Sector Series’ derivative contracts had the following impact on the statement of operations:

		Year Ended December 31, 2013
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$(1,460,819)	$285,679	$(1,175,140)
Energy		-	-	-
Metals		-	-	-

		$(1,460,819)	$285,679	$(1,175,140)

		Year ended December 31, 2012
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$467,837	$(229,374)	$238,463
Energy		-	-	-
Metals		-	-	-

		$467,837	$(229,374)	$238,463

		Year ended December 31, 2011
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$(789,315)	$(2,009,749)	$(2,799,064)
Energy		-	-	-
Metals		-	-	-

		$(789,315)	$(2,009,749)	$(2,799,064)

For the years ended December  31, 2013, 2012 and 2011, the monthly average number of futures contracts bought and sold was approximately 328,  381 and 373, respectively.

As of December 31, 2013 and December 31, 2012, the gross and net information related to derivatives eligible for offset had the following impact on the statement of financial condition.

	Year Ended December 31, 2013
	Gross Amount of Recognized Assets and Liabilities	Gross Amounts Offset in the Statement of Financial Condition	Net Amount of Unrealized Loss Presented in the Statement of Financial Condition
Assets
U.S. and foreign futures contracts	$84,852	$(84,852)	$-

Liabilities
U.S. and foreign futures contracts	246,800	(84,852)	161,948

Note 3. Derivative Instruments (Continued)

Derivatives Assets and Liabilities and Collateral Received by Counterparty
As of December 31, 2013

	Net Amount of Unrealized Gain (Loss) Presented in the	Gross Amounts Not Offset in the Statement of Financial Condition
Counterparty	Statement of Financial Condition	Financial Instruments	Cash Collateral Deposited	Net Amount

Counterparty A	$(28,603)	$-	$28,603	$-
Counterparty B	(133,345)	-	133,345	-
Total	$(161,948)	$-	$161,948	$-

	Year Ended December 31, 2012
	Gross Amount of Recognized Assets and Liabilities	Gross Amounts Offset in the Statement of Financial Condition	Net Amount of Unrealized Loss Presented in the Statement of Financial Condition
Assets
U.S. and foreign futures contracts	$143,072	$(143,072)	$-

Liabilities
U.S. and foreign futures contracts	590,699	(143,072)	447,627

Derivatives Assets and Liabilities and Collateral Received by Counterparty
As of December 31, 2012

	Net Amount of Unrealized Gain (Loss) Presented in the	Gross Amounts Not Offset in the Statement of Financial Condition
Counterparty	Statement of Financial Condition	Financial Instruments	Cash Collateral Deposited	Net Amount

Counterparty A	$(232,941)	$-	$232,941	$-
Counterparty B	(214,686)	-	214,686	-
Total	$(447,627)	$-	$447,627	$-

Note 4.Equity in Broker Trading Account

Cash and financial instruments held at the Company’s clearing brokers collateralize amounts due to the clearing brokers, if any, and may serve to satisfy regulatory or clearing broker margin requirements.  The Company earns interest on its assets deposited with brokers.  At December 31, 2013 and 2012, the following amounts of cash were held at clearing brokers to satisfy margin requirements.

	December 31, 2013	December 31, 2012

Total Index Series	$11,154,801	$15,239,677
Agricultural Sector Series	366,492	624,564

Note 5.MF Global Recovery

On October 31, 2011, MF Global Inc., the Company’s clearing broker at that time (MF Global), reported to the Securities and Exchange Commission (SEC) and the Commodity Futures Trading Commission (CFTC) possible deficiencies in customer segregated accounts held at the firm.  As a result, the SEC and CFTC determined that a liquidation led by the Securities Investor Protection Corporation (SIPC) would be the safest and most prudent course of action to protect customer accounts and assets, and a SIPC led liquidation commenced.  The Company held $33,268,088 of assets in customer segregated and secured accounts on deposit as required to support futures positions at MF Global as of October 31, 2011, although the majority of the Company’s assets were then held in bank custody accounts.

In September 2012, based on the current information regarding the bankruptcy proceedings, the Company wrote up the receivable by $2,239,385. On November 1, 2012, the Company sold its MF Global claims for both the Total Index Series and the Agricultural Sector Series.  The sale amount of the claims was booked on October 31, 2012 and the proceeds were received on November 2, 2012 for the Total Index Series and the Agricultural Sector Series in the amount of $16,047,085 and $1,339,829, respectively. After the sale of the MF Global claims, the final net loss was $1,642,019 for the Total Index Series and $139,215 for the Agricultural Sector Series.

Note  6.Subscriptions, Withdrawals, and Distributions

Subscriptions are effective at the opening of business on the first day of trading of the next calendar month.  Class A Interests were issued through October 2011.  Class B Interests were issued for contributions received on or after November 1, 2011 and are identical to Class A Interests in all respects, except that Class A Interests of each Series were allocated items of expense related to events occurring on or prior to October 31, 2011.

Non-managing members may withdraw some or all of their interest in the Company as of the end of any calendar month upon five business days prior written notice. Withdrawals from any Series made prior to the end of the sixth full calendar month following a non-managing member’s initial investment in such Series are subject to a withdrawal charge, payable to the relevant Series, equal to one percent of the amount withdrawn, provided that such charge will not apply if the withdrawal results from a request to exchange Interests in one Series for Interests in another Series. The Managing Member may defer or suspend withdrawal rights under certain circumstances.

Distributions may be made at the discretion of the Managing Member.

Note 7.The Managing Member

PAM, an Illinois corporation, is the managing member, commodity pool operator and commodity trading advisor of the Company. PAM is also registered with the SEC as a registered investment adviser.

The Managing Member will maintain a capital account balance in each Series sufficient for such Series to be treated as a partnership for federal income tax purposes (which may be $0) and may make withdrawals from its capital accounts without notice to the non-managing members.  The Managing Member is not subject to the Managing Member’s management fee or support services fee, but will otherwise bear its proportionate share of each Series’ expenses.

Note 8.Fees and Expenses

Each Series pays the Managing Member a monthly management fee of 0.054167 percent of the month-end Net Asset Value of each non-managing member's capital account in the Company (0.65 percent per annum).  The Managing Member may waive or reduce its management fee in respect of any non-managing member without entitling any other non-managing member to a similar waiver or reduction. There were no waived management fees for the years ended December 31, 2013, 2012 and 2011.

The management fees during the years ended December 31, 2013, 2012 and 2011 were as follows and are reflected in the statements of operations.

	2013	2012	2011

Total Index Series	$1,643,869	$1,916,415	$2,194,951
Agricultural Sector Series	63,278	84,882	106,704
The Company	$1,707,147	$2,001,297	$2,301,655

Non-managing members in the Company introduced by their respective selling agents may be charged a monthly service fee of 0.0833 percent (1 percent per annum) payable to the selling agent.  They may also be charged an upfront sales fee of up to one percent of the subscriptions amount that is deducted from the subscription proceeds and paid to the applicable selling agent, if any.  For the years ended December 31, 2013, 2012 and 2011 subscriptions are net of the following amounts in sales fees that were charged to applicable non-managing members.

Note 8.Fees and Expenses (Continued)

	2013	2012	2011

Total Index Series	$4,475	$9,650	$19,037
Agricultural Sector Series	1,800	5,750	9,353
The Company	$6,275	$15,400	$28,390

Non-managing members introduced through qualified advisors, including the marketing representative, Uhlmann Price Securities, LLC, will not be charged a service fee.  Uhlmann Price Securities, LLC, an affiliate of the Managing Member, will be paid its introducing fee by the Managing Member without reimbursement from the Company. The Company incurred the following amount of servicing fees to the selling agents during for the years ended December 31, 2013, 2012 and 2011, respectively.

	2013	2012	2011

Total Index Series	$91,700	$109,638	$135,874
Agricultural Sector Series	13,351	18,419	29,966
The Company	$105,051	$128,057	$165,840

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

Price Futures Group, Inc. (Price Futures), an affiliate of the Managing Member, acts as the introducing broker for the Company, whereby certain accounts of the Company are introduced to the Company’s clearing broker.  A portion of the brokerage fee paid by the Company for clearing transactions is paid to Price Futures by the clearing broker.

The Company pays 0.0083 percent (0.10 percent per annum) of the month-end net asset value, Series by Series, as a support service fee to pay broker-dealers for distribution related services to the Company for hosting distribution platforms or providing custody solutions.

The Company incurred the following amount of support services fees during the years ended December 31, 2013, 2012 and 2011, respectively.

	2013	2012	2011

Total Index Series	$252,766	$294,673	$337,502
Agricultural Sector Series	9,729	13,052	16,407
The Company	$262,495	$307,725	$353,909

Note 9.Trading Activities and Related Risks

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

Credit risk and concentration of credit risk:  Credit risk arises primarily from the potential inability of counterparties, such as clearing brokers, banks or other financial institutions, to perform in accordance with the terms of a contract.  The Company’s exposure to credit risk associated with counterparty nonperformance is limited to the current cost to replace all contracts in which the Company has a gain.  Exchange traded financial instruments, such as financial futures, generally do not give rise to significant counterparty exposure due to daily cash settlement procedures for daily gains and losses and the margin

Note 9.Trading Activities and Related Risks (Continued)

requirements of the individual exchanges.  The Company clears all of its trades through ADM Investor Services, Inc. and RBC Capital Markets, LLC.  In the event these brokers do not fulfill their obligations, the Company may be exposed to risk.

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

Note 10.Financial Highlights

Financial highlights for non-managing members of the Company for the years ended December 31, 2013, 2012 and 2011 are as follows:

	Total Index Series			Agricultural Sector Series
	2013	2012	2011	2013	2012	2011

Total Return	(5.71)%	2.86%	(10.20)%	(12.87)%	3.13%	(19.64)%
Ratios to average members' equity
(net assets)
Total expenses (1)	0.95%	0.94%	0.92%	1.44%	1.30%	1.22%
Net investment gain (loss) (2)	(0.95)%	1.00%	(3.07)%	(1.42)%	1.38%	(4.13)%

(1) The ratio of operating expenses to average members’ equity (net asset) values does not include brokerage commissions.

(2)  Net investment loss does not include net realized and unrealized gains and losses and the related brokerage commissions of the Series.

Each ratio is calculated for the non-managing members taken as a whole. Total return is based on the change in value during the period of a theoretical investment made in each Series at the beginning of each calendar month during the period. The computation of an individual non-managing member’s ratios may vary from the ratios calculated above based on any fee waivers,  the timing of capital transactions in participation of gains or losses resulting from MF Global.

The total returns and ratios exclude the effects of any one percent sales fees charged by the selling agents.

Note 11.Indemnifications

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

Note 12.Subsequent Events

Subsequent to December 31, 2013,  subscriptions and withdrawals of interests were as follows:

	Total Index Series		Agricultural Sector Series		Total RICI® Linked - PAM Advisors Fund, LLC
	Subscriptions	Withdrawals	Subscriptions	Withdrawals	Subscriptions	Withdrawals
January	$-	$1,208,466	$-	$128,880	$-	$1,337,346
February	533,000	1,709,115	-	31,010	533,000	1,740,125
March	19,140,000	10,931,466	-	3,584,588	19,140,000	14,516,054

Total	$19,673,000	$8,013,885	$-	$3,424,699	$19,673,000	$11,438,584