Form 10-K, Exhibit 13
period 2014-12-31
RICI Linked - PAM Advisors Fund, LLC
filed 2015-03-30
CIK 1462567

Exhibit 13.01

RICI® Linked – PAM Total Index Series

RICI® Linked – PAM Agricultural Sector Series

each a series of

RICI® Linked - PAM Advisors Fund, LLC

Financial Report

December 31, 2014,  2013  and 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members
RICI® Linked – PAM Advisors Fund, LLC

We have audited the accompanying statements of financial condition, including the condensed schedules of investments, of RICI® Linked – PAM Total Index Series (the Total Index Series) and RICI® Linked – PAM Agricultural Sector Series (the Agricultural Sector Series), each a series of RICI® Linked – PAM Advisors Fund, LLC (the Company), as of December 31, 2014 and 2013, and the related statements of operations and changes in members’ equity (net assets) for each of three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company, the Total Index Series, and the Agricultural Sector Series are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company, the Total Index Series, and the Agricultural Sector Series’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RICI® Linked – PAM Total Index Series, RICI® Linked – PAM Agricultural Sector Series, and RICI® Linked – PAM Advisors Fund, LLC, as of December 31, 2014 and 2013, and the results of their operations for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey LLP

Chicago, Illinois
March 30, 2015

RICI® Linked - PAM Advisors Fund, LLC

Statements of Financial Condition

December 31, 2014 and December 31, 2013

	Total Index Series		Agricultural Sector Series		Total RICI® Linked - PAM Advisors Fund, LLC
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Assets
Equity in broker trading account
Cash	$29,045,258	$29,005,532	$1,573,767	$2,152,461	$30,619,025	$31,157,993
Net unrealized loss on open futures contracts	(7,138,912)	(2,740,705)	(7,421)	(161,948)	(7,146,333)	(2,902,653)
	21,906,346	26,264,827	1,566,346	1,990,513	23,472,692	28,255,340

Cash and cash equivalents	9,151,574	8,840,635	352,420	80,191	9,503,994	8,920,826
Investments
Government-sponsored enterprise securities, at fair value	126,971,000	184,959,750	999,580	4,999,085	127,970,580	189,958,835
Mutual funds, at fair value	-	8,000,033	-	50,001	-	8,050,034
Total assets	$158,028,920	$228,065,245	$2,918,346	$7,119,790	$160,947,266	$235,185,035

Liabilities and Members' Equity (Net Assets)
Accrued operating expenses	$168,961	$159,925	$37,681	$65,324	$206,642	$225,249
Management fee payable to Managing Member	85,429	123,416	1,544	3,803	86,973	127,219
Support services fee payable	13,136	18,977	237	585	13,373	19,562
Servicing fee payable to selling agent	14,824	20,226	1,927	2,538	16,751	22,764
Withdrawals payable	9,216,197	6,271,310	119,824	8,532	9,336,021	6,279,842
Subscriptions received in advance	90,000	-	-	-	90,000	-
	9,588,547	6,593,854	161,213	80,782	9,749,760	6,674,636
Members' equity (net assets)	148,440,373	221,471,391	2,757,133	7,039,008	151,197,506	228,510,399

Total liabilities and members' equity (net assets)	$158,028,920	$228,065,245	$2,918,346	$7,119,790	$160,947,266	$235,185,035

The accompanying notes are an integral part of these financial statements.

RICI® Linked - PAM Advisors Fund, LLC

Condensed Schedule of Investments

December 31, 2014

	Total Index Series		Agricultural Sector Series		Total RICI® Linked - PAM Advisors Fund, LLC
	Net Unrealized		Net Unrealized		Net Unrealized
	Gain (Loss)	Percent of	Gain (Loss)	Percent of	Gain (Loss)	Percent of
	on Open	Members'	on Open	Members'	on Open	Members'
	Long Futures	Equity	Long Futures	Equity	Long Futures	Equity
	Contracts	(Net Assets)	Contracts	(Net Assets)	Contracts	(Net Assets)
Futures contracts
United States
Agriculture	$(113,639)	(0.08)%	$(5,158)	(0.19)%	$(118,797)	(0.08)%
Energy
425 Crude Feb 7 Mar 2015 contracts	(1,942,130)	(1.31)	-	-	(1,942,130)	(1.28)
Other *	(1,318,782)	(0.89)	-	-	(1,318,782)	(0.87)
Metals*	(314,435)	(0.21)	-	-	(314,435)	(0.21)
Total futures contracts - United States	(3,688,986)	(2.49)	(5,158)	(0.19)	(3,694,144)	(2.44)
Foreign
Agriculture*	(98,704)	(0.07)	(2,263)	(0.08)	(100,967)	(0.07)
Energy*	(1,565,385)	(1.05)	-	-	(1,565,385)	(1.04)
Metals*	(1,785,837)	(1.20)	-	-	(1,785,837)	(1.18)
Total futures contracts - Foreign	(3,449,926)	(2.32)	(2,263)	(0.08)	(3,452,189)	(2.29)
Total net unrealized loss on open futures contracts	$(7,138,912)	(4.81)%	$(7,421)	(0.27)%	$(7,146,333)	(4.73)%

* No individual futures contract position constituted greater than 1% of members' equity (net assets).
Accordingly, the number of contracts and expiration dates are not presented.
The accompanying notes are an integral part of these financial statements.

RICI® Linked - PAM Advisors Fund, LLC

Condensed Schedule of Investments

December 31, 2014

	Total Index Series			Agricultural Sector Series			Total RICI® Linked - PAM Advisors Fund, LLC
			Percent of			Percent of			Percent of
			Members'			Members'			Members'
Government-sponsored enterprise securities			Equity			Equity			Equity
United States	Cost	Fair Value	(Net Assets)	Cost	Fair Value	(Net Assets)	Cost	Fair Value	(Net Assets)
U.S.Treasury Bills
$ 20,000,000 Treasury bill due 01/02/2015	$19,995,614	$20,000,000	13.47%	$-	$-	-%	$19,995,614	$20,000,000	13.23%
$ 17,000,000 Treasury bill due 01/02/2015	16,996,272	17,000,000	11.45	-	-	-	16,996,272	17,000,000	11.24
$ 5,000,000 Treasury bill due 02/12/2015	4,998,874	4,999,900	3.37	-	-	-	4,998,874	4,999,900	3.31
$ 10,000,000 Treasury bill due 03/05/2015	9,997,632	9,999,700	6.74	-	-	-	9,997,632	9,999,700	6.61
$ 5,000,000 Treasury bill due 04/16/2015	4,999,000	4,999,500	3.37	-	-	-	4,999,000	4,999,500	3.31
$ 10,000,000 Treasury bill due 06/11/2015	9,995,704	9,997,100	6.73	-	-	-	9,995,704	9,997,100	6.61
$ 60,000,000 Treasury bill due 06/25/2015	59,976,110	59,974,800	40.40	-	-	-	59,976,110	59,974,800	39.67
$ 1,000,000 Treasury bill due 06/25/2015	-	-	-	999,607	999,580	36.25	999,607	999,580	0.66

Total Government-sponsored enterprise securities	$126,959,206	$126,971,000	85.53%	$999,607	$999,580	36.25%	$127,958,813	$127,970,580	84.64%

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

RICI® Linked - PAM Advisors Fund, LLC

Statements of Operations

Years Ended December 31, 2014, 2013, 2012

	Total Index Series			Agricultural Sector Series			Total RICI® Linked - PAM Advisors Fund, LLC
	2014	2013	2012	2014	2013	2012	2014	2013	2012
Realized and unrealized gains (losses) on investments
Realized gains (losses) on futures contracts	$(41,826,774)	$(10,241,195)	$(715,640)	$(26,500)	$(1,460,819)	$467,837	$(41,853,274)	$(11,702,014)	$(247,803)
Realized gains on securities	113,645	253,520	194,219	1,394	10,433	7,445	115,039	263,953	201,664
Change in unrealized gains (losses) on open futures contracts	(4,398,207)	(2,080,251)	6,373,625	154,527	285,679	(229,374)	(4,243,680)	(1,794,572)	6,144,251
Change in unrealized gains (losses) on securities	(11,199)	(77,256)	50,160	(184)	(4,377)	2,016	(11,383)	(81,633)	52,176
Brokerage commissions	(442,511)	(493,450)	(528,501)	(13,163)	(24,601)	(27,763)	(455,674)	(518,051)	(556,264)
Net realized and unrealized gain (loss) on investments	(46,565,046)	(12,638,632)	5,373,863	116,074	(1,193,685)	220,161	(46,448,972)	(13,832,317)	5,594,024

Investment income
Interest income	12,386	16,265	22,159	1,492	1,202	1,291	13,878	17,467	23,450
MF Global Recovery	-	-	5,688,660	-	-	347,629	-	-	6,036,289
	12,386	16,265	5,710,819	1,492	1,202	348,920	13,878	17,467	6,059,739
Expenses
Management fees	1,342,837	1,643,869	1,916,415	28,049	63,278	84,882	1,370,886	1,707,147	2,001,297
Operating expenses	393,895	437,194	446,137	51,289	55,013	53,447	445,184	492,207	499,584
Support services fee	211,389	252,766	294,673	4,313	9,729	13,052	215,702	262,495	307,725
Servicing fees	72,661	91,700	109,638	8,808	13,351	18,419	81,469	105,051	128,057
	2,020,782	2,425,529	2,766,863	92,459	141,371	169,800	2,113,241	2,566,900	2,936,663
Net investment income (loss)	(2,008,396)	(2,409,264)	2,943,956	(90,967)	(140,169)	179,120	(2,099,363)	(2,549,433)	3,123,076
Net income (loss)	$(48,573,442)	$(15,047,896)	$8,317,819	$25,107	$(1,333,854)	$399,281	$(48,548,335)	$(16,381,750)	$8,717,100
The accompanying notes are an integral part of these financial statements.

RICI® Linked - PAM Advisors Fund, LLC

Statement of Changes in Members' Equity (Net Assets)

Years Ended December 31, 2014, 2013 and 2012

	Total Index Series			Agricultural Sector Series			Total RICI® Linked - PAM Advisors Fund, LLC
	Managing Member	Non-Managing Members	Total	Managing Member	Non-Managing Members	Total	Managing Member	Non-Managing Members	Total
Members' equity (net assets)
December 31, 2011	$37,002	$292,989,365	$293,026,367	$35,511	$11,552,735	$11,588,246	$72,513	$304,542,100	$304,614,613
Subscriptions, net		52,314,590	52,314,590		2,883,284	2,883,284	-	55,197,874	55,197,874
Withdrawals		(82,297,680)	(82,297,680)		(3,055,783)	(3,055,783)	-	(85,353,463)	(85,353,463)
Net income	1,319	8,316,500	8,317,819	1,290	397,991	399,281	2,609	8,714,491	8,717,100
Members' equity (net assets)
December 31, 2012	$38,321	$271,322,775	$271,361,096	$36,801	$11,778,227	$11,815,028	$75,122	$283,101,002	$283,176,124
Subscriptions, net	-	40,056,903	40,056,903	-	419,157	419,157	-	40,476,060	40,476,060
Withdrawals	-	(74,898,712)	(74,898,712)	-	(3,861,323)	(3,861,323)	-	(78,760,035)	(78,760,035)
Net loss	(1,904)	(15,045,992)	(15,047,896)	(4,449)	(1,329,405)	(1,333,854)	(6,353)	(16,375,397)	(16,381,750)
Members' equity (net assets)
December 31, 2013	$36,417	$221,434,974	$221,471,391	$32,352	$7,006,656	$7,039,008	$68,769	$228,441,630	$228,510,399
Subscriptions, net	-	23,234,417	23,234,417	-	81,180	81,180	-	23,315,597	23,315,597
Withdrawals	-	(47,691,993)	(47,691,993)	-	(4,388,162)	(4,388,162)	-	(52,080,155)	(52,080,155)
Net income (loss)	(8,250)	(48,565,192)	(48,573,442)	(2,884)	27,991	25,107	(11,134)	(48,537,201)	(48,548,335)
Members' equity (net assets)
December 31, 2014	$28,167	$148,412,206	$148,440,373	$29,468	$2,727,665	$2,757,133	$57,635	$151,139,871	$151,197,506

The accompanying notes are an integral part of these financial statements.

Notes to Financial Statements

Note 1.Nature of Operations and Significant Accounting Policies

RICI® Linked - PAM Advisors Fund, LLC (the Company) is a limited liability company organized under the Delaware Limited Liability Company Act.  The Company engages in the speculative trading of commodity futures, and may engage in the speculative trading of options on futures, forward contracts and other derivatives, on exchanges and markets located in the United States (U.S.) and abroad.  These financial statements incorporate the financial condition, results of operations and changes in members’ equity (net assets) of the Company as a whole, as well as each Series of membership interest in the Company.

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

Accounting policies:   The Company follows generally accepted accounting principles (GAAP), as established by the Financial Accounting Standards Board (FASB), to ensure consistent reporting of financial condition and results of operations.    The Company determined that it meets the definition of an investment company for accounting purposes and therefore follows the investment company accounting guidance.

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

Cash and cash equivalents: Cash and cash equivalents include highly liquid instruments with original maturities of three months or less at the date of acquisition and investment in money market funds.

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

Note 1.Nature of Operations and Significant Accounting Policies (Continued)

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

The FASB provides guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements.  The guidance requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority.  Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense and liability in the current year.  Through December 31, 2014 management has determined that there are no material uncertain income tax positions.

The Company is not subject to examination by U.S. Federal and state tax authorities for years before 2011.

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

Note 2.Fair Value of Financial Instruments (Continued)

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

The fair values of exchange traded futures contracts are based upon exchange settlement prices.  Shares of mutual funds, which include money market funds, are valued at the net asset value based on quoted market prices.  Government-sponsored enterprise securities are valued using quoted market prices.  These financial instruments are classified as Level 1 of the fair value hierarchy.

The following table summarizes the Company’s assets and liabilities measured at fair value on a recurring basis within the fair value hierarchy as of:

	Total Index Series		Agricultural Sector Series		Total RICI® Linked - PAM Advisors Fund, LLC
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013	2014	2013
Description	Level 1	Level 1	Level 1	Level 1	Level 1	Level 1

Equity in broker trading
accounts
Futures contracts	$(7,138,912)	$(2,740,705)	$(7,421)	$(161,948)	$(7,146,333)	$(2,902,653)
Cash and cash equivalents
Money market funds	8,807,006	8,236,611	203,815	28,311	9,010,821	8,264,922
Investments
Government-sponsored
enterprise securities	126,971,000	184,959,750	999,580	4,999,085	127,970,580	189,958,835
Mutual funds	-	8,000,033	-	50,001	-	8,050,034
	$128,639,094	$198,455,689	$1,195,974	$4,915,449	$129,835,068	$203,371,138

At December 31, 2014 and 2013 and for the years then ended, the Company had no Level 2 or Level 3 assets or liabilities.  The Company assesses the levels or assets and liabilities measured at fair value at each measurement date, and transfers between levels are recognized on the actual date of the event or change in circumstance that caused the transfer.  There was no transfer among Levels 1, 2 and 3 during the years ended December  31, 2014 and 2013.

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

Note 3. Derivative Instruments (Continued)

As of December 31, 2014 and December 31, 2013 the Total Index Series’ derivative contracts had the following impact on the statement of financial condition:

Total Index Series

			Asset Derivatives	Liability Derivatives
	Contract Risk	Location	December 31, 2014	December 31, 2014	Net

Futures:	Commodity price	Equity in broker trading account
Agriculture			$1,145,657	$(1,358,000)	$(212,343)
Energy			315	(4,826,612)	(4,826,297)
Metals			1,498,882	(3,599,154)	(2,100,272)

			$2,644,854	$(9,783,766)	$(7,138,912)

			Asset Derivatives	Liability Derivatives
	Contract Risk	Location	December 31, 2013	December 31, 2013	Net

Futures:	Commodity price	Equity in broker trading account
Agriculture			$927,126	$(2,801,139)	$(1,874,013)
Energy			585,353	(416,156)	169,197
Metals			2,153,694	(3,189,583)	(1,035,889)

			$3,666,173	$(6,406,878)	$(2,740,705)

For the years ended December  31, 2014, 2013 and 2012 the Total Index Series’ derivative contracts had the following impact on the statement of operations:

		Year Ended December 31, 2014
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$(6,736,676)	$1,661,670	$(5,075,006)
Energy		(31,873,203)	(4,995,494)	(36,868,697)
Metals		(3,216,895)	(1,064,383)	(4,281,278)

		$(41,826,774)	$(4,398,207)	$(46,224,981)

		Year Ended December 31, 2013
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$(12,228,573)	$1,725,753	$(10,502,820)
Energy		8,584,100	(403,837)	8,180,263
Metals		(6,596,722)	(3,402,167)	(9,998,889)

		$(10,241,195)	$(2,080,251)	$(12,321,446)

Note 3. Derivative Instruments (Continued)

		Year ended December 31, 2012
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$6,076,139	$(10,497,383)	$(4,421,244)
Energy		(3,399,815)	7,430,349	4,030,534
Metals		(3,391,964)	9,440,659	6,048,695

		$(715,640)	$6,373,625	$5,657,985

For the years ended December 31, 2014, 2013 and 2012, the monthly average number of futures contracts bought and sold for the Total Index Series was approximately 5,570,  6,440,  and 6,998,  respectively.

As of December 31, 2014,  the gross and net information related to the Total Index Series’ derivatives eligible for offset had the following impact on the statement of financial condition:

	December 31, 2014

			Net Amount of
	Gross Amount Offset	Gross Amounts Offset	Unrealized Loss Presented
	Recognized Assets	in the Statement of	in the Statement
	and Liabilities	Financial Condition	of Financial Condition
Assets
U.S. and foreign futures contracts	$2,644,853	$(2,644,853)	$-

Liabilities
U.S. and foreign futures contracts	9,783,765	(2,644,853)	7,138,912

As of December 31, 2014, the net amount of unrealized gain (loss) by counterparty is not offset by cash collateral posted and deposited.

	December 31, 2014
	Net Amount of
	Unrealized Gain (Loss)	Gross Amounts Not Offset in the
	Presented in the	Statement of Financial Condition
	Statement of Financial	Financial	Cash Collateral
Counterparty	Condition	Instruments	Deposited	Net Amount
Counterparty A	$(2,262,284)	$-	$2,262,284	$-
Counterparty B	(4,876,628)	-	4,876,628	-
Total	$(7,138,912)	$-	$7,138,912	$-

Note 3. Derivative Instruments (Continued)

As of December 31, 2013, the gross and net information related to the Total Index Series’ derivatives eligible for offset had the following impact on the statement of financial condition:

	December 31, 2013

			Net Amount of
	Gross Amount Offset	Gross Amounts Offset	Unrealized Loss Presented
	Recognized Assets	in the Statement of	in the Statement
	and Liabilities	Financial Condition	of Financial Condition
Assets
U.S. and foreign futures contracts	$3,666,173	$(3,666,173)	$-

Liabilities
U.S. and foreign futures contracts	6,406,878	(3,666,173)	2,740,705

As of December 31, 2013, the net amount of unrealized gain (loss) by counterparty is not offset by cash collateral posted and deposited.

	December 31, 2013
	Net Amount of
	Unrealized Gain (Loss)	Gross Amounts Not Offset in
	Presented in the Statement	the Statement of Financial Condition
Counterparty	of Financial Condition	Financial Instruments	Cash Collateral Posted/Deposited	Net Amount
Counterparty A	$(2,909,902)	$-	$2,909,902	$-
Counterparty B	169,197	-	(169,197)	-
Total	$(2,740,705)	$-	$2,740,705	$-

Agricultural Sector Series

As of December 31, 2014, the Agricultural Sector Series’ derivative contracts had the following impact on the statement of financial condition:

			Asset Derivatives	Liability Derivatives
	Contract Risk	Location	December 31, 2014	December 31, 2014	Net

Futures:	Commodity price	Equity in broker trading account
Agriculture			$58,629	$(66,050)	$(7,421)
Energy			-	-	-
Metals			-	-	-

			$58,629	$(66,050)	$(7,421)

			Asset Derivatives	Liability Derivatives
	Contract Risk	Location	December 31, 2013	December 31, 2013	Net

Futures:	Commodity price	Equity in broker trading account
Agriculture			$84,852	$(246,800)	$(161,948)
Energy			-	-	-
Metals			-	-	-

			$84,852	$(246,800)	$(161,948)

Note 3. Derivative Instruments (Continued)

For the years ended December  31, 2014, 2013 and 2012, the Agricultural Sector Series’ derivative contracts had the following impact on the statement of operations:

		Year Ended December 31, 2014
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$(26,500)	$154,527	$128,027

		$(26,500)	$154,527	$128,027

		Year ended December 31, 2013
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$(1,460,819)	$285,679	$(1,175,140)

		$(1,460,819)	$285,679	$(1,175,140)

		Year ended December 31, 2012
	Contract Risk	Realized gains (losses) on futures contracts	Change in unrealized gains (losses) on open futures contracts	Net trading gains (losses)
Futures:	Commodity price
Agriculture		$467,837	$(229,374)	$238,463

		$467,837	$(229,374)	$238,463

For the years ended December  31, 2014, 2013 and 2012, the monthly average number of futures contracts bought and sold for the Agricultural Sector Series was approximately 177,  328,  and 381, respectively.

Note 3. Derivative Instruments (Continued)

As of December 31, 2014, the gross and net information related to the Agricultural Sector Series’ derivatives eligible for offset had the following impact on the statement of financial condition:

	December 31, 2014
			Net Amount of
	Gross Amount Offset	Gross Amounts Offset	Unrealized Loss Presented
	Recognized Assets	in the Statement of	in the Statement
	and Liabilities	Financial Condition	of Financial Condition
Assets
U.S. and foreign futures contracts	$58,629	$(58,629)	$-

Liabilities
U.S. and foreign futures contracts	66,050	(58,629)	7,421

As of December 31, 2014, the net amount of unrealized gain (loss) by counterparty is not offset by cash collateral posted and deposited.

	December 31, 2014
	Net Amount of
	Unrealized Gain (Loss)	Gross Amounts Not Offset in
	Presented in the Statement	the Statement of Financial Condition
Counterparty	of Financial Condition	Financial Instruments	Cash Collateral Posted/Deposited	Net Amount
Counterparty A	$644	$-	$(644)	$-
Counterparty B	(8,065)	-	8,065	-
Total	$(7,421)	$-	$7,421	$-

As of December 31, 2013, the gross and net information related to the Agricultural Sector Series’ derivatives eligible for offset had the following impact on the statement of financial condition:

	December 31, 2013
			Net Amount of
	Gross Amount Offset	Gross Amounts Offset	Unrealized Loss Presented
	Recognized Assets	in the Statement of	in the Statement
	and Liabilities	Financial Condition	of Financial Condition
Assets
U.S. and foreign futures contracts	$84,852	$(84,852)	$-

Liabilities
U.S. and foreign futures contracts	246,800	(84,852)	161,948

As of December 31, 2013, the net amount of unrealized gain (loss) by counterparty is not offset by cash collateral posted and deposited.

	December 31, 2013
	Net Amount of
	Unrealized Gain (Loss)	Gross Amounts Not Offset in the
	Presented in the	Statement of Financial Condition
	Statement of Financial	Financial	Cash Collateral
Counterparty	Condition	Instruments	Deposited	Net Amount
Counterparty A	$(28,603)	$-	$28,603	$-
Counterparty B	(133,345)	-	133,345	-
Total	$(161,948)	$-	$161,948	$-

Note 4.Equity in Broker Trading Account

Cash and financial instruments held at the Company’s clearing brokers collateralize amounts due to the clearing brokers, if any, and may serve to satisfy regulatory or clearing broker margin requirements.  The Company earns interest on its assets deposited with brokers.  At December 31, 2014 and 2013, the following amounts of cash were held at clearing brokers to satisfy margin requirements.

	December 31, 2014	December 31, 2013

Total Index Series	$10,104,672	$11,154,801
Agricultural Sector Series	140,210	366,492

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

Note 8.Fees and Expenses

Each Series pays the Managing Member a monthly management fee of 0.054167 percent of the month-end Net Asset Value of each non-managing member's capital account in the Company (0.65 percent per annum).  The Managing Member may waive or reduce its management fee in respect of any non-managing member without entitling any other non-managing member to a similar waiver or reduction. There were no waived management fees for the years ended December 31, 2014, 2013 and 2012.

The management fees during the years ended December 31, 2014, 2013 and 2012 were as follows and are reflected in the statements of operations.

	2014	2013	2012

Total Index Series	$1,342,837	$1,643,869	$1,916,415
Agricultural Sector Series	28,049	63,278	84,882
The Company	$1,370,886	$1,707,147	$2,001,297

Non-managing members in the Company introduced by their respective selling agents may be charged a monthly service fee of 0.0833 percent (1 percent per annum) payable to the selling agent.  They may also be charged an upfront sales fee of up to one percent of the subscriptions amount that is deducted from the subscription proceeds and paid to the applicable selling agent, if any.  For the years ended December 31, 2014, 2013 and 2012 subscriptions are net of the following amounts in sales fees that were charged to applicable non-managing members.

	2014	2013	2012

Total Index Series	$5,500	$4,475	$9,650
Agricultural Sector Series	820	1,800	5,750
The Company	$6,320	$6,275	$15,400

Non-managing members introduced through qualified advisors, including the marketing representative, Uhlmann Price Securities, LLC, will not be charged a service fee.  Uhlmann Price Securities, LLC, an affiliate of the Managing Member, will be paid its introducing fee by the Managing Member without reimbursement from the Company. The Company incurred the following amount of servicing fees to the selling agents during for the years ended December 31, 2014, 2013 and 2012, respectively.

	2014	2013	2012

Total Index Series	$72,661	$91,700	$109,638
Agricultural Sector Series	8,808	13,351	18,419
The Company	$81,469	$105,051	$128,057

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

Note 8.Fees and Expenses (Continued)

The Company incurred the following amount of support services fees during the years ended December 31, 2014, 2013 and 2012, respectively.

	2014	2013	2012

Total Index Series	$211,389	$252,766	$294,673
Agricultural Sector Series	4,313	9,729	13,052
The Company	$215,702	$262,495	$307,725

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

Note 10.Financial Highlights

Financial highlights for non-managing members of the Company for the years ended December 31, 2014, 2013 and 2012 are as follows:

	Total Index Series			Agricultural Sector Series
	2014	2013	2012	2014	2013	2012

Total Return	(23.28)%	(5.71)%	2.86%	(9.80)%	(12.87)%	3.13%
Ratios to average members' equity
(net assets)
Total expenses (1)	0.93%	0.95%	0.94%	2.15%	1.44%	1.30%
Net investment gain (loss) (2)	(0.93)%	(0.95)%	1.00%	(2.11)%	(1.42)%	1.38%

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

Note 12.Subsequent Events

Subsequent to December 31, 2014,  subscriptions and withdrawals of interests were as follows:

	Total Index Series			Agricultural Sector Series		Total RICI® Linked - PAM Advisors Fund, LLC
	Subscriptions	Withdrawals		Subscriptions	Withdrawals	Subscriptions	Withdrawals
January	$188,102	$24,722,189		$15,572	$126,240	$203,674	$24,848,429
February	146,108	1,028,027		-	32,322	146,108	1,060,349
March	354,107	5,000,000	(1)	-		354,107	5,000,000

Total	$688,316	$30,750,216		$15,572	$158,562	$703,889	$30,908,778

(1) Estimate for which final amount will be based on closing NAV at March 31, 2015.